                                                Filed pursuant to Rule 424(b)(3)
                                                Registration No. 333-76271


                           [SierraWest Bancorp Logo]
                                                                  April 19, 1999

Dear Shareholder,

     You are cordially invited to attend the Annual Meeting of Shareholders of SierraWest Bancorp which we will hold at the North Tahoe Conference Center, 8318 North Lake Boulevard, Kings Beach, California on Thursday, May 27, 1999 at 4:00 p.m.

     As you have probably read, we have signed an agreement to merge with Bank of the West, a subsidiary of BancWest Corporation. In the proposed merger, you will receive 0.82 of a share of BancWest common stock for each share of SierraWest common stock that you own. You will not incur federal income tax as a result of the merger, except with respect to cash you receive instead of fractional shares.

     BancWest common stock is traded on the New York Stock Exchange under the symbol "BWE" and on April 19, 1999, the BancWest common stock closed at $41.06 per share. SierraWest common stock is traded on the Nasdaq National Market under the symbol "SWBS" and on April 19, 1999, the SierraWest common stock closed at $32.38 per share. Based on that closing stock price of the BancWest common stock, you would receive for each share of SierraWest common stock BancWest common stock with a value equal to $33.67.

     The most important issue on the agenda for our meeting will be a shareholder vote to approve the merger. We believe the merger is in your best interests as shareholders and we hope you will support it. Information about the proposed merger is included in the enclosed proxy statement-prospectus. We will also be voting on the election of 13 people to SierraWest's Board of Directors to serve until the proposed merger is completed or until the next annual meeting.

     Please give these proxy materials your careful attention. Your Board of Directors has unanimously approved the merger and recommends that you vote to approve it as well.

                                            Sincerely,

                                            /s/ William T. Fike

                                            William T. Fike
                                            President and Chief Executive
                                            Officer
                                            SierraWest Bancorp

     Neither the Securities and Exchange Commission nor any state securities regulators have approved this transaction or the shares of BancWest common stock to be issued under this proxy statement-prospectus or determined if this proxy statement-prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

     The shares of BancWest common stock offered by this proxy statement-prospectus are not savings accounts, deposits or other obligations of any bank or nonbank subsidiary of BancWest Corporation and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

         THE DATE OF THIS PROXY STATEMENT-PROSPECTUS IS APRIL 19, 1999,
AND IS FIRST BEING MAILED TO SIERRAWEST SHAREHOLDERS ON OR ABOUT APRIL 21, 1999.

                               SIERRAWEST BANCORP
                        10181 TRUCKEE-TAHOE AIRPORT ROAD
                           TRUCKEE, CALIFORNIA 96161

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 27, 1999
                           -------------------------

To the Shareholders of SierraWest Bancorp:

     Notice is hereby given that we will hold an Annual Meeting of Shareholders of SierraWest Bancorp, a California corporation, at the North Tahoe Conference Center, 8318 North Lake Boulevard, Kings Beach, California on Thursday, May 27, 1999 at 4:00 p.m., for the following purposes:

        1. Approving the Amended and Restated Agreement and Plan of Merger dated as of February 25, 1999, among BancWest Corporation, Bank of the West and SierraWest Bancorp. The merger agreement provides for the merger of SierraWest and its subsidiary, SierraWest Bank, into Bank of the West and the conversion of each outstanding share of SierraWest common stock into the right to receive 0.82 of a share of BancWest common stock.

        2.  Electing 13 people to SierraWest's Board of Directors.

        3. Acting upon any other matters that may properly come before the annual meeting or any adjournment or postponement thereof.

     You are entitled to notice of and to vote at the annual meeting and any postponements or adjournments if you were listed in SierraWest's records as a holder of common stock at the close of business on April 19, 1999. The merger agreement and other related matters are described in more detail in the accompanying proxy statement-prospectus and the attached Appendices, which are incorporated by reference into and should be considered a part of this Notice.

     If the merger is completed and you comply with the requirements of Chapter 13 of the California General Corporation Law, you may have dissenters' rights giving you the right to receive from BancWest a cash payment of the fair market value of your shares determined in accordance with Chapter 13. BancWest does not have to complete the merger if you properly exercise your dissenters' rights. See "THE MERGER -- Dissenters' Rights of Appraisal" in the attached proxy statement-prospectus for a discussion of the availability of dissenters' rights and a description of the procedures which you must follow to enforce those rights under Chapter 13. A copy of Chapter 13 is included as Appendix D to the attached proxy statement-prospectus.

                                            By Order of the Board of Directors,
                                            /s/ A. Morgan Jones
                                            A. Morgan Jones, Secretary
                                            Truckee, California
                                            April 19, 1999

                                   IMPORTANT

     YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE
  MERGER.............................    1
SUMMARY..............................    2
  Comparative Market Price Data......    2
  Selected Historical Consolidated
     Financial Data of BancWest
     Corporation.....................    7
  Selected Historical Consolidated
     Financial Data of SierraWest
     Bancorp.........................    9
  Comparative Per Common Share
     Data............................   11
INFORMATION REGARDING FORWARD LOOKING
  STATEMENTS.........................   12
ANNUAL MEETING OF SIERRAWEST
  SHAREHOLDERS.......................   13
  Date, Time and Place...............   13
  The Annual Meeting.................   13
  Record Date; Quorum................   13
  Vote Required......................   13
  Voting of Proxies..................   14
  Revocability of Proxies............   14
  Solicitation of Proxies............   15
PROPOSAL ONE.........................   16
THE MERGER...........................   16
  General............................   16
  Background of the Merger...........   16
  Reasons for the Merger;
     Recommendation of the Board of
     Directors.......................   19
  Opinion of Financial Advisor.......   20
  Regulatory Approvals Required......   26
  Stock Exchange Listing.............   27
  Interest of Certain Officers and
     Directors in the Merger.........   27
  Effect on SierraWest's Employee
     Benefits Plans..................   29
  Accounting Treatment...............   29
  Certain Federal Income Tax
     Consequences....................   30
  Dissenters' Rights of Appraisal....   31
  SierraWest's Rights Agreement......   33
  Resales of BancWest Common Stock...   33
THE MERGER AGREEMENT.................   35
  Structure of the Merger; Effective
     Time............................   35
  Conversion of SierraWest Common
     Stock...........................   35
  Options............................   36
  Exchange Agent; Exchange
     Procedure.......................   36
  Representations and Warranties.....   37
  Conduct of Business Pending the
     Merger..........................   38
  Additional Agreements..............   40
  Conditions to the Completion of the
     Merger..........................   42
  Termination........................   43
  Fees and Expenses..................   45
  Amendment..........................   45
  Extension; Waiver..................   46
STOCK OPTION AGREEMENT BETWEEN
  SIERRAWEST AND BANCWEST............   47
  Exercise of Stock Option...........   47
  Termination of Stock Option........   48
  Adjustment of Number of Shares
     Subject to Option...............   48
  Repurchase of Option Shares........   49
  Registration Rights................   50
  Effect of Stock Option Agreement...   50
OPERATIONS FOLLOWING THE MERGER......   51
BANCWEST CORPORATION.................   52
  First Hawaiian, Inc./BancWest
     Corporation Merger..............   52
  First Hawaiian Bank................   52
  Bank of the West...................   55
  First Hawaiian Capital I...........   57
  Employees..........................   57
  Monetary Policy and Economic
     Conditions......................   58

  Competition........................   58
  Supervision and Regulation.........   58
SIERRAWEST BANCORP...................   63
MARKET PRICE AND DIVIDEND
  INFORMATION........................   64
  Dividend Policy....................   64
DESCRIPTION OF BANCWEST CAPITAL
  STOCK..............................   65
  Common Stock.......................   65
CERTAIN DIFFERENCES IN RIGHTS OF
  HOLDERS OF SIERRAWEST COMMON STOCK
  AND BANCWEST COMMON STOCK..........   69
  Dividends..........................   69
  Indemnification of Directors and
     Executive Officers..............   69
  Cumulative Voting..................   70
  Classified Board of Directors......   71
  Dissenters' Rights in Mergers and
     Other Reorganizations...........   71
  Anti-Takeover Statutes.............   72
  Shareholder Vote for Mergers and
     Asset Sales.....................   72
  Inspection of Stockholder Lists....   74
  Nomination of Directors............   74
  Amendment of Certificate of
     Incorporation and Bylaws........   74
PROPOSAL TWO.........................   76
ELECTION OF DIRECTORS................   76
  The Board of Directors and
     Committees......................   79
  Compensation of Directors..........   79
EXECUTIVE COMPENSATION...............   81
  Summary Compensation Table.........   81
  Aggregated Option/SAR Exercises in
     Last Fiscal Year and FY-End
     Option/SAR Value................   83
  Salary Continuation Plan...........   83
  Employment Agreements..............   84
  Personnel/Compensation Committee
     Report on Executive
     Compensation....................   85
  Personnel/Compensation Committee
     Interlocks and Insider
     Participation...................   86
SHAREHOLDINGS OF CERTAIN BENEFICIAL
  OWNERS AND MANAGEMENT..............   87
SECTION 16(a) BENEFICIAL OWNERSHIP
  AND COMPLIANCE.....................   89
CERTAIN RELATIONSHIPS AND RELATED
  TRANSACTIONS.......................   89
LEGAL MATTERS........................   89
EXPERTS..............................   89
SUBMISSIONS OF SHAREHOLDERS'
  PROPOSALS..........................   90
INFORMATION CONCERNING BANCWEST
  MANAGEMENT.........................   90
WHERE YOU CAN FIND MORE
  INFORMATION........................   91
APPENDICES
  Appendix A -- Amended and Restated
     Agreement and Plan of Merger....  A-1
  Appendix B -- Stock Option
     Agreement.......................  B-1
  Appendix C -- Fairness Opinion by
     NationsBanc Montgomery
     Securities LLC..................  C-1
  Appendix D -- Chapter 13 of the
     California General Corporation
     Law Regarding Dissenters'
     Rights..........................  D-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

     Q:  WHY IS THIS MERGER PROPOSED?

     A: SierraWest is proposing this merger because its board of directors has concluded that this merger is in the best interest of its shareholders and that the combined companies can offer SierraWest's customers a broader array of services and products than SierraWest could offer on its own.

     Q:  WHAT WILL I RECEIVE IN THIS MERGER?

     A: Under the merger agreement, you will have the right to receive 0.82 of a share of BancWest common stock for each share of SierraWest common stock that you own.

     Q:  WHAT WILL HAPPEN TO SIERRAWEST BANK IN THIS MERGER?

     A: Immediately after the merger, SierraWest Bank will merge into Bank of the West. The resulting bank will continue under the name "Bank of the West" as a wholly owned subsidiary of BancWest.

     Q:  HOW DO I VOTE?

     A: Simply indicate on your proxy card how you want to vote and then sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the SierraWest annual meeting.

     Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

     A: Your broker will not vote your shares for you unless you provide instructions to your broker on how to vote. It is important therefore that you follow the directions provided by your broker regarding how to instruct your broker to vote your shares. If you fail to instruct your broker how to vote your shares, the effect will be the same as a vote against the merger agreement.

     Q:  CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

     A: Yes. You may change your vote at any time before your proxy is voted at the annual meeting. If your shares are held in your name you may do this in one of three ways. First, you may send a written notice stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to SierraWest at the address at the top of the SierraWest notice of annual meeting. Third, you may attend the meeting and vote in person if you tell the Secretary that you want to cancel your proxy and vote in person. Simply attending the SierraWest annual meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote or to vote at the SierraWest annual meeting.

     Q:  SHOULD I SEND IN MY CERTIFICATES NOW?

     A: No. After the merger is completed, we will send you written instructions for exchanging your stock certificates.

     Q:  WHEN DO YOU EXPECT THIS MERGER TO BE COMPLETED?

     A: We are working toward completing this merger as quickly as possible. We currently expect to complete this merger in mid-1999.

     Q:  WHY HAVE YOU SENT ME THIS DOCUMENT?

     A: This proxy statement-prospectus contains important information regarding this proposed merger, as well as information about BancWest and SierraWest. It also contains important information about what the SierraWest board of directors and management considered in evaluating this proposed merger. We urge you to read this proxy statement-prospectus carefully, including its appendices. You may also want to review the documents listed under "WHERE YOU CAN FIND MORE INFORMATION" on page 91.

                                    SUMMARY

     This summary, together with the "Questions and Answers" on the preceding pages, highlights important selected information from this proxy statement-prospectus. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the other information available to you. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

SIERRAWEST SHAREHOLDERS WILL RECEIVE 0.82 OF A SHARE OF BANCWEST COMMON STOCK IN THE MERGER (page 35)

     When the merger is completed, you will receive 0.82 of a share of BancWest common stock for each share of SierraWest common stock that you hold. Cash will be paid instead of fractional shares. For example, if you hold 115 shares of SierraWest common stock, you will have the right to receive 94.3 shares of BancWest common stock in the merger. Since cash will be paid instead of fractional shares, you would only receive 94 shares of BancWest common stock and a check in an amount equal to 0.3 of a share multiplied by the closing price of the BancWest common stock on the trading day before the closing date.

     SierraWest has the option to terminate the merger agreement with the approval of a majority of its entire board during a two business day period following the approval of the merger by the Federal Deposit Insurance Corporation (the "FDIC") if:

     - the average closing price of BancWest common stock for the 20 trading days before the receipt of the FDIC approval is less than 85% of $43.8375, or $37.2619, the average closing price of BancWest common stock for the 5 trading days before the public announcement of the merger, AND

     - the ratio of the average closing price of BancWest common stock during the 20 trading day period to $43.8375 is less than 85% of the ratio of Standard & Poor's Mid-Cap Regional Bank Index during the 20 trading day period to $223.854, the average of the bank stock index for the 5 trading days before the public announcement of the merger.

     SierraWest cannot terminate the merger agreement, if within 5 business days of being notified by SierraWest of SierraWest's intention to terminate, BancWest adjusts the exchange ratio so that the value of the BancWest shares you receive in the merger will not have declined more than 15% in relation to any decline in the bank stock index. In this event, you will receive more than 0.82 of a share of BancWest stock for each share of SierraWest common stock that you hold.

COMPARATIVE MARKET PRICE DATA

     BancWest common stock is listed on the New York Stock Exchange under the symbol "BWE." Before November 2, 1998, BancWest's common stock was quoted under the symbol "FHWN" on the Nasdaq National Market. SierraWest common stock is traded on the Nasdaq National Market under the symbol "SWBS." The following table sets forth historical per share market values for BancWest common stock and SierraWest common stock based on the last sales prices and the equivalent pro forma market values for SierraWest common stock on:

     - February 25, 1999, the last trading day before public announcement of the merger, and

     - April 19, 1999, the most recent date before the mailing of this proxy statement-prospectus.

The equivalent pro forma sales price of SierraWest common stock is determined by multiplying the exchange ratio (0.82) by the BancWest stock price.

                                    HISTORICAL MARKET PRICE
                                    ------------------------    SIERRAWEST EQUIVALENT
                                    BANCWEST     SIERRAWEST     PRO FORMA MARKET VALUE
                                    ---------    -----------    ----------------------
February 25, 1999.................   $43.00        $28.88               $35.26
April 19, 1999....................   $41.06        $32.38               $33.67

     BancWest cannot assure you that actual stock prices for its common stock will be equal to or greater than the prices shown in the table at the time of the merger or at any time after the completion of the merger. In the merger, SierraWest will be merged into Bank of the West and there will be no further public market for SierraWest common stock after the merger. BancWest common stock will continue to be traded on the New York Stock Exchange after the merger.

THE MERGER WILL BE A TAX-FREE TRANSACTION IN WHICH SIERRAWEST SHAREHOLDERS WILL NOT RECOGNIZE GAIN OR LOSS (page 30)

     The merger is intended to be a tax-free reorganization so that no gain or loss will be recognized by either BancWest or SierraWest or their respective shareholders for federal income tax purposes, except with respect to cash that SierraWest shareholders will receive instead of fractional shares.

SIERRAWEST BOARD RECOMMENDS SHAREHOLDER APPROVAL (page 20)

     SierraWest's board of directors believes that the merger is in the best interests of SierraWest and its shareholders and has unanimously approved the merger agreement. SierraWest's board recommends that you vote "FOR" approval of the merger agreement.

FINANCIAL ADVISOR GIVES OPINION THAT CONSIDERATION IS FAIR TO SIERRAWEST SHAREHOLDERS (page 20)

     In deciding to approve the merger, the SierraWest board of directors considered the opinion of its financial advisor, NationsBanc Montgomery Securities LLC, dated as of February 25, 1999, as to the fairness of the merger consideration to SierraWest shareholders from a financial point of view. This opinion is attached as Appendix C to this proxy statement-prospectus. We encourage you to read this opinion carefully. Under an agreement with SierraWest, NationsBanc Montgomery received a fee of $600,000 when we executed the merger agreement and will receive an additional fee of about $1.9 million when the merger closes.

ANNUAL SHAREHOLDERS' MEETING TO BE HELD ON MAY 27, 1999 (page 13)

     SierraWest will hold its annual meeting of shareholders at 4:00 p.m. on Thursday, May 27, 1999, at the North Tahoe Conference Center, 8318 North Lake Boulevard, Kings Beach, California. At the annual meeting, you will be asked (1) to approve the merger agreement and (2) to elect 13 people to the board of directors to serve until the merger is completed or until the next annual meeting.

RECORD DATE SET AT APRIL 19, 1999; VOTE REQUIRED FOR APPROVAL OF MERGER (page
13) AND ELECTION OF DIRECTORS (page 13)

     You can vote at the annual meeting if you owned SierraWest common stock at the close of business on April 19, 1999. A majority of the outstanding shares of SierraWest common stock must vote to approve the merger agreement in order for the merger to occur. In the election of directors, the 13 nominees receiving the greatest number of votes will be elected.

DISSENTERS' RIGHTS OF APPRAISAL (page 31 and Appendix D)

     No holder of SierraWest common stock will be entitled to dissenters' rights unless holders of at least 5% of the outstanding shares of SierraWest common stock have perfected their dissenters' rights in accordance with Chapter 13 of the California General Corporation Law. BancWest will not be obligated to complete the merger if shareholders of SierraWest are entitled to exercise dissenters' rights. Therefore, if you perfect your dissenters' rights, the merger may not be completed.

INFORMATION REGARDING BANCWEST AND SIERRAWEST (pages 52 and 63)

       BANCWEST CORPORATION
       999 Bishop Street
       Honolulu, Hawaii 96813
       (808) 525-7000
       http://www.bancwestcorp.com

     BancWest is a $15 billion regional financial services company with operations in five western states. Its headquarters are in Honolulu, with administrative headquarters in San Francisco. Its major subsidiaries, First Hawaiian Bank and Bank of the West, operate as separate institutions. First Hawaiian Bank has 59 branches in Hawaii, Guam, and Saipan. Bank of the West is California's fifth largest commercial bank with 146 branches serving nearly 400,000 households and businesses in California, Oregon, Washington, and Idaho. At December 31, 1998, BancWest had consolidated total assets of $15.0 billion, total deposits of $11.3 billion and total stockholders' equity of $1.7 billion.

     On November 1, 1998, First Hawaiian, Inc. merged with BancWest Corporation, which was a subsidiary of Banque Nationale de Paris and the parent corporation of Bank of the West, and changed its name to BancWest Corporation. In the merger, Banque Nationale de Paris received shares of Class A Common Stock of First Hawaiian, Inc. representing 45% of the outstanding voting stock of First Hawaiian, Inc. following that merger. Banque Nationale de Paris owns 45% of the outstanding voting stock of BancWest as of the date of this proxy statement-prospectus. The ownership percentage of Banque Nationale de Paris will decline as a result of the issuance of BancWest shares to SierraWest shareholders in the merger. However, under the terms of a standstill agreement with BancWest, Banque Nationale de Paris will have the right to purchase additional shares of BancWest common stock to maintain its 45% ownership interest.

       SIERRAWEST BANCORP
       10181 Truckee-Tahoe Airport Road
       Truckee, California 96161
       (530) 582-3000

     SierraWest is a bank holding company for SierraWest Bank, headquartered in Truckee, California. SierraWest Bank has 20 branches in Solano and Contra Costa Counties, Sacramento, the Sierra foothills and Lake Tahoe regions of California and northern Nevada. SierraWest is a significant originator of loans under the U.S. government's Small Business Administration loan program, with loan production offices or agency relationships in California, Nevada, Arizona, Washington, Colorado, Tennessee, Oregon, Georgia, Florida, Texas and Alabama. At December 31, 1998, SierraWest had consolidated total assets of $879 million, total deposits of $783 million and total shareholders' equity of $78 million.

BANCWEST TO USE "POOLING OF INTERESTS" ACCOUNTING TREATMENT (page 29)

     BancWest expects to account for the merger as a "pooling of interests." Under the pooling of interests accounting method, BancWest will carry forward on its books the assets and liabilities of SierraWest at their historical recorded values.

BENEFITS TO CERTAIN OFFICERS AND DIRECTORS IN THE MERGER (page 27)

     In considering the recommendation of the board of directors of SierraWest to approve the merger agreement, you should be aware that certain officers and directors of SierraWest have certain interests in, and will receive benefits as a consequence of, the merger that are different from the benefits to SierraWest shareholders generally. These interests include:

     - SierraWest directors who exercise nonqualified stock options after the merger will receive a payment equal to the estimated tax benefit of the option exercise to BancWest,

     - ten of SierraWest's directors will receive a cash payment at the time of the merger in accordance with SierraWest's Amended and Restated Payment Continuation Agreements,

     - SierraWest's president and chief executive officer and its chief financial officer have each entered into salary continuation agreements with SierraWest under which each will receive annual payments for 20 years after the merger,

     - some officers have entered into severance agreements with SierraWest under which each will receive a severance payment after the merger, and

     - following the merger, BancWest will indemnify the directors and officers of SierraWest and SierraWest Bank.

CONDITIONS THAT MUST BE SATISFIED FOR THE MERGER TO OCCUR (page 42)

     We will not complete the merger unless a number of conditions are met. These include:

     - approval of the merger agreement by SierraWest shareholders,

     - receipt of all required regulatory approvals,

     - absence of any court order prohibiting the merger,

     - listing on the New York Stock Exchange of the BancWest shares which will be issued to SierraWest shareholders,

     - absence of any orders suspending the effectiveness of the registration statement filed by BancWest to register the shares to be issued to SierraWest shareholders, and

     - receipt of opinions of independent public accountants to both BancWest and SierraWest that the merger will qualify for "pooling of interests" accounting treatment.

     In addition, BancWest does not have to complete the merger if 5% or more of SierraWest shareholders take all steps required to exercise dissenters' rights.

REGULATORY APPROVALS WE MUST OBTAIN FOR THE MERGER (page 26)

     The merger requires the prior approval of the FDIC and the banking authority of the State of California.

TERMINATION OF THE MERGER AGREEMENT (page 43)

     We can mutually agree to terminate the merger agreement at any time before the merger is completed, even if SierraWest's shareholders have approved the merger agreement.

     Either BancWest or SierraWest can terminate the merger agreement if:

     - any federal or state banking regulatory agency issues an order denying approval of the merger or any governmental entity issues a final permanent order prohibiting the merger,

     - the merger is not completed by September 30, 1999, or

     - SierraWest shareholders do not approve the merger at the annual meeting of shareholders.

     BancWest can terminate the merger agreement if:

     - any governmental entity issues an order in connection with the merger which imposes burdensome conditions on BancWest or the surviving corporation, or

     - SierraWest's board of directors withdraws its recommendation of the merger.

     SierraWest can terminate the merger agreement once the merger has been approved by the FDIC if during a measurement period, the BancWest stock price falls below 85% of $43.8375, or $37.2619, AND the BancWest stock price declines more than 15% in relation to a bank stock index. SierraWest, however, cannot exercise this termination right if BancWest chooses to adjust the exchange ratio so that the value of the BancWest shares you receive in the merger will not have declined more than 15% in relation to any decline in the bank stock index. This is more fully described under "SierraWest shareholders will receive 0.82 of a share of BancWest common stock in the merger" on page 2.

STOCK OPTION AGREEMENT BETWEEN BANCWEST AND SIERRAWEST (page 47)

     When we signed the merger agreement we also signed a stock option agreement. Under the stock option agreement, SierraWest gave BancWest an option to purchase up to 1,059,490 shares of SierraWest common stock representing approximately 19.9% of the outstanding shares of SierraWest common stock under certain circumstances. BancWest has the right to purchase the shares for $28.875 per share.

     SierraWest agreed to grant the option to BancWest in order to induce BancWest to enter into the merger agreement. The option could have the effect of discouraging other companies from trying to acquire SierraWest.

     The stock option agreement is attached to this document as Appendix B.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                            OF BANCWEST CORPORATION

     This financial information for BancWest for the fiscal years 1994 to 1998 is only a summary. You should read it with the audited consolidated financial statements and the accompanying notes of BancWest, which BancWest has filed with the Securities and Exchange Commission. For more information, see "WHERE YOU CAN FIND MORE INFORMATION."

                                           AT OR FOR THE YEAR ENDED DECEMBER 31,
                                  --------------------------------------------------------
                                  1998(1)       1997        1996        1995        1994
                                  --------    --------    --------    --------    --------
                                                       (IN THOUSANDS)
INCOME STATEMENTS:
Total interest income...........  $684,439    $592,483    $574,140    $559,957    $475,760
Total interest expense..........   290,202     258,011     252,795     265,297     179,688
                                  --------    --------    --------    --------    --------
Net interest income.............   394,237     334,472     321,345     294,660     296,072
Provision for credit losses.....    28,555      17,211      23,627      38,107      22,922
Total noninterest income........   119,581      98,513      87,455      82,106      75,512
Total noninterest expense.......   353,807     292,210     269,339     216,521     237,161
                                  --------    --------    --------    --------    --------
Income before income taxes......   131,456     123,564     115,834     122,138     111,501
Provision for income taxes......    54,850      39,303      35,538      45,133      38,990
                                  --------    --------    --------    --------    --------
Net income......................  $ 76,606(2) $ 84,261    $ 80,296    $ 77,005    $ 72,511
                                  ========    ========    ========    ========    ========
COMMON STOCK DATA:
Per share:
  Basic:
     Earnings...................  $   2.16    $   2.66    $   2.56    $   2.43    $   2.25
     Cash earnings(3),(4).......      3.08        2.86        2.74        2.56        2.37
  Diluted:
     Earnings...................      2.15        2.64        2.55        2.43        2.25
     Cash earnings(3),(4).......      3.06        2.83        2.73        2.56        2.37
  Cash dividends................      1.24        1.24        1.20        1.18        1.18
  Book value (at December 31)...     29.07       23.34       22.22       20.86       19.61
  Market price (at December
     31)........................     48.00       39.75       35.00       30.00       23.75
Average shares outstanding
  (in thousands)................    35,534      31,726      31,399      31,735      32,259
BALANCE SHEETS:                                        (IN MILLIONS)
Average balances:
  Total assets..................  $  9,199    $  7,918    $  7,755    $  7,528    $  7,200
  Total earning assets..........     8,289       7,128       7,071       6,876       6,558
  Loans and leases..............     7,105       5,980       5,510       5,461       5,172
  Deposits......................     6,967       5,903       5,618       5,178       5,082
  Stockholders' equity..........       865         726         676         640         618
At December 31:
  Total assets..................  $ 15,050    $  8,093    $  8,002    $  7,565    $  7,535
  Loans and leases..............    11,340       6,239       5,807       5,260       5,534
  Deposits......................    11,260       6,089       5,937       5,358       5,152
  Long-term debt and capital
     securities.................       730         319         206         239         219
  Stockholders' equity..........     1,668         732         706         650         628

                                           AT OR FOR THE YEAR ENDED DECEMBER 31,
                                  --------------------------------------------------------
                                  1998(1)       1997        1996        1995        1994
                                  --------    --------    --------    --------    --------
                                                       (IN THOUSANDS)
SELECTED RATIOS:
Return on average:
  Total assets..................      0.83%       1.06%       1.04%       1.02%       1.01%
  Total stockholders' equity....      8.86       11.61       11.88       12.03       11.73
Dividend payout ratio...........     57.41       46.62       46.68       48.56       52.44
Average stockholders' equity to
  average total assets..........      9.40        9.17        8.72        8.50        8.58
Net interest margin.............      4.76        4.70        4.57        4.36        4.63
At December 31:
  Risk-based capital ratios:
     Tier 1.....................      8.17        9.51        8.42        9.03        9.31
     Total......................     10.06       11.81       11.85       11.88       12.06
  Tier 1 leverage ratio.........      9.16        9.14        7.32        7.72        7.51
  Allowance for credit losses to
     total loans and leases.....      1.32        1.32        1.47        1.50        1.11
  Nonperforming assets to total
     loans and leases and other
     real estate owned..........      1.08        1.38        1.68        1.75        1.14
  Allowance for credit losses to
     nonperforming loans
     and leases.................      1.67x       1.49x       1.18x        .95x       1.04x

-------------------------

(1) On November 1, 1998, the former BancWest Corporation ("Old BancWest") merged with and into First Hawaiian, Inc., which changed its name to "BancWest Corporation." BancWest used the purchase method of accounting for the merger. As a result, the financial information presented in this table at and for the year ended December 31, 1998, includes the two months of combined operations of First Hawaiian, Inc. and Old BancWest from November 1, 1998. The increase in substantially all categories of BancWest's consolidated financial data between amounts reported at December 31, 1998 and those reported in previous years resulted from the merger of First Hawaiian, Inc. and Old BancWest. In accordance with purchase accounting, financial information at and for the years ended before 1998 is historical information of First Hawaiian, Inc. and is not restated to reflect the merger with Old BancWest.

(2) Net income before restructuring, merger related and other nonrecurring costs of $21.9 million in connection with the merger of Old BancWest Corporation with and into First Hawaiian, Inc. on November 1, 1998 was $98.5 million.

(3) Cash earnings per share (which is unaudited) is defined as earnings per share in accordance with generally accepted accounting principles before the after-tax amortization of goodwill and core deposit intangible.

(4) Excluding after-tax restructuring, merger-related and other nonrecurring costs of $21.9 million in 1998.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                             OF SIERRAWEST BANCORP

     This financial information for SierraWest for the fiscal years 1994 to 1998 is only a summary. You should read it with the audited consolidated financial statements and the accompanying notes of SierraWest, which SierraWest has filed with the Securities and Exchange Commission. For more information, see "WHERE YOU CAN FIND MORE INFORMATION."

                                                 AT OR FOR THE YEAR ENDED DECEMBER 31,
                                          ----------------------------------------------------
                                            1998     1997(2)    1996(2)    1995(2)    1994(2)
                                          --------   --------   --------   --------   --------
                                                             (IN THOUSANDS)
STATEMENTS OF OPERATIONS DATA
  Total interest income.................  $ 65,102   $ 58,565   $ 46,371   $ 38,141   $ 30,610
  Total interest expense................    25,620     23,221     17,960     13,972      9,693
                                          --------   --------   --------   --------   --------
  Net interest income...................    39,482     35,344     28,411     24,169     20,917
  Provision for possible loan and lease
     losses.............................     2,370      2,799      1,421      1,594      1,141
                                          --------   --------   --------   --------   --------
  Net interest income after provision
     for possible loan and lease
     losses.............................    37,112     32,545     26,990     22,575     19,776
  Total non-interest income.............    14,601     13,686      9,370     10,147     10,839
  Total non-interest expense............    38,268     31,610     28,478     27,574     23,964
  Provision for income taxes............     5,767      5,673      2,995      1,827      2,427
                                          --------   --------   --------   --------   --------
  Net income............................  $  7,678   $  8,948   $  4,887   $  3,321   $  4,224
                                          ========   ========   ========   ========   ========
STATEMENTS OF
  FINANCIAL CONDITION DATA
  Total assets..........................  $879,169   $786,746   $639,718   $497,601   $416,707
  Loans and leases, net.................   616,274    545,822    430,745    345,358    278,541
  Allowance for possible loan and lease
     losses.............................     8,709      7,891      5,647      5,003      4,654
  Total deposits........................   782,552    701,001    569,994    435,388    359,603
  Convertible debentures................         0      2,468     12,210     14,025     14,025
  Notes payable.........................     2,650      2,650      2,650          0          0
  Shareholders' equity..................    78,270     69,383     47,285     42,095     38,889
PER SHARE DATA(1)
  Book value............................  $  14.76   $  13.82   $  12.67   $  11.95   $  10.98
  Net income:
     Basic..............................      1.49       1.96       1.35       0.94       1.20
     Diluted............................      1.41       1.73       1.10       0.81       1.00
  Cash dividends declared...............      0.40       0.40       0.38       0.31       0.14
  Shares used to compute net income per
     share:
     Basic..............................     5,151      4,566      3,622      3,525      3,518
     Diluted............................     5,474      5,280      5,014      4,951      4,859

                                                 AT OR FOR THE YEAR ENDED DECEMBER 31,
                                          ----------------------------------------------------
                                            1998     1997(2)    1996(2)    1995(2)    1994(2)
                                          --------   --------   --------   --------   --------
                                                             (IN THOUSANDS)
  Dividend payout ratio:
     Basic..............................      26.7%      20.2%      28.0%      33.2%      11.3%
     Diluted............................      28.2       23.0       34.3       38.5       13.5
SELECTED RATIOS
  Return on average assets..............       0.9%       1.2%       0.9%       0.7%       1.0%
  Return on average shareholders'
     equity.............................      10.5       14.9       11.0        8.2       11.3
  Net interest margin...................       5.3        5.5        5.8        6.3        6.0
  Average shareholders' equity to
     average assets.....................       8.8        8.4        8.1        9.2        9.1
ASSET QUALITY RATIOS
  Allowance for possible loan and lease
     losses to total loans and leases...       1.4%       1.4%       1.3%       1.4%       1.6%
  Allowance for possible loan and lease
     losses to nonaccrual loans.........     100.5      113.6      103.9       76.7      124.4
  Net charge-offs to average loans
     outstanding........................       0.3        0.3        0.2        0.4        0.4
  Nonaccrual and restructured performing
     loans to total loans and leases....       1.7        1.6        1.5        2.0        1.4
  Nonperforming assets to total
     assets.............................       1.1%       1.1%       0.9%       1.5%       1.3%

-------------------------

(1) All per share data has been adjusted to reflect stock dividend and stock splits and has been restated under the guidelines of SFAS 128. Book value per share is calculated as total shareholders' equity divided by the number of shares outstanding at the end of the period.

(2) Restated on a historical basis to reflect the acquisition of California Community Bancshares Corporation on April 15, 1998, under the pooling of interests method of accounting.

                       COMPARATIVE PER COMMON SHARE DATA

     We have summarized below the historical per share information for BancWest and SierraWest and additional information as if the companies had been combined for the periods shown ("pro forma") calculated based on an exchange ratio of
0.82 of a share of BancWest common stock per share of SierraWest common stock.

     You should read this information with our historical financial statements and related notes contained in the annual reports and other information that we have filed with the Securities and Exchange Commission. See "WHERE YOU CAN FIND MORE INFORMATION" on page 91.

     SierraWest equivalent pro forma share amounts are calculated by multiplying the pro forma book value per share, net income per share and BancWest's historical per share dividends by the exchange ratio (0.82) so that the per share amounts equate to the respective values for one share of SierraWest common stock. You should not rely on the pro forma information as being indicative of the historical results that we would have had or the future results that will occur after the merger.

                                                               YEAR ENDED DECEMBER 31,
                                                              --------------------------
                                                               1998      1997      1996
                                                              ------    ------    ------
BANCWEST
Net income:
  Basic:
     Historical.............................................  $ 2.16(1) $ 2.66    $ 2.56
     Pro forma..............................................    2.12(1)   2.63      2.48
  Diluted:
     Historical.............................................    2.15(1)   2.64      2.55
     Pro forma..............................................    2.10(1)   2.58      2.41
Dividends:
  Historical................................................    1.24      1.24      1.20
Book value:
  Historical................................................   29.07
  Pro forma.................................................   28.29
SIERRAWEST
Net income:
  Basic:
     Historical.............................................  $ 1.49    $ 1.96    $ 1.35
     Equivalent pro forma(2)................................    1.74      2.16      2.03
  Diluted:
     Historical.............................................    1.41      1.73      1.10
     Equivalent pro forma(2)................................    1.72      2.11      1.98
  Dividends:
     Historical.............................................    0.40      0.40      0.38
     Equivalent pro forma(3)................................    1.02      1.02      0.98
  Book value:
     Historical.............................................   14.76
     Equivalent pro forma(2)................................   23.20

-------------------------

(1) Includes after tax restructuring, merger related and other nonrecurring costs of $21.9 million in connection with the merger of Old BancWest with and into First Hawaiian, Inc. (now known as BancWest Corporation) on November 1, 1998.

(2) Pro forma amounts for BancWest multiplied by 0.82 (the exchange ratio).

(3) Historical amounts for BancWest multiplied by 0.82 (the exchange ratio).

                INFORMATION REGARDING FORWARD LOOKING STATEMENTS

     This proxy statement-prospectus contains forward looking statements regarding each of SierraWest and BancWest and the combined company following the merger, including statements relating to:

     - the financial condition, results of operations and business of BancWest following completion of the merger,

     - cost savings, enhanced revenues and accretion to reported earnings that are expected to be realized from the merger, and

     - the restructuring charges expected to be incurred in connection with the merger.

These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities:

     - expected cost savings from the merger cannot be fully realized or realized within the expected time frame,

     - revenues following the merger are lower than expected or deposit withdrawals, operating costs or customer loss and business disruption following the merger may be greater than expected,

     - competitive pressures among depository and other financial services companies increase significantly,

     - costs or difficulties related to the integration of the businesses of BancWest and SierraWest are greater than expected,

     - changes in the interest rate environment reduce interest margins, cause an increase in the prepayment rate on mortgages and other loans or reduce the demand for new loans,

     - general economic or business conditions, either internationally or nationally or in the states in which the combined company will be doing business, are less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit,

     - legislation or regulatory requirements or changes adversely affect the businesses in which the combined company would be engaged,

     - technology-related changes, including "Year 2000" data systems compliance issues, may be harder to make or more expensive than expected, and

     - changes in the securities markets.

                   ANNUAL MEETING OF SIERRAWEST SHAREHOLDERS

DATE, TIME AND PLACE

     The annual meeting of the shareholders of SierraWest will be held at the North Tahoe Conference Center, 8318 North Lake Boulevard, Kings Beach, California on Thursday, May 27, 1999, at 4:00 p.m., local time.

THE ANNUAL MEETING

     At the annual meeting, holders of shares of common stock, no par value, of SierraWest will consider and vote upon the approval of the Amended and Restated Agreement and Plan of Merger, dated as of February 25, 1999, among BancWest Corporation, its wholly-owned subsidiary, Bank of the West, and SierraWest Bancorp. The merger agreement provides for, among other things,

     - the merger of SierraWest with and into Bank of the West, and

     - the conversion of all the outstanding shares of SierraWest's common stock into shares of common stock, par value $1.00 per share, of BancWest.

For more information see "THE MERGER" and "THE MERGER AGREEMENT."

     THE BOARD OF DIRECTORS OF SIERRAWEST HAS, BY UNANIMOUS VOTE, APPROVED THE MERGER AGREEMENT AND RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

     In addition to the proposal to approve the merger agreement, at the annual meeting you will be asked to:

     - elect 13 directors to serve until completion of the merger or until the next annual meeting of shareholders, and

     - transact any other business properly brought at the annual meeting.

     THE BOARD OF DIRECTORS OF SIERRAWEST ALSO RECOMMENDS A VOTE FOR EACH OF THE PROPOSED NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS.

RECORD DATE; QUORUM

     Only holders of record of SierraWest common stock at the close of business on April 19, 1999 are entitled to notice of and will be entitled to vote at the annual meeting. As of the record date, there were 5,333,335 shares of SierraWest common stock issued and outstanding and entitled to vote at the annual meeting. The shares were held by approximately 1,387 holders of record.

     The required quorum for the transaction of business at the annual meeting is a majority of the outstanding shares of SierraWest's common stock issued and outstanding on the record date, which shares may be present in person or represented by proxy.

VOTE REQUIRED

     The approval of the merger agreement will require the affirmative vote of the holders of record of a majority of the outstanding shares of SierraWest common stock on the record date.

     In the election of directors, the 13 nominees receiving the most votes will be elected.

     Holders of record of SierraWest common stock on the record date are each entitled to one vote per share on the merger agreement. Shareholders are entitled to cumulate votes for the election of directors.

     As of the record date, directors and executive officers of SierraWest beneficially owned or were entitled to vote 255,142 shares of common stock, representing approximately 4.8% of the outstanding shares of common stock on the record date. Each director has indicated his or her present intention to vote the common stock so owned by him or her (1) for the approval of the merger agreement and (2) for each of the nominees for election to the board of directors. In addition, as of the record date, SierraWest Bank, as fiduciary, custodian or agent, held a total of 85,611 shares of common stock, representing approximately 1.6% of the outstanding shares of common stock on the record date.

VOTING OF PROXIES

     The proxy accompanying this proxy statement-prospectus is solicited on behalf of the board of directors of SierraWest for use at the annual meeting. Please complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to SierraWest. All proxies that are properly executed and returned, and that are not revoked, will be voted at the annual meeting in accordance with the instructions indicated on the proxies. IF YOU SIGN AND SEND IN YOUR PROXY AND DO NOT INDICATE HOW YOU WANT TO VOTE, YOUR PROXY WILL BE COUNTED AS A VOTE FOR EACH OF THE PROPOSALS.

     For voting purposes at the annual meeting, only shares affirmatively voted in favor of approval of the merger agreement will be counted as favorable votes for approval. IF YOU FAIL TO EITHER RETURN YOUR PROXY CARD OR VOTE IN PERSON OR CHOOSE TO ABSTAIN FROM VOTING, THE EFFECT WILL BE THE SAME AS A VOTE AGAINST THE MERGER.

     If your shares are held in "street name" by your broker and you fail to instruct your broker regarding how to vote your shares, the effect will be the same as a vote against the merger.

     The management of SierraWest is not aware of any other matters to be voted on at the annual meeting. If other matters should properly come before the annual meeting, the proxy holders will vote on such matters in accordance with their judgment.

     The persons named as proxies by a shareholder may propose and vote for one or more adjournments of the annual meeting to permit further solicitations of proxies in favor of any proposal. However, no proxy which is voted against the merger will be voted in favor of any such adjournment.

REVOCABILITY OF PROXIES

     You may revoke your proxy at any time before it is voted by:

     - filing with the Secretary of SierraWest a duly executed revocation of proxy,

     - submitting a duly executed proxy bearing a later date, or

     - attending the annual meeting and voting in person.

Simply attending the annual meeting, however, will not revoke your proxy.

SOLICITATION OF PROXIES

     All expenses of our solicitation of proxies, including the cost of mailing this proxy statement-prospectus to you, will be paid by us. In addition to solicitation by use of the mails, proxies may be solicited from shareholders by our directors, officers and employees in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not receive additional compensation, but we may reimburse them for their reasonable out-of-pocket expenses in connection with such solicitation. We have retained Morrow & Co., Inc., a proxy solicitation firm, for assistance in connection with the solicitation of proxies for the annual meeting at a cost of approximately $10,000 plus reimbursement of reasonable out-of-pocket expenses. Arrangements will also be made with brokerage houses, custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares held of record by such brokerage houses, custodians, nominees and fiduciaries, and we will reimburse such brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection with such solicitation.

                                  PROPOSAL ONE

                                   THE MERGER

GENERAL

     The board of directors of SierraWest has approved the merger agreement, which provides for the merger of SierraWest with and into Bank of the West. Upon completion of the merger, the separate corporate existence of SierraWest will end. This section of the proxy statement-prospectus describes certain aspects of the merger, including the background of the merger and SierraWest's reasons for the merger.

     In the merger, each outstanding share of SierraWest common stock will be converted into the right to receive 0.82 of a share of BancWest common stock. Based on the number of shares of SierraWest common stock outstanding as of April 9, 1999, BancWest will issue approximately 4,373,335 shares of BancWest common stock in the merger, representing approximately 13.9% of the number of shares of BancWest common stock and 7.6% of the number of shares of BancWest common stock and Class A Common Stock that will be outstanding after the merger.

     The merger agreement also provides that before the merger, BancWest may specify that, for any reasonable business, tax or regulatory purpose, the parties to the merger agreement and SierraWest Bank enter into transactions that are different from the merger described in this section. No such change, however, may materially and adversely affect the timing of the completion of the merger or adversely affect the economic benefits, the form of consideration or the tax effect of the merger to you.

BACKGROUND OF THE MERGER

     The board of directors of SierraWest has consistently applied a policy of identifying and reviewing any serious expression of interest in a business combination. To that end, in late 1996 the board created a Merger and Acquisition Committee and a Strategic Planning Committee that regularly met to evaluate the strategic and shareholder value implications for SierraWest when possible business combinations were considered. Those committees directed management of SierraWest to communicate with parties who expressed an interest in SierraWest. Such meetings took place from time to time and were reported to the board committees and full board, as appropriate.

     In July 1997, SierraWest commenced negotiations with California Community Bancshares Corporation for the acquisition and merger of California Community Bancshares and its subsidiary bank, Continental Pacific Bank. As those negotiations were proceeding, SierraWest was contacted by the president of Bank A, a large regional bank, to express interest in a possible acquisition of SierraWest. Management representatives of SierraWest held informal discussions with representatives of Bank A and in mid-October 1997, executed a confidentiality agreement pursuant to which SierraWest provided non-public information to Bank A.

     In early November 1997, Bank A expressed its interest in pursuing a possible transaction with SierraWest. At a special meeting, the SierraWest board considered the implications of the expression of interest in light of the fact that the transaction with California Community Bancshares was in its final stage of documentation and about to be announced. SierraWest's advisers addressed the legal and financial considerations. SierraWest then discussed these issues with Bank A. Bank A responded that it would not accommodate the combination of SierraWest and California Community Bancshares as part of its proposed transaction. The SierraWest board in another special meeting voted unanimously to proceed with the California Community Bancshares transaction and announced the transaction three days later. Subsequently in May 1998, Bank A had further conversations with SierraWest's management but those conversations terminated when Bank A entered into a larger merger which precluded the acquisition of SierraWest.

     In February 1998, the chief executive officer of Bank B, a regional banking company, contacted the management of SierraWest to seek a meeting. A meeting took place but further discussions were deferred until the completion of the California Community Bancshares transaction in April 1998. In June 1998, after additional discussions, Bank B signed a confidentiality agreement under which SierraWest provided non-public information to Bank B. After receiving the confidential information, Bank B did not communicate further with SierraWest for an extended period of time.

     In August 1998, the SierraWest board met with NationsBanc Montgomery Securities and SierraWest's legal advisers to review the strategic alternatives available to SierraWest and to consider commencing an active process of evaluating these strategic alternatives. The board subsequently voted to proceed with a process by authorizing the preparation of confidential materials for use in approaching possible acquirers. However, immediately after that decision, a significant stock market decline, which disproportionately affected bank, and particularly community bank, stocks caused the board to slow down the process until the marketplace stabilized.

     On October 19, 1998, SierraWest formally retained NationsBanc Montgomery as its investment bank to advise it on strategic alternatives and to establish a process by which a possible business combination could be best pursued. In this role, NationsBanc Montgomery provided SierraWest with financial summaries and public information regarding Bank B and other banks that had previously indicated an interest in merger discussions as well as a broad range of institutions that might be potential partners. The board decided that if a sale of SierraWest were to take place, it would be in the best interest of the shareholders, employees and customers of SierraWest if the potential acquirers approached were limited to a select group of highly qualified banks selected based upon ability to pay, potential interest in SierraWest's market, size, stock price and liquidity, and future prospects. Consequently, 11 potential buyers, including Bank A and Bank B, were approached. Seven of the 11 potential buyers contacted returned confidentiality agreements, signaling interest in reviewing the confidential memorandum and potentially proceeding further with possible merger discussions.

     In early November 1998, five of the parties indicated their interest in proceeding with a possible transaction by expressing ranges of pricing and preliminary deal structures. On November 19, 1998, the board reviewed the expressions of interest and decided that one proposal was below an acceptable level to be considered. On November 30 and December 1, 1998, the board met individually with representatives of each of the four remaining potential buyers to determine if proceeding with such parties was in the best interests of the shareholders of SierraWest. As a result of those meetings, the board eliminated one prospective party because the board did not believe that SierraWest fit well with the party's strategic focus and growth pattern and chose to proceed with three parties, including BancWest, through the due diligence process.

     One of the remaining parties informed NationsBanc Montgomery that it would not proceed with due diligence unless it was permitted to do so on an exclusive basis. The Merger and Acquisition Committee of the SierraWest board met on December 17, 1998 to consider this request. The committee determined that it was appropriate and in the best interests of the shareholders to proceed with the process which it had initiated and informed that specific party that without the completion of its due diligence, that party's expression of interest could not be considered a binding proposal and that SierraWest would proceed with its process. The party declined to participate further in the process.

     During December 1998, BancWest and the other remaining party conducted due diligence on SierraWest. BancWest and the other bidder submitted final offers on January 6, 1999. On January 8, 1999, the Merger and Acquisition Committee met with its legal and financial advisors to discuss the two bids. The committee also directed SierraWest representatives to meet with BancWest representatives to review various issues and to determine if the pricing structure could be enhanced. The committee also decided to seek the advice of a respected economist to review the status of the Hawaii economy and the possible effect of the continuing Asian financial crisis on the performance of BancWest.

     On January 19, 1999, the Merger and Acquisition Committee met again to review the information obtained in response to the committee's directions. The committee indicated its preference to proceed exclusively with BancWest and to make such a recommendation to the board.

     The BancWest board held a meeting on January 21, 1999, at which BancWest's management described the results of its due diligence and the terms of the expression of interest that had been communicated to SierraWest.

     On January 26, 1999, the Merger and Acquisition Committee again met to review the report of the economist and voted unanimously to recommend the BancWest proposal to the full board. On January 27, 1999, the board voted to pursue negotiation of a definitive agreement on an exclusive basis with BancWest. An exclusivity agreement was thereafter executed with BancWest.

     Between January 27, 1999, and February 25, 1999, the managements of SierraWest and BancWest, together with their respective outside counsels, negotiated the terms of the merger agreement and the stock option agreement.

     The BancWest board held another meeting on February 18, 1999, at which BancWest's directors discussed the proposed merger in detail with BancWest's management, including the consideration to be paid by BancWest and the related transactions. At the meeting, the BancWest board approved the merger agreement and the related agreements contemplated thereby and authorized and directed BancWest management to take all actions reasonably necessary to effect the merger.

     On February 25, 1999, at a meeting of the SierraWest board, NationsBanc Montgomery delivered its oral opinion that the consideration to be received was fair to the SierraWest shareholders, as of that date. NationsBanc Montgomery's oral opinion was subsequently confirmed in writing as of such date. At that meeting, the SierraWest board approved the merger agreement and the transactions contemplated by the merger agreement as in the best interests of SierraWest and its shareholders. The SierraWest board also authorized the SierraWest management to finalize the terms of the merger agreement and the stock option agreement.

     Following the February 25, 1999 SierraWest board meeting and after the close of the market, the parties signed the merger agreement and the stock option agreement and issued a joint press release publicly announcing the merger.

     On March 24, 1999, the parties entered into an amendment to the merger agreement to effect certain technical amendments.

REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS

     In evaluating the terms of the merger, the board of directors of SierraWest considered a number of different factors, including the following material factors:

     HISTORICAL AND RECENT MARKET PRICES OF SIERRAWEST SHARES COMPARED TO BANCWEST SHARES. The board of directors reviewed the historical and recent trading prices for SierraWest stock. The board of directors considered as favorable the fact that, upon completion of the merger, SierraWest shareholders would receive BancWest shares with a market value as of February 25, 1999 (the date SierraWest's board approved the merger) of $35.26 per share, representing a premium of 22% over the closing sales price for SierraWest shares of $28.88, on such date. The board of directors also considered that after the trading price of SierraWest's stock price fell in August 1998, it did not recover to the same extent as many of the bank stocks in its peer group did in the last quarter of 1998 and the beginning of 1999. The board of directors also compared BancWest's stock price to its book value ratio to those of other potential acquirers. The board of directors found to be favorable the fact that BancWest's stock price to book value ratio was relatively low, suggesting that, in this respect, the BancWest shares that you will receive in the merger may represent a greater value than the shares that you would receive in an identically priced stock merger with a different acquirer whose shares trade at higher multiples of book value.

     SIERRAWEST'S BUSINESS, CONDITIONS AND PROSPECTS. The board of directors considered information with respect to the financial condition, results of operations and business risks of SierraWest on both a historical and prospective basis and current industry, economic and market conditions. Among other things, the board considered the negative impact that continuing lower interest rates could have on SierraWest's Small Business Administration loan servicing assets. Lower interest rates lead borrowers to refinance their loans. SierraWest's loan servicing assets must be amortized as a charge against income over the expected future life of the underlying loans. The increase in prepayments increases the amortization charge which adversely affects SierraWest's results of operations.

     BANCWEST'S BUSINESS, CONDITIONS AND PROSPECTS. The board of directors considered information with respect to the financial condition, financial performance, business operations, capital levels, assets quality, loan portfolio breakdown and prospects of BancWest on both a historical and prospective basis. The board of directors also considered information regarding current industry, economic and market conditions in the financial services industry. SierraWest's financial advisors, NationsBanc Montgomery, made presentations to and provided the board of directors with information regarding BancWest's financial condition and prospects after conducting business and financial due diligence. Officers of SierraWest also made presentations to the board of directors regarding BancWest's financial condition, business and prospects, all but one of four presentations were made prior to conducting due diligence. In evaluating BancWest's prospects, the board of directors considered, among other things, BancWest's financial performance, the geographic areas in which BancWest conducts business compared to those in which SierraWest conducts business, the state of the economies in Northern California and Hawaii, the primary areas in which BancWest conducts its business, and the effect those economies may have on BancWest's performance. The board also considered the report of an economist hired by the board to review the status of the Hawaiian economy and the possible effect of the continuing Asian financial crisis on the performance of BancWest. In addition, the board of directors considered and found favorable the fact that BancWest's stock has greater market capitalization and liquidity compared to SierraWest.

     OPINION OF NATIONSBANC MONTGOMERY. At its February 25, 1999 meeting, the board of directors considered NationsBanc Montgomery's oral opinion delivered to the board of directors at that meeting (which NationsBanc Montgomery subsequently confirmed in a written opinion of that same date) that the consideration to be received by SierraWest shareholders in the merger was, as of that date, fair to SierraWest's shareholders, from a financial point of view.

     TERMS OF THE MERGER. The board of directors considered the number and value of shares of BancWest stock to be issued in exchange for each outstanding share of SierraWest stock and found such consideration was the most favorable of the final offers provided to SierraWest. In addition, the board considered the terms, conditions, covenants and representations contained in the merger agreement and the stock option agreement. The board also considered and found favorable the fixed exchange ratio and absence of any collar, which would allow you to benefit from any increase in the price of BancWest common stock, in view of its relatively low stock price to book value ratio.

     THE TAX-FREE NATURE OF THE MERGER. The board of directors considered and found favorable the fact that the merger is structured to be tax free for federal income tax purposes. You will recognize no gain for federal income tax purposes in connection with the exchange of SierraWest stock for BancWest stock (except with respect to cash received for fractional shares of BancWest stock).

     IMPACT ON DEPOSITORS, CUSTOMERS AND EMPLOYEES. The board of directors considered the impact of the merger upon SierraWest's depositors, customers, employees, the overall compatibility of SierraWest's office and branch structure compared to those of BancWest's.

     The board of directors did not assign any relative or specific value to any of the factors.

     THE BOARD OF DIRECTORS OF SIERRAWEST HAS, BY UNANIMOUS VOTE, APPROVED THE MERGER AGREEMENT AND RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

OPINION OF FINANCIAL ADVISOR

     GENERAL. SierraWest engaged NationsBanc Montgomery on October 19, 1998, to identify opportunities for maximizing shareholder value, including, among other things, a sale of SierraWest. As part of its engagement, NationsBanc Montgomery agreed to render to SierraWest's board an opinion with respect to the fairness from a financial point of view of the consideration to be received by you in a potential sale of SierraWest. NationsBanc Montgomery is a nationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, negotiated underwritings, private placements and valuations for corporate and other purposes. SierraWest selected NationsBanc Montgomery to render the opinion on the basis of its experience and expertise and its reputation in the banking and investment communities.

     At a meeting of SierraWest's board on February 25, 1999, NationsBanc Montgomery delivered its oral opinion that the consideration to be received by the holders of SierraWest's common stock in the merger was fair to such shareholders from a financial point of view, as of the date of such opinion. NationsBanc Montgomery's oral opinion was subsequently confirmed in writing as of that date.

     THE FULL TEXT OF NATIONSBANC MONTGOMERY'S WRITTEN OPINION TO SIERRAWEST'S BOARD, DATED FEBRUARY 25, 1999, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, AND LIMITATIONS OF THE REVIEW BY NATIONSBANC MONTGOMERY, IS ATTACHED AS APPENDIX C TO THIS

PROXY STATEMENT-PROSPECTUS. YOU SHOULD READ THE NATIONSBANC MONTGOMERY OPINION CAREFULLY AND IN ITS ENTIRETY. THE SUMMARY OF NATIONSBANC MONTGOMERY'S OPINION INCLUDED IN THIS DOCUMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF NATIONSBANC MONTGOMERY'S OPINION. IN FURNISHING SUCH OPINION, NATIONSBANC MONTGOMERY DOES NOT ADMIT THAT IT IS AN EXPERT WITH RESPECT TO THE REGISTRATION STATEMENT OF WHICH THIS PROXY STATEMENT-PROSPECTUS IS A PART WITHIN THE MEANING OF THE TERM "EXPERT" AS USED IN THE SECURITIES ACT OF 1933 AND THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, NOR DOES IT ADMIT THAT ITS OPINION CONSTITUTES A REPORT OR VALUATION WITHIN THE MEANING OF
SECTION 11 OF THE SECURITIES ACT. NATIONSBANC MONTGOMERY'S OPINION IS DIRECTED TO SIERRAWEST'S BOARD, COVERS ONLY THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE CONSIDERATION TO BE RECEIVED BY YOU AS OF THE DATE OF THE OPINION AND DOES NOT CONSTITUTE A RECOMMENDATION TO YOU AS TO HOW YOU SHOULD VOTE AT SIERRAWEST'S ANNUAL MEETING.

     In connection with its February 25, 1999 opinion, NationsBanc Montgomery, among other things:

     - reviewed certain publicly available financial and other data with respect to SierraWest and BancWest, including the consolidated financial statements for recent years and interim periods to December 31, 1998, and certain other relevant financial and operating data relating to SierraWest and BancWest made available to NationsBanc Montgomery from published sources and from the internal records of SierraWest and BancWest,

     - reviewed the February 21, 1999 draft of the merger agreement,

     - reviewed certain publicly available information concerning the trading of, and market for, SierraWest common stock and BancWest common stock,

     - compared certain financial data of SierraWest and BancWest with those of certain other companies in the banking industry which NationsBanc Montgomery deemed to be relevant,

     - considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the banking industry which NationsBanc Montgomery deemed to be comparable, in whole or in part, to the merger,

     - conducted discussions with representatives of the senior management of SierraWest and BancWest concerning their respective businesses and prospects,

     - reviewed certain information, including financial forecasts and related assumptions, furnished to NationsBanc Montgomery by SierraWest and BancWest, respectively, and

     - performed such other analyses and examinations as NationsBanc Montgomery deemed appropriate.

     In connection with NationsBanc Montgomery's review, NationsBanc Montgomery did not assume any obligation independently to verify the information listed above and relied on its accuracy and completeness in all material respects. With respect to the financial forecasts for SierraWest and BancWest provided to NationsBanc Montgomery by their respective managements, upon their advice and with SierraWest's consent, NationsBanc Montgomery assumed for purposes of its opinion that the forecasts were reasonably prepared on bases reflecting the best available estimates and judgments of their respective managements at the time of preparation as to the future financial performance of SierraWest and BancWest and that they provided a reasonable basis upon which

NationsBanc Montgomery could form its opinion. NationsBanc Montgomery assumed that there were no material changes in SierraWest's or BancWest's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to NationsBanc Montgomery. NationsBanc Montgomery relied on advice of counsel to SierraWest as to all legal matters with respect to SierraWest, the merger and the merger agreement. NationsBanc Montgomery assumed that the merger will be completed in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations. In addition, NationsBanc Montgomery did not assume responsibility for reviewing any individual credit files, or making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of SierraWest or BancWest, nor was NationsBanc Montgomery furnished with any such appraisals. NationsBanc Montgomery is not an expert in the evaluation of loan portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and assumed, with SierraWest's consent, that such allowances for each of SierraWest and BancWest were in the aggregate adequate to cover such losses. SierraWest informed NationsBanc Montgomery, and NationsBanc Montgomery assumed, that the merger will be recorded as a pooling of interests under generally accepted accounting principles. Finally, NationsBanc Montgomery's opinion was based on economic, monetary and market and other conditions as in effect on, and the information made available to NationsBanc Montgomery as of, the date of the opinion.

     Set forth below is a brief summary of the information presented by NationsBanc Montgomery to SierraWest's board on February 25, 1999, in connection with its opinion.

     DISCOUNTED DIVIDEND ANALYSIS. In performing the discounted dividend analysis, NationsBanc Montgomery used SierraWest's management estimates of earnings per share and dividend payments over a four-year period. The estimated earnings per share in the year 2002 was multiplied by an estimated price to earnings multiple ranging from 13.0x to 15.0x. This product was then added to the cumulative estimated dividends for the prior four years and the sum of these two numbers was discounted to the present using discount rates ranging from 12.5% to 17.5%. This analysis indicated that the present value of SierraWest's future stock price plus dividends ranged from $23.89 to $32.52 per share. The $36.59 offer from BancWest, based on a closing price for BancWest common stock of $44.625 on February 23, 1999 exceeded the range of values implied by this analysis.

     COMPARABLE PUBLIC COMPANY ANALYSIS. NationsBanc Montgomery analyzed the trading multiples of a comparison group of 17 publicly traded California banks (a group of banks published in the NationsBanc Montgomery Western Bank Monitor). The multiples that were analyzed were price to book value, price to tangible book value, price to latest twelve months ("LTM") earnings, price to deposits, and the ratio of the premium (i.e., purchase price in excess of tangible book value) to core deposits. The median values of these multiples were then multiplied by SierraWest's current values. This analysis indicated a reference range for SierraWest's current common stock price from $27.03 to $32.20 per share. Based on the most common measures of public market valuation, price to book value, price to tangible book value and price to LTM earnings, the analysis indicated a reference range for SierraWest's current common stock price from $27.03 to $27.85 per share with a median value of $27.58, as compared to BancWest's offer of $36.59 per share.

     ANALYSIS OF SELECTED MERGER TRANSACTIONS. NationsBanc Montgomery reviewed the consideration paid in selected categories of bank transactions for which the relevant information was publicly available. Specifically, NationsBanc Montgomery reviewed selected bank transactions from January 1, 1997 to February 25, 1999, involving (1) mergers in California with transaction values greater than $50 million and less than $500 million, (2) national mergers with transaction values greater than $50 million and less than $500 million, and (3) all national mergers. The multiples paid to SierraWest in this transaction are in line with multiples paid in transactions in each of the above categories. For each transaction, NationsBanc Montgomery analyzed data illustrating, among other things, purchase price to book value, purchase price to "adjusted" book value (assuming a premium is paid on a 6% "normalized" equity to assets level and dollar for dollar for equity above 6%), purchase price to tangible book value, purchase price to LTM earnings, purchase price to deposits, the ratio of the premium (i.e., purchase price in excess of tangible book value) to core deposits, and the premium paid to the seller's closing stock price thirty days prior to announcement. For purposes of this analysis, NationsBanc Montgomery specifically focused on bank transactions that have been announced since January 1, 1997.

     A summary of the median multiples in the analysis is as follows:

                                                    PRICE TO
                              PRICE TO   PRICE TO    TANG.     PRICE TO              PREMIUM       PREMIUM
TRANSACTION                     BOOK     ADJ. BK.     BOOK       LTM      PRICE TO   TO CORE      TO PRICE
CATEGORIES                     VALUE      VALUE      VALUE       EPS      DEPOSITS   DEPOSITS   30 DAYS PRIOR
-----------                   --------   --------   --------   --------   --------   --------   -------------
1997-1999 Year-to-Date
  Mergers in California with
  Transaction Values Greater
  than $50 Million and Less
  than $500 Million.........    2.4x       4.0x       2.9x      21.2x       32.3%      23.0%        26.9%
1997-1999 Year-to-Date
  National Mergers with
  Transaction Values Greater
  than $50 Million and Less
  than $500 Million.........    2.9x       3.7x       3.0x      22.5x       32.3%      23.4%        31.0%
1997-1999 Year-to-Date All
  National Mergers..........    2.4x       3.1x       2.4x      20.0x       25.9%      17.4%        32.5%

A summary of the results of NationsBanc Montgomery's analysis of the multiples to be paid in the merger with BancWest is as follows:

                        PRICE TO
  PRICE TO   PRICE TO    TANG.     PRICE TO               PREMIUM        PREMIUM
    BOOK     ADJ. BK.     BOOK       LTM      PRICE TO    TO CORE       TO PRICE
   VALUE      VALUE      VALUE       EPS      DEPOSITS    DEPOSITS    30 DAYS PRIOR
  --------   --------   --------   --------   --------   ----------   -------------
   2.5x        3.2x       2.5x      19.2x       25.7%       19.5%         42.8%

     CONTRIBUTION ANALYSIS. NationsBanc Montgomery analyzed the contribution of each of SierraWest and BancWest to, among other things, assets, loans, deposits, and tangible equity of the pro forma combined company for the period ending December 31, 1998, and projected net income and cash net income for the calendar year ending December 31, 1999. This analysis showed, among other things, that based on pro forma combined balance sheets for SierraWest and BancWest at December 31, 1998, SierraWest would have contributed approximately 6% of the assets, 5% of the loans, 6% of the deposits, and 7% of the tangible equity. The pro forma projected income statement for the period ending December 31, 1999, showed that SierraWest would contribute approximately 7% and 5% of the net income and cash net income, respectively, in 1999. Based on an exchange ratio of

0.82 of a share of BancWest common stock for each share of SierraWest's common stock, holders of SierraWest's common stock would own approximately 7.3% of the combined company based on common shares outstanding at December 31, 1998, a 20.7% premium to its median contribution.

     PRO FORMA EARNINGS DILUTION ANALYSIS. Using earnings estimates and projected growth rates for SierraWest and BancWest provided by their respective managements, NationsBanc Montgomery compared estimated reported earnings per share ("Reported EPS") and estimated cash earnings per share ("Cash EPS") of BancWest's common stock on a stand-alone basis to the estimated Reported EPS and estimated Cash EPS of the common stock for the pro forma combined company for the calendar year ending December 31, 1999. NationsBanc Montgomery noted that the merger would result in dilution of 0.7% and 2.0% to BancWest's Reported EPS and Cash EPS, respectively, for the year ending December 31, 1999. These estimates were used for purposes of this analysis only and are not necessarily indicative of expected results or plans of BancWest, SierraWest, or the combined institution. Additionally, this analysis did not incorporate any anticipated cost savings or revenue enhancements.

     PRO FORMA BOOK VALUE/TANGIBLE BOOK VALUE DILUTION ANALYSIS. Using the book value and the tangible book value for the period ending December 31, 1998, and the exchange ratio of 0.82 of a share of BancWest common stock for each share of SierraWest's common stock, NationsBanc Montgomery compared the book value and the tangible book value of BancWest on a stand-alone basis to the pro forma book value and tangible book value for the combined company. This analysis showed, among other things, that the merger would be dilutive to BancWest's book value by 2.9% and accretive to BancWest's tangible book value by 0.1%.

     PICKUP ANALYSIS. This analysis attempts to illustrate the increase in per share values to you as if the merger had been completed on January 1, 1999. As shown below, the analysis shows an increase to you in dividends, book value and earnings per share. In performing the pickup analysis, NationsBanc Montgomery applied the exchange ratio of 0.82 of a share of BancWest common stock for each share of SierraWest's common stock and applied it to the pro forma per share values for BancWest. The results of this analysis were:

                                                                         ESTIMATED
                                            CURRENT      PRO FORMA     INCREASE FROM
                                           SIERRAWEST    SIERRAWEST       CURRENT
                                             VALUE        VALUE(1)         VALUE
                                           ----------    ----------    -------------
Annualized Dividend Per Share............    $ 0.40        $ 1.02          154.2%
Estimated 1999 Reported EPS..............    $ 2.20        $ 2.40            9.2%
Estimated 1999 Cash EPS..................    $ 2.10        $ 2.81           33.8%
Book Value Per Share.....................    $14.76        $23.14           56.7%
Tangible Book Value Per Share............    $14.40        $13.72           (4.7)%

-------------------------

(1) Adjusted for exchange of 0.82 of a share of BancWest common stock for each share of SierraWest common stock.

     RELATIVE VALUE ANALYSIS. In performing the relative value analysis, NationsBanc Montgomery compared the multiples paid to SierraWest relative to BancWest's current trading multiples and compared such multiples to multiples paid to other sellers relative to their buyers' trading multiples at the time of announcement of other transactions. For the purposes of this analysis, NationsBanc Montgomery analyzed other California bank transactions announced since 1997 with transaction values greater than $10 million. The multiples that were compared included: purchase price to book value, purchase price to "adjusted" book value (assuming a premium is paid on a 6% "normalized" equity to assets level and dollar for dollar for equity above 6%), purchase price to tangible book value, purchase price to LTM earnings, purchase price to deposits, and the ratio of the premium (i.e., purchase price in excess of tangible book value) to core deposits. The multiples paid to SierraWest relative to BancWest's current trading multiples ranged from 95% to 161%, with a median value of 116%. This compared favorably to multiples paid to other sellers relative to their buyers in other transactions which ranged from 78% to 103%, with a median value of 89%.

     EARNINGS GROWTH ANALYSIS. Using a 14.2x terminal multiple (the median price to 1998 earnings multiple of banks in the NationsBanc Montgomery's Western Bank Monitor) and a 15% discount rate, NationsBanc Montgomery determined that SierraWest would have to achieve an average annual earnings growth rate of 24.0% through the year 2002 in order to obtain a present value stock price of $36.59. SierraWest's estimated stand-alone earnings growth rate through the year 2002 is 14.5%.

     The summary set forth above is not a complete description of the presentation by NationsBanc Montgomery to SierraWest's board or of the analyses performed by NationsBanc Montgomery. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. NationsBanc Montgomery believes that its analyses and the summary set forth above must be considered as a whole and that selecting a portion of its analyses and factors, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to SierraWest's board. In addition, NationsBanc Montgomery may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be NationsBanc Montgomery's view of the actual value of SierraWest or the combined company. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.

     In performing its analyses, NationsBanc Montgomery made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of SierraWest or BancWest. The analyses performed by NationsBanc Montgomery are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of NationsBanc Montgomery's analysis of the fairness of the consideration to be received by you in the merger and were provided to SierraWest's board in connection with the delivery of NationsBanc Montgomery's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or any time in the future. The forecasts used by NationsBanc Montgomery in certain of its analyses are based on numerous variables and assumptions, which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those contemplated in such forecasts.

     As described above under "THE MERGER -- Reasons for the Merger; Recommendation of the Board of Directors," NationsBanc Montgomery's opinion and presentation to SierraWest's board were among the many factors taken into consideration by SierraWest's board in making its determination to approve the merger agreement.

     Pursuant to its engagement letter, SierraWest paid NationsBanc Montgomery a fee of approximately $600,000 upon the signing of a definitive agreement. Based on the transaction value at the time of the announcement of the transaction, NationsBanc Montgomery will receive an additional fee of approximately $1,930,000 upon the closing of the merger. Accordingly, a significant portion of NationsBanc Montgomery's fee is contingent upon the closing of the merger. SierraWest has also agreed to reimburse NationsBanc Montgomery for its reasonable out-of-pocket expenses, including reasonable fees and disbursements for NationsBanc Montgomery's legal counsel and other experts retained by NationsBanc Montgomery. SierraWest has agreed to indemnify NationsBanc Montgomery, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws.

REGULATORY APPROVALS REQUIRED

     The merger and the contemplated merger of SierraWest Bank and Bank of the West (the "bank merger") are subject to the approval of the FDIC under Section 18(c) of the Federal Deposit Insurance Act and the approval of the Commissioner of Financial Institutions of the State of California (the "California Commissioner") under the California Financial Code. Aspects of the merger and the bank merger will require notifications to, and/or approvals from, certain other federal authorities and banking authorities in certain other states.

     Under the Federal Deposit Insurance Act, the FDIC must withhold approval of the merger or the bank merger, as the case may be, if it finds that the transaction would tend to create a monopoly or would in any other manner be in restraint of trade, unless it finds that any such anti-competitive effects of the merger or the bank merger are clearly outweighed in the public interest by the probable effects of the merger or the bank merger in meeting the convenience and needs of the communities to be served. Also, the merger and the bank merger may not be consummated for 30 days from the date of approval by the FDIC, during which time it could be challenged by the United States Department of Justice on antitrust grounds. With the approval of the Department of Justice, however, this waiting period may be reduced to no less than 15 days. The commencement of an antitrust action by the Department of Justice would stay the effectiveness of FDIC approval of the merger or the bank merger unless a court specifically ordered otherwise.

     In deciding whether to approve the merger and the bank merger, the FDIC will also take into consideration the financial and managerial resources and future prospects of the banking subsidiaries following the transactions. The FDIC has indicated that it will not approve a significant acquisition unless the resulting institution has sufficient capitalization, taking into account, among other things, asset quality.

     In addition, under the Community Reinvestment Act of 1977, the FDIC must take into account the record of performance of each insured depository institution subsidiary of BancWest, including Bank of the West, in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by each company. As part of the review process for the merger and the bank merger, the FDIC will solicit public comments regarding the applications. The FDIC frequently receives, in merger transactions, protests from community groups and others regarding various aspects of the proposal and, in particular, the extent to which the applicants are complying with Community Reinvestment Act and fair lending laws. All of the banking subsidiaries of BancWest have received either an "outstanding" or a "satisfactory" Community Reinvestment Act rating in their most recent Community Reinvestment Act examinations by their respective federal regulators.

     The FDIC is also authorized (but generally not required) to hold a public hearing or meeting in connection with an application for approval of a merger under the Bank Merger Act if it determines that such a hearing or meeting would be appropriate. A decision by the FDIC to hold a public hearing or meeting regarding any such application could prolong the period during which that application is subject to review by the FDIC.

     BancWest and Bank of the West filed an application seeking approval of the merger and the bank merger with the FDIC on April 2, 1999. The parties anticipate that the FDIC will act on and approve the application during the second or third quarter of 1999.

     The merger and bank merger will also be subject to the prior approval of the California Commissioner. The factors that the California Commissioner will consider in determining whether to grant its approval include the competitive effects of the merger and the bank merger, the principles of sound banking and the public interest and the needs of the communities served by Bank of the West.

     BancWest and Bank of the West filed an application seeking approval of the merger and the bank merger with the California Commissioner on April 2, 1999. The parties anticipate that the California Commissioner will act on and approve the application during the second or third quarter of 1999.

     There can be no assurance as to whether or when any of the above-described regulatory approvals required for consummation of the merger and the bank merger will be obtained or as to any conditions that may be imposed in connection with the granting of such approvals. See "THE MERGER AGREEMENT -- Conditions to the Completion of the Merger."

STOCK EXCHANGE LISTING

     The shares of BancWest common stock to be issued in the merger will be listed on the New York Stock Exchange.

INTEREST OF CERTAIN OFFICERS AND DIRECTORS IN THE MERGER

     In considering the recommendation of the board of directors of SierraWest to approve the merger agreement, you should be aware that certain officers and directors of SierraWest have certain interests in, and will receive benefits as a consequence of, the merger that are different from the benefits to SierraWest shareholders generally.

     STOCK, OPTIONS AND DEFERRED COMPENSATION PLAN. As of April 19, 1999, SierraWest's directors and executive officers owned an aggregate of 373,649 shares of SierraWest stock (including 118,507 shares subject to options exercisable within 60 days of April 19, 1999) which, if owned at the time of the merger, will be converted into shares of BancWest stock with an approximate aggregate market value of $12,580,463, based on the $41.06 closing price of BancWest stock on April 19, 1999. All outstanding options to purchase SierraWest stock will vest at the time of the merger. Based on a policy adopted by the board of directors of SierraWest, any current director of SierraWest who exercises nonqualified stock options after the merger will be entitled to receive a payment in the amount equal to the estimated imputed value of the tax benefits realized or estimated to be realized by BancWest as a result of the exercise.

     SierraWest's outside directors (i.e., directors who are not employees of SierraWest or SierraWest Bank) participate in a Deferred Compensation and Stock Award Plan. Under this plan, outside directors are required to defer receipt of one-third of their directors' fees for regular board meetings in the form of promised shares of SierraWest stock. The director may also voluntarily defer all or a portion of the remaining amount of director's fees. The plan provides that, at the time of the merger, the outside directors will receive cash payments equal to the value of their deferred SierraWest stock at that date or an aggregate of $331,204, based on $41.06, the closing price of BancWest stock on April 19, 1999. Under the plan the directors are not entitled to receive shares of SierraWest common stock.

     PAYMENT CONTINUATION AGREEMENTS. In the interest of retaining qualified directors and senior management, SierraWest has entered into agreements with some of its directors and officers providing salary continuation benefits upon their retirement or earlier death. Under these agreements, the vesting of benefits accelerate and become payable upon a change in control, such as the merger.

     SierraWest has entered into Amended and Restated Payment Continuation Agreements with the following directors: Jerrold Henley, Richard Gaston, Jack Leonesio, William McClintock, Tom Watson, A. Morgan Jones, Ralph Coppola, John Johnson, Ron Johnson and Dave Clark. These agreements provide for payments to each participating director of $4,000 per year for 15 years, beginning 15 years after the date of their respective agreement. Accrued benefits vest 20% per year over a five-year period from the date of association with SierraWest. Upon a change of control, such as the merger, the director will receive a lump sum cash payment equal to the present value of the maximum benefits under the agreement. The estimated present value for each participant is $31,018. In addition, two of SierraWest's directors will have the right to purchase health insurance from BancWest after the merger. SierraWest has entered into agreements with executive officers William T. Fike and David Broadley providing salary continuation benefits. These benefits fully vest and become payable upon the officer's retirement at age 65, the officer's death or a change of control of SierraWest. At the time of the merger, Mr. Fike will become entitled to receive annual payments of $50,000 for 20 years and Mr. Broadley will become entitled to receive annual payments of $40,000 for 20 years.

     See "EXECUTIVE COMPENSATION -- Salary Continuation Plan" for a more complete description of these agreements.

     EMPLOYMENT AGREEMENTS. Mr. Fike's employment agreement with SierraWest provides for a payment upon a change of control of SierraWest. Under the terms of his employment agreement, Mr. Fike will receive a lump-sum severance payment equal to $393,750, the automobile SierraWest provides for his use and a club membership that SierraWest purchased for his use.

     SierraWest has also entered into Senior Manager Separation Benefits Agreement with officers, Rick Belstock, David Broadley, Pat Day, Mary Jane Posnien and Bob Silver. Under the terms of these agreements, if the officer is terminated, other than for cause, or (in the case of Mr. Broadley) chooses to resign within nine months after a change in control, the officer will be entitled to receive six, nine or 12 months' salary, depending on the officer, either in a lump sum or in installments, at the officer's option. Under the terms of his Senior Manager Separation Benefits Agreement and based on his current salary,

Mr. Belstock will be entitled to six months' salary or $44,031 if he is terminated or chooses to resign after the merger. Messrs. Broadley and Day will be entitled to receive 12 months' salary or $160,000 and $135,200, respectively, based on their current salaries. Ms. Posnien and Mr. Silver will be entitled to receive nine months' salary, or $63,750 and $75,750, respectively. In addition, Mr. Broadley will be entitled to receive the automobile SierraWest provides for his use.

     See "EXECUTIVE COMPENSATION -- Employment Agreements" for a more complete description of these agreements.

     INDEMNIFICATION COVENANT. In the merger agreement, BancWest has agreed to indemnify the directors and officers of SierraWest and SierraWest Bank against claims and expenses paid in settlement of or in connection with any claim, suit or investigation based, in whole or in part, on the fact that the person was or is a director or officer of SierraWest or SierraWest Bank, the merger agreement or the transactions described in the merger agreement.

EFFECT ON SIERRAWEST'S EMPLOYEE BENEFITS PLANS

     Under the merger agreement, SierraWest and SierraWest Bank have agreed to modify their present incentive compensation and bonus plans to provide for the settlement promptly after the effective time of the merger of the accrued entitlement of the participants in such plans as of the closing date. BancWest and Bank of the West will pay such entitlements to the respective participants promptly after the effective time of the merger subject to required withholdings. For the period from the closing date to and including December 31, 1999, BancWest and Bank of the West will either continue the existing incentive compensation and bonus plans of SierraWest and SierraWest Bank or will make comparable plans available to the participants in these plans.

     After the closing date, BancWest and Bank of the West will honor the arrangements regarding health and life insurance coverage, continuation of directors' fees and deferral of directors' fees for certain individuals and SierraWest will have performed all necessary actions so that the modification or termination of the various plans or arrangements will be effective at the effective time of the merger.

ACCOUNTING TREATMENT

     BancWest expects to account for this merger under the pooling of interests method of accounting. It is a condition to completion of the merger that both BancWest and SierraWest receive a letter from their respective independent accountants stating that the merger will qualify as a pooling of interests transaction under generally accepted accounting principles.

     Under the pooling of interests method of accounting, BancWest will restate its consolidated financial statements as follows:

     - BancWest will carry forward on its books the assets and liabilities of SierraWest at their historical recorded values,

     - income of the combined BancWest will include income of BancWest and SierraWest for the entire fiscal year in which the combination occurs,

     - the reported income, assets, liabilities and shareholders' equity of the separate companies for previous periods will be combined and restated as income, assets, liabilities and shareholders' equity of BancWest, and

     - all intercompany accounts will be eliminated.

BancWest has been informed by its independent accountants that the merger will likely qualify as a pooling of interests for financial accounting and financial reporting purposes.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes the material United States federal income tax consequences of the merger. The discussion does not address all aspects of United States federal taxation that may be relevant to you, and it may not be applicable to SierraWest shareholders who, for United States federal income tax purposes, are nonresident alien individuals, foreign corporations, foreign partnerships, foreign trusts or foreign estates, or who acquired their SierraWest common stock pursuant to the exercise of SierraWest stock options or otherwise as compensation. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO YOU.

     This discussion is based on the Internal Revenue Code of 1986, regulations and rulings now in effect or proposed thereunder, current administrative rulings and practice, and judicial precedent, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to you as discussed in this proxy statement-prospectus. This discussion assumes that you hold your SierraWest common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code.

     None of the parties is required to complete the merger unless BancWest shall have received an opinion of Pillsbury Madison & Sutro LLP, counsel to BancWest, and SierraWest shall have received an opinion of McCutchen, Doyle, Brown & Enersen, LLP, counsel to SierraWest, based upon certain customary assumptions and certain representations made by BancWest and SierraWest, to the effect that, for United States federal income tax purposes, under currently applicable law,

     - the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and

     - BancWest and SierraWest will each be party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code.

     Based upon such opinions, the following will be the material federal income tax consequences of the merger:

     (1) You will recognize no gain or loss if you receive solely BancWest common stock in exchange for shares of SierraWest common stock you hold, except with respect to cash received instead of fractional shares of BancWest common stock.

     (2) The aggregate adjusted tax basis of the shares of BancWest common stock you receive in the merger (including any fractional share of BancWest common stock deemed to be received by you, as described in paragraph
         (4) below), will be equal to the aggregate adjusted tax basis of the shares of SierraWest common stock surrendered by you for the shares of the BancWest common stock.

     (3) The holding period of the shares of BancWest common stock you receive in the merger (including any fractional share of BancWest common stock deemed to be received by you, as described in paragraph (4) below) will include the holding period of the shares of SierraWest common stock you exchange for the shares of BancWest common stock.

     (4) If you receive cash in the merger instead of a fractional share of BancWest common stock it will be treated as if you received the fractional share in the merger and then BancWest redeemed such share in return for the cash. You will generally have to recognize capital gain or loss equal to the difference between the amount of cash received and the portion of your adjusted tax basis in the shares of BancWest common stock allocable to the fractional share.

     BancWest is not required to complete the merger if any SierraWest shareholders perfect dissenters' rights. The following discussion applies only if BancWest waives this condition. A shareholder who perfects dissenters' rights and receives payment for his or her SierraWest shares will be treated as if such shares were redeemed. In general, if the shares are held as a capital asset at the date the merger is consummated, the dissenting shareholder will recognize a capital gain or loss measured by the difference between the amount of cash received and the basis of the shares in the hands of the dissenting shareholder. However, if such dissenting shareholder owns, directly or indirectly through the application of Section 318 of the Internal Revenue Code, any shares of common stock as to which dissenters' rights are not exercised and perfected and which are therefore exchanged for SierraWest common stock in the merger, such shareholder may be treated as having received a dividend in the amount of cash paid to the shareholder in exchange for the shares as to which dissenter's rights were perfected. Under Section 318 of the Internal Revenue Code, you are deemed to own stock that is actually owned (or deemed to be owned) by certain members of your family (spouse, children, grandchildren and parents, with certain exceptions) and other related parties, including, for example, certain entities in which you have a direct or indirect interest (including partnerships, estates, trusts and corporations), as well as stock that you have (or a related person has) the right to acquire upon exercise of an option or conversion right held by you (or a related person). If you intend to dissent from the merger, you should consult your own tax advisor with respect to the application of the constructive ownership rules to your particular circumstances. See "-- Dissenters' Rights of Appraisal."

     THE FOREGOING IS A GENERAL DISCUSSION OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND IS INCLUDED FOR GENERAL INFORMATION ONLY. THE FOREGOING DISCUSSION DOES NOT TAKE INTO ACCOUNT THE PARTICULAR FACTS AND CIRCUMSTANCES OF YOUR STATUS AND ATTRIBUTES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES ADDRESSED IN THE FOREGOING DISCUSSION MAY NOT APPLY TO YOU. IN VIEW OF THE INDIVIDUAL NATURE OF INCOME TAX CONSEQUENCES, YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU, INCLUDING THE APPLICATION AND EFFECT OF UNITED STATES FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL AND OTHER TAX LAWS.

DISSENTERS' RIGHTS OF APPRAISAL

     Because SierraWest common stock is traded on the Nasdaq National Market System, dissenters' rights will be available to the shareholders of SierraWest only if the holders of five percent or more of SierraWest common stock make a written demand upon SierraWest for the purchase of dissenting shares in accordance with Chapter 13 of California General Corporation Law. BANCWEST IS NOT REQUIRED TO COMPLETE THE MERGER IF ANY HOLDERS OF SIERRAWEST COMMON STOCK ARE ENTITLED TO HAVE THEIR SHARES TREATED AS "DISSENTING SHARES." THEREFORE, IF YOU EXERCISE YOUR DISSENTERS' RIGHTS, THE MERGER MAY NOT BE COMPLETED AND YOU MAY RETAIN YOUR SIERRAWEST SHARES. However, if holders are entitled to have their shares treated as "dissenting shares" and BancWest has waived the condition described above and the merger is completed, then shareholders of SierraWest who dissent from the merger by complying with the procedures set forth in Chapter 13 of the California law would be entitled to receive an amount equal to the fair market value of their shares as of February 25, 1999, the day before the public announcement of the merger. The closing sales price for SierraWest common stock on February 25, 1999 was $28.875. A copy of Chapter 13 of the California General Corporation Law is attached hereto as Appendix D and should be read for more complete information concerning dissenters' rights. You must follow the required procedure set forth in Chapter 13 of the California General Corporation Law exactly or you will lose any dissenters' rights. The information set forth below is a general summary of dissenters' rights as they apply to SierraWest shareholders and is qualified in its entirety by reference to Appendix D.

     In order to be entitled to exercise dissenters' rights, you must vote "AGAINST" the merger. Thus, if you wish to dissent and execute and return a proxy in the accompanying form, you must specify that your shares are to be voted "AGAINST" the merger. If you return a proxy without voting instructions or with instructions to vote "FOR" the merger, your shares will automatically be voted in favor of the merger and you will lose any dissenters' rights. If you do not return a proxy and you attend the annual meeting, you must vote "AGAINST" the merger at the meeting to preserve your dissenter's rights. In addition, if you abstain from voting your shares, you will lose your dissenter's rights.

     Furthermore, in order to preserve your dissenters' rights, you must make a written demand upon SierraWest for the purchase of dissenting shares and payment to you of their fair market value, specifying the number of shares held of record by you and a statement of what you claim to be the fair market value of those shares as of February 25, 1999. You must address your demand to SierraWest Bancorp, P.O. Box 61000, 10181 Truckee-Tahoe Airport Road, Truckee, California 96161, Attn: David Broadley, and we must receive it not later than the date of the SierraWest annual meeting. A vote "AGAINST" the merger does not constitute such written demand.

     WE CANNOT ASSURE YOU THAT THE MERGER WILL BE COMPLETED IF ANY HOLDERS OF SIERRAWEST COMMON STOCK ARE ENTITLED TO EXERCISE DISSENTERS' RIGHTS OF APPRAISAL. BANCWEST IS NOT REQUIRED TO COMPLETE THE MERGER IF ANY HOLDERS OF SIERRAWEST COMMON STOCK HAVE SUCH RIGHTS. SEE "THE MERGER
AGREEMENT -- CONDITIONS TO THE COMPLETION OF THE MERGER." AS A RESULT, THE FOLLOWING DISCUSSION WILL ONLY APPLY IF BANCWEST WAIVES THAT CONDITION TO CLOSING. BANCWEST DOES NOT INTEND TO WAIVE THAT CONDITION.

     If the holders of five percent or more of the outstanding shares of SierraWest common stock have submitted a written demand for SierraWest to purchase their shares, and these demands are received by SierraWest on or before the date of the SierraWest annual meeting and the merger is approved by the shareholders, SierraWest will have 10 days after such approval to send to those shareholders who have voted against the approval of the merger written notice of such approval accompanied by a copy of Chapter 13 of the California General Corporation Law, a statement of the price determined by SierraWest to represent the fair market value of the dissenting shares as of February 25, 1999, and a brief description of the procedure to be followed if you desire to exercise the dissenters' rights. Within 30 days after the date on which the notice of the approval of the merger is mailed, the dissenting shareholder must surrender to SierraWest, at the office designated in the notice of approval, the certificate representing the dissenting shares to be stamped or endorsed with a statement that they are dissenting shares or to be exchanged for certificates for the appropriate number of shares that are stamped or endorsed. Any shares of SierraWest common stock that are transferred prior to their submission for endorsement lose their status as dissenting shares.

     If SierraWest and the dissenting shareholder agree that the surrendered shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder will be entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Payment of the fair market value of the dissenting shares shall be made within 30 days after the amount thereof has been agreed upon or 30 days after any statutory or contractual conditions to the merger have been satisfied, whichever is later, subject to the surrender of the certificates therefor, unless provided otherwise by agreement.

     If SierraWest denies that the shares surrendered are dissenting shares, or SierraWest and the dissenting shareholder fail to agree upon a fair market value of such shares of SierraWest common stock, then the dissenting shareholder of SierraWest must, within six months after the notice of approval is mailed, file a complaint in the Superior Court of the proper county requesting the court to make such determinations or the dissenting shareholder must intervene in any pending action brought by any other dissenting shareholder. If the complaint is not filed or intervention in a pending action is not made within the specified six-month period, the dissenters' rights are lost. If the fair market value of the dissenting shares is at issue, the court or one or more court-appointed appraisers will determine, such fair market value. A dissenting shareholder may not withdraw his or her dissent or demand for payment unless SierraWest consents to such withdrawal.

     The receipt of a cash payment for dissenting shares will result in recognition of gain or loss for federal and California state income tax purposes by dissenting shareholders. See "-- Certain Federal Income Tax Consequences."

SIERRAWEST'S RIGHTS AGREEMENT

     Under the merger agreement, SierraWest agreed to amend its rights agreement between SierraWest and American Stock Transfer & Trust Co. dated January 16, 1996, as amended, so that the transactions contemplated by the merger agreement do not result in the grant of any rights to any person under the rights agreement. Accordingly, on February 25, 1999, SierraWest amended its rights agreement to allow SierraWest to enter into the merger agreement. As amended, the rights agreement provides that BancWest, Bank of the West and their affiliates and associates will not be "acquiring persons" as a result of the merger agreement or the transactions described in the merger agreement.

RESALES OF BANCWEST COMMON STOCK

     The shares of BancWest common stock to be issued to shareholders of SierraWest under the merger agreement have been registered under the Securities Act, so these shares may be freely traded without restriction by people who will not be affiliates of BancWest after the merger or who were not affiliates of SierraWest on the date of the annual meeting. All directors and certain officers of SierraWest may be deemed to have been affiliates of SierraWest within the meaning of such rules. Those people may resell shares of BancWest common stock to be received by them in the merger only if the shares are registered for resale under the Securities Act or an exemption from such registration under the Securities Act is available. Those people may be permitted to resell the BancWest shares under the safe harbor provisions of Rule 145 under the Securities Act (or Rule 144 in the case of such persons who become affiliates of BancWest) or as otherwise permitted under the Securities Act. People who may be deemed affiliates of SierraWest or BancWest generally include individuals or entities that control, are controlled by, or are under common control with, SierraWest or BancWest, and may include certain officers and directors of such entities as well as principal shareholders of SierraWest or BancWest. We encourage any such person to obtain advice of securities counsel before reselling any BancWest shares.

     The merger agreement provides that SierraWest will use its commercially reasonable efforts to cause each director, executive officer and other person who is an affiliate for purposes of Rule 145 under the Securities Act to execute and deliver, as soon as practicable after the date of the merger agreement and prior to the date of the annual meeting, a written agreement to the effect that such person will not offer or sell or otherwise dispose of:

     - any BancWest common stock received in the merger in violation of the Securities Act or the rules and regulations thereunder, and

     - any shares of BancWest common stock or SierraWest common stock during in the period beginning 30 days before the effective time of the merger and ending at such time as results covering at least 30 days of combined operations of BancWest and SierraWest have been published by BancWest.

                              THE MERGER AGREEMENT

     The following is a summary of the material provisions of the merger agreement, as amended which is attached to this proxy statement-prospectus as Appendix A. The merger agreement is incorporated by reference into this proxy statement-prospectus. You are urged to read the merger agreement in its entirety.

STRUCTURE OF THE MERGER; EFFECTIVE TIME

     The merger agreement contemplates the merger of SierraWest with and into Bank of the West. Bank of the West will be the surviving corporation in the merger and will continue its corporate existence under California law. The merger will become effective upon the filing of an agreement of merger with the Secretary of State of the State of California, or at such time thereafter as is provided in such agreement of merger. The closing of the merger will take place at 10:00 a.m., California time, on a date to be specified by the parties, which will be the fifth business day after satisfaction or waiver (subject to applicable law) of the conditions set forth in the merger agreement, unless another time or date is agreed to in writing by BancWest, Bank of the West and SierraWest. The merger agreement may be terminated by either BancWest or SierraWest if, among other reasons, the merger shall not have been consummated on or before September 30, 1999. See "-- Conditions to the Completion of the Merger" and "-- Termination" below.

     Immediately after the merger of SierraWest into Bank of the West, SierraWest's wholly-owned subsidiary SierraWest Bank will merge with and into Bank of the West, and Bank of the West will be the surviving corporation.

     The merger agreement provides that BancWest may change the structure of the merger for any reasonable business, tax or regulatory purpose. The alternate structure, however, may not materially and adversely affect the timing of the merger, or adversely affect the economic benefits, the form of consideration or the tax effect of the merger to you.

CONVERSION OF SIERRAWEST COMMON STOCK

     If you are a shareholder of SierraWest common stock as of the effective time of the merger your shares of SierraWest common stock will be converted into the right to receive 0.82 of a share of BancWest common stock. Your shares of SierraWest common stock will no longer be outstanding and will be automatically canceled and retired and will cease to exist. Your stock certificate previously representing shares of SierraWest common stock will be exchanged for a certificate representing whole shares of BancWest common stock.

     Under the merger agreement SierraWest has the option to terminate the merger if the price per share of BancWest common stock declines significantly. During the two days after the FDIC approves the transactions, the board of directors of SierraWest may terminate the agreement, if:

     - the average closing price per share of BancWest common stock for the 20 consecutive trading days ending on the date the FDIC approves the merger is less than 85% of $43.8375 (the average closing price of BancWest common stock for the 5 trading days before the public announcement of the merger), and

     - the ratio of the average closing price of BancWest common stock during such 20 day period to $43.8375 is less than 85% of the ratio of Standard & Poor's Mid-

       Cap Regional Bank Index during such 20 trading day period to $223.854 (the average bank index for the 5 trading days before the public announcement of the merger).

SierraWest cannot terminate the merger agreement, if within 5 business days of being notified by SierraWest of SierraWest's intention to terminate, BancWest adjusts the exchange ratio so that the value of BancWest shares you receive in the merger will not have declined more than 15% in relation to any decline in the bank stock index. For more information see "-- Termination."

     You will not receive any fractional shares of BancWest common stock. If you are entitled to a fraction of a share of BancWest common stock you will, instead, receive an amount in cash. The cash amount will be equal to the closing price as reported on the New York Stock Exchange for the BancWest common stock on the trading day immediately preceding the closing date, multiplied by the fraction of a share of BancWest common stock to which you would otherwise be entitled. You will not be entitled to dividends, voting rights, interest on the value of, or any other rights in respect of a fractional share. In the event BancWest pays, declares or otherwise effects a stock split, reverse stock split, reclassification or stock dividend or stock distribution with respect to BancWest common stock between the date of the merger agreement and the effective time of the merger, appropriate adjustments will be made to the average BancWest closing price of BancWest common stock.

OPTIONS

     At the effective time of the merger, each option to acquire SierraWest common stock which is outstanding and unexercised will be converted automatically into an option to purchase shares of BancWest common stock. The number of shares to be subject to the new option will be equal to the product of the number of shares of SierraWest common stock subject to the original option and the exchange ratio, rounded down to the nearest share. The exercise price per share of BancWest common stock under the new option will be equal to the exercise price per share of SierraWest common stock under the original option divided by the exchange ratio. The exercise price will be rounded up to the nearest cent. In the case of any options which are "incentive stock options," as defined in Section 422 of the Internal Revenue Code, the exercise price, the number of shares purchasable pursuant to such options and the terms and conditions of such options will be determined in order to comply with Section 424(a) of the Internal Revenue Code. The duration and other terms of the new options will be the same as those of the original option.

EXCHANGE AGENT; EXCHANGE PROCEDURE

     Under the merger agreement, BancWest has agreed to appoint American Stock Transfer & Trust Company, New York, New York or its successor, or any other bank or trust company (having capital of at least $50 million) mutually acceptable to SierraWest and BancWest, as exchange agent for the purpose of exchanging certificates representing the BancWest common stock which are to be issued pursuant to the merger agreement. As soon as practicable after the effective time of the merger, upon the surrender of your SierraWest shares certificate for cancellation, you will be entitled to receive a certificate representing the number of shares of BancWest common stock determined in accordance with the merger agreement and a payment in cash with respect to any fractional shares.

Do not send in your certificates at this time. Please wait until you receive a transmittal letter with more specific instructions on exchanging your certificates.

     You will not receive any dividends or other distributions of any kind which are declared payable to shareholders of record of the shares of BancWest common stock after the effective time of the merger until you surrender your certificate for shares of SierraWest common stock. Upon such surrender of your SierraWest certificate, you will be paid, without interest, any dividends or other distributions with respect to the shares of BancWest common stock as to which the record date and payment date occurred on or after the effective time of the merger and on or before the date on which you surrendered your certificate for shares of SierraWest common stock.

     If you would like your certificate for shares of BancWest common stock to be issued in a name other than the name or names in which your exchanged SierraWest certificate is registered, you will have to pay to the exchange agent any transfer costs, taxes or other expenses required by reason of the issuance of certificates for such shares of BancWest common stock in a name other than the registered holder of the exchanged SierraWest certificate.

     All dividends or distributions, and any cash to be paid instead of fractional shares, if held by the exchange agent for payment or delivery to the holders of unsurrendered SierraWest certificates representing shares of SierraWest common stock and unclaimed at the end of one year from the effective time of the merger, shall (together with any interest earned thereon) at such time be paid or redelivered by the exchange agent to BancWest. After such time, if you still have not surrendered your SierraWest certificate, you must, look as a general creditor only to BancWest for payment or delivery of such dividends or distributions or cash, as the case may be.

     Neither BancWest nor the surviving corporation shall be liable to you for such shares (or dividends or distributions thereon) or cash payable instead of fractional shares delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains customary mutual representations by each of BancWest and SierraWest relating to, among other things, (1) corporate organization and existence, (2) capitalization, (3) corporate power and authority to enter into, and due authorization, execution, delivery, performance and enforceability of, the merger agreement, (4) required governmental and third party consents and approvals and that neither the merger agreement nor the transactions contemplated thereby violate either party's organizational documents, applicable law and certain material agreements, (5) financial statements, (6) Securities and Exchange Commission documents, (7) the accuracy of the information provided by each of BancWest and SierraWest for inclusion in this proxy statement-prospectus, (8) compliance with applicable laws, (9) the absence of material litigation, (10) subsidiaries, (11) certain bank regulatory matters, (12) the absence of certain material changes or events since September 30, 1998, (13) the absence of undisclosed liabilities, (14) timely filing of all material regulatory reports, (15) brokers' and finders' fees, (16) confirmation that the merger will qualify for pooling of interests treatment for accounting purposes, (17) compliance with Community Reinvestment Act, and (18) Year 2000 readiness.

     In the merger agreement SierraWest also makes representations and warranties to BancWest and Bank of the West concerning, (1) ownership of BancWest common stock, (2) filing of tax returns, payment of taxes and related matters, (3) certain material contracts, (4) employee benefit plans and agreements, (5) the absence of material environmental liability, (6) title to properties, (7) transactions with affiliates, (8) intellectual property, (9) receipt of a fairness opinion from its financial advisor, (10) SierraWest's rights agreement, (11) anti-takeover provisions of the California General Corporation Law, (12) dissenters' rights, (13) insurance, (14) validity and enforceability of all loans, leases, other extensions of credit, commitments or other interest-bearing assets and investments of SierraWest, (15) absence of restrictions on investments, (16) absence of brokered deposits (except as disclosed), (17) absence of high risk, highly interest sensitive derivative contracts (except as disclosed), and (18) absence of collective bargaining agreements.

     BancWest also makes the representation and warranty that no stockholder approval is needed from its stockholders with respect to the approval of the merger agreement.

     The representations and warranties of BancWest and SierraWest terminate as of the effective time of the merger.

CONDUCT OF BUSINESS PENDING THE MERGER

     Pursuant to the merger agreement, BancWest and SierraWest have each agreed that, during the period from the date of the merger agreement to the effective time of the merger, it and each of its respective subsidiaries will:

     - carry on its business in the usual, regular and ordinary course in substantially the same manner as conducted prior to the execution of the merger agreement and use all reasonable efforts to preserve intact its present business organizations, and

     - maintain the rights and franchises of its business, and preserve the relationships with its customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing businesses will not be impaired in any material respect at the effective time of the merger.

The merger agreement permits exceptions for conduct expressly contemplated or permitted by the merger agreement or consented to in writing by the other party.

     In addition, SierraWest has agreed that it and its subsidiaries will not, without the prior written consent of BancWest:

     - declare or pay any dividends on or make other distributions in respect of any of its capital stock, except (1) for dividends by a wholly-owned subsidiary of SierraWest to SierraWest, and (2) SierraWest may pay on March 31, 1999, a cash dividend in the amount of up to $0.26 per share on SierraWest common stock and, if the effective time of the merger occurs after the record date set by BancWest's board of directors for the cash dividend payable by BancWest on its outstanding common stock in respect to the third fiscal quarter of 1999, a further cash dividend of up to $0.26 per share on the SierraWest common stock,

     - split, combine or reclassify any of its capital stock or issue any other securities instead of shares of its capital stock,

     - issue or sell any shares of its capital stock, other than issuances of SierraWest common stock in connection with the exercise of SierraWest options, or repurchase, redeem or otherwise acquire any shares of its capital stock,

     - amend its articles of incorporation or its bylaws or other organizational documents or that of any subsidiary,

     - enter into any new material line of business or materially change its lending, investment, liability management and other material banking policies, except as required by law or by policies imposed by a banking regulatory authority or the U.S. Small Business Administration,

     - subject to certain exceptions, incur or commit to any capital expenditures or any obligations or liabilities in connection with capital expenditures other than in the ordinary course of business consistent with past practice but in no event for more than $50,000 as to any one such item or $200,000 as to all such items in the aggregate,

     - make any acquisition or enter into any merger, except as permitted by certain limited exceptions,

     - sell, lease, encumber or otherwise dispose of, any material assets, other than in the ordinary course of business consistent with past practice,

     - incur or guarantee any long-term indebtedness or issue or sell any long-term debt securities or guarantee any long-term debt securities of others other than (1) indebtedness of any subsidiary of SierraWest to SierraWest or to another subsidiary of SierraWest, (2) deposits taken in the ordinary course of business consistent with past practice, or (3) renewals or extensions of existing long-term indebtedness without any change in the material terms thereof,

     - intentionally take or fail to take any action that would, or reasonably might be expected to, result in any of the representations and warranties set forth in the merger agreement being or becoming untrue in any material respect, or in any of the conditions to the closing set forth in the merger agreement not being satisfied, or, unless such action is required by applicable law or sound banking practice, which would adversely affect the ability of BancWest or SierraWest to obtain any of the requisite regulatory approvals,

     - subject to certain exceptions, change its methods of accounting,

     - subject to certain exceptions, enter into or amend any employee benefit plans or agreements or increase the compensation or fringe benefits of any director, officer and employee,

     - except in the ordinary course of business consistent with past practice, make or acquire any loan or issue a commitment for any loan or agree to issue any letters of credit or otherwise guarantee the obligations of any other persons,

     - engage or participate in any material transaction or incur or sustain any material obligation not in the ordinary course of business consistent with past practice,

     - settle any claim involving money damages involving a payment in excess of $50,000 as to any such matter, or settle any other matter not involving money damages which is material to SierraWest,

     - change or make any tax elections or settle or compromise any material tax liability,

     - subject to certain exceptions, make an application for the opening, relocation or closing of, or open, relocate or close any branch or loan production office,

     - amend or waive any provision of, or terminate, the SierraWest rights plan, or redeem any of the rights outstanding thereunder,

     - except as permitted by the merger agreement, enter into any securitization or similar transactions with respect to any loans, leases or other assets, or

     - agree to, or make any commitment to, take any of the actions described above.

     Additionally, BancWest has agreed not to:

     - amend its certificate of incorporation or its bylaws in a manner that would materially and adversely affect (1) its ability to perform it obligations under the merger agreement or complete the merger, or (2) the rights, powers and privileges of the shares of BancWest common stock to be issued in the merger,

     - intentionally take or fail to take any action that would, or reasonably might be expected to, result in (1) any of its representations and warranties set forth in the merger agreement being or becoming untrue, subject to such exceptions as do not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on BancWest following the effective time of the merger, (2) any of the conditions to the closing set forth in the merger agreement not being satisfied, or unless such action is required by applicable law or sound banking practice, that would adversely affect the ability of BancWest or SierraWest to obtain any of the requisite regulatory approvals without imposition of a burdensome condition, or

     - agree to, or make any commitment to, take any of the actions described above.

ADDITIONAL AGREEMENTS

     SIERRAWEST SHAREHOLDERS' MEETING. In the merger agreement, SierraWest has agreed to call a meeting of its shareholders to be held as promptly as practicable for the purpose of voting on the merger. SierraWest is required through its board of directors to recommend to its shareholders approval of the merger agreement unless the board of directors of SierraWest determines in good faith, based upon the written advice of outside counsel, that making such recommendation, or failing to withdraw, modify or amend any previously made recommendation, would constitute a breach of fiduciary duty by SierraWest's board of directors under applicable law.

     NO SOLICITATIONS. From February 25, 1999, until the earlier of the effective time of the merger or the termination of the merger agreement, SierraWest has agreed that neither it, nor any of its subsidiaries, affiliates or agents, will enter into discussions or negotiations with or provide information to any person or group of persons (other than BancWest and its subsidiaries) concerning:

     - the acquisition of a 15% or greater equity interest in, or a merger, consolidation, liquidation, dissolution or other disposition of 15% or more of the assets of, SierraWest or any significant subsidiary of SierraWest, or

     - any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of SierraWest or any significant subsidiary of SierraWest (other than pursuant to the transactions contemplated by the merger agreement and the stock option agreement).

     FILINGS AND OTHER ACTIONS. In the merger agreement, BancWest and SierraWest have each agreed to use all reasonable efforts:

     - to take all actions necessary to comply promptly with all legal requirements which may be imposed on such party or its subsidiaries with respect to the transactions contemplated by the merger agreement, and

     - to obtain (and to cooperate with the other party to obtain) any governmental or private consent, authorization, order, exemption or approval which is required to be obtained or made by such party or any of its subsidiaries in connection with the merger and the other transactions contemplated by the merger agreement.

     In addition, each of SierraWest and BancWest has agreed to use all reasonable best efforts to take all actions, and to do, all things necessary and proper or advisable to complete, as soon as practicable, the transactions contemplated by the merger agreement, including using all reasonable best efforts to:

     - lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to complete the merger according to the merger agreement,

     - defend any litigation seeking to enjoin, prevent or delay the completion of the merger according to the merger agreement or seeking material damages, and

     - provide to counsel to the other party representations and certifications as to such matters as such counsel may reasonably request in order to render the respective tax opinions described under "-- Conditions to the Completion of the Merger" and to obtain the letters of their independent accountants regarding pooling of interests accounting treatment.

     EMPLOYEE BENEFIT PLANS. For a description of the effect of the merger on the SierraWest employee benefit plans, see "THE MERGER -- Effect on SierraWest's Employee Benefits Plans."

     INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. For a period of four years after the effective time of the merger, BancWest has agreed to maintain in effect the current policies of directors' and officers' liability insurance maintained by SierraWest and its subsidiaries (provided that BancWest may substitute policies of at least the same coverage and amounts containing terms and conditions which are not materially less advantageous in the aggregate) with respect to claims arising from facts or events which occurred before the effective time of the merger. However, BancWest will not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 150% of the premiums paid by SierraWest and SierraWest Bank in respect of 1998 for such insurance, as previously disclosed to BancWest. If the premiums for such insurance would at any time exceed 150% of the premiums paid by SierraWest and SierraWest Bank in respect of 1998 for such insurance, then BancWest will maintain policies of insurance which, in BancWest's good faith determination, provide the maximum coverage available at an annual premium equal to 150% of the premiums paid by SierraWest and SierraWest Bank in respect of 1998 for such insurance.

CONDITIONS TO THE COMPLETION OF THE MERGER

     Each party's obligation to complete the merger is subject to various conditions which include, in addition to the other customary closing conditions, the following:

     - SierraWest shareholders shall have approved the merger agreement,

     - all necessary governmental approvals for the merger shall been obtained and any waiting periods required by any governmental entity with respect to the merger shall have expired,

     - there shall not be any injunction or restraining order preventing the completion of the merger or the transactions contemplated by the merger agreement, stock option agreement and agreement of merger, nor shall the merger or the transactions contemplated by the merger agreement, stock option agreement and agreement of merger be illegal under any applicable law,

     - the shares of BancWest common stock to be issued to the shareholders of SierraWest in the merger shall have been approved for listing upon official notice of issuance on the New York Stock Exchange,

     - no stop orders suspending the effectiveness of the registration statement filed by BancWest to register the shares to be issued to SierraWest shareholders shall have been issued, and

     - receipt of reasonably satisfactory opinions of independent public accountants to both BancWest and SierraWest to the effect that the merger will qualify for "pooling of interests" accounting treatment.

     In addition, each party's obligation to complete the merger is subject to the following additional conditions, any of which may be waived by such party:

     - the representations and warranties of the other party set forth in the merger agreement shall be true and correct in all material respects as of the date of the merger agreement (except to the extent such representations and warranties speak as of an earlier date) and as of the closing date,

     - the other party shall have performed in all material respects all of its obligations under the merger agreement,

     - such party shall have received a copy of the resolution or resolutions duly approved by the board of directors (or a duly authorized committee thereof) of the other party and in the case of BancWest, of the holders of the SierraWest common stock, authorizing the execution, delivery and performance by such party of the merger agreement,

     - such party shall have received an opinion of its counsel, dated the closing date, that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and each party will be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code, and

     - the rights issued under the SierraWest rights agreement shall not have become nonredeemable, exercisable, distributed or triggered pursuant to the terms of such agreement.

     In addition, BancWest's obligation to complete the merger is subject to the following additional conditions, any of which may be waived by BancWest:

     - in approving the merger agreement, no governmental authority shall have imposed a burdensome condition or restriction upon BancWest or its subsidiaries or any affiliate which would reasonably be expected to (1) have a material adverse effect after the effective time of the merger on the present or prospective consolidated financial condition, business, operating results or prospects of BancWest or the surviving corporation, including, without limitation, any requirement to dispose of any material assets or businesses or restrict in any significant way any material operations or activities, (2) prevent BancWest or its subsidiaries from realizing all or a substantial portion of the economic benefits of the transactions contemplated by the merger agreement, or (3) materially impair BancWest's ability to exercise and enforce its rights under the merger agreement, stock option agreement and agreement of merger,

     - SierraWest shall have provided to BancWest a review report prepared in accordance with the provisions of Statement on Auditing Standards No. 71, Interim Financial Information, by SierraWest's independent accountants covering SierraWest's quarterly financial report for the most recent quarter ending at least 45 days prior to the closing date,

     - all conditions, including required regulatory approvals, required to be satisfied prior to the completion of the merger of SierraWest Bank with and into Bank of the West shall have been satisfied and such merger shall be able to be consummated immediately following the effective time of the merger of SierraWest with and into Bank of the West, and

     - BancWest shall have determined to its satisfaction that no holders of SierraWest common stock are entitled to have their shares treated as "dissenting shares."

TERMINATION

     The merger agreement may be terminated at any time before the effective time of the merger. If the merger agreement is terminated, the merger will not occur. The merger agreement may be terminated by action taken or authorized by the board of directors of the terminating party or parties whether before or after the approval of the merger agreement by the shareholders of SierraWest:

     - by mutual consent of BancWest and SierraWest in a written instrument,

     - by either party upon written notice to the other party if any bank regulator shall have issued an order denying approval of the merger and the other material aspects of the transactions contemplated by the merger agreement or if any governmental entity with authority to do so shall have issued a final permanent order enjoining or otherwise prohibiting the completion of the merger in accordance with the merger agreement, and the time for appeal or petition for reconsideration of any such order shall have expired without such appeal or petition being granted,

     - by either party if the merger shall not have been completed on or before September 30, 1999, except that if the merger shall not been completed on or before such date due to the act or omission of BancWest or SierraWest, then that party may not terminate the merger agreement under this provision,

     - by either party if the approval of the merger agreement by the SierraWest shareholders is not obtained,

     - by BancWest if any governmental entity with authority to do so shall have issued an order in connection with the transactions under the merger agreement imposing a burdensome condition on BancWest or the surviving corporation, and the time for appeal or petition for reconsideration of any such order shall have expired without such appeal or petition being granted,

     - by BancWest, in the event of a breach by SierraWest of any representation, warranty or covenant contained in the merger agreement, which breach (1) either is not cured within 45 days after the giving of written notice to SierraWest, or is of a nature which cannot be cured prior to the closing and (2) would entitle the non-breaching party to elect not to complete the merger in accordance with the merger agreement under the provisions described under "-- Conditions to the Completion of the Merger;" provided, however, that BancWest may immediately terminate the merger agreement upon notice to SierraWest in the event that SierraWest shall breach the covenant described under "-- Additional Agreements -- No Solicitations,"

     - by BancWest, if the board of directors of SierraWest (1) fails to recommend approval of the merger agreement by the shareholders of SierraWest, (2) amends or modifies such recommendation in a manner materially adverse to BancWest, or (3) withdraws such recommendation to the shareholders of SierraWest,

     - by SierraWest, in the event of a breach by BancWest of any representation, warranty or covenant contained in the merger agreement, which breach (1) either is not cured within 45 days after the giving of written notice to SierraWest, or is of a nature which cannot be cured prior to the closing and (2) would entitle the non-breaching party to elect not to complete the merger in accordance with the merger agreement under the provisions described under "-- Conditions to the Completion of the Merger," or

     - by SierraWest, if SierraWest's board of directors so determines by a vote of a majority of the members of its entire board, at any time during the two business day period beginning on the first business day after the date on which FDIC approves the merger, if:

        (1) the average of the closing prices of BancWest common stock on the New York Stock Exchange for the 20 consecutive trading days ending on the date on which the FDIC approves the merger (the "Average BancWest Closing Price") is less than 85% of the average of closing prices of BancWest common stock on the New York Stock Exchange for the 5 consecutive trading days immediately before the public announcement of the merger (or 85% of $43.8375), and

        (2) the ratio of the Average BancWest Closing Price to $43.8375 (the "BancWest Ratio") is less than 85% of the ratio of the average of the Standard & Poor's Mid-Cap Regional Bank Index as published by Bloomberg Financial Markets for the 20 consecutive trading days ending on the date on which the FDIC approves the merger (the "Final Index Price") to the average of the bank index on the 5 consecutive trading days immediately before the public announcement of the merger (or $223.854) (the "Index Ratio").

However, during the five business day period beginning on the day after receipt of notice of election by SierraWest to terminate under this provision, BancWest will have the option to adjust the exchange ratio to equal the lesser of:

    -        0.85 X $43.8375 X 0.82
         ------------------------------
         Average BancWest Closing Price
                       or
    -          Index Ratio X 0.82
             ---------------------
                 BancWest Ratio

     If BancWest elects to so adjust the exchange ratio, then the right of SierraWest to terminate the merger will end.

     In other words, SierraWest will not have to option to terminate the merger agreement unless, for the applicable period, the BancWest stock price falls below $37.2619, AND the BancWest stock price declines more than 15% in relation to the bank stock index. If BancWest chooses to adjust the exchange ratio, then the value of the BancWest shares you receive in the merger will not have declined more than 15% in relation to any decline in the bank stock index. In the absence of an adjustment to the exchange ratio, the bank stock index will have no effect on the value of the BancWest shares you receive.

     For example, if the Average BancWest Closing Price is $34.00 and the Final Index Price is $215.00, the ratio of $34 to $43.8375 (.7756) is less than 85% of the ratio of $215.00 to $223.854 (.8164). As a result, SierraWest would have the right to terminate the merger agreement. In such situation, BancWest would have the option to adjust the exchange ratio to equal the lesser of:

    -    0.85 X $43.8375 X 0.82
         ----------------------  = 0.8987
                  $34
                   or
    -        0.8164 X 0.82
            ---------------      = 0.8631
                 0.7756

     In this example, the new exchange ratio would be 0.8631.

FEES AND EXPENSES

     Whether or not the merger is completed in accordance with the merger agreement, all costs and expenses incurred in connection with the merger agreement and the transactions covered by the merger agreement will be paid by the party incurring such expense.

AMENDMENT

     The merger agreement may be amended by the parties at any time before or after approval of the merger agreement by the shareholders of SierraWest. However, after the approval by the shareholders of SierraWest, no amendment shall be made which by law requires further approval by such shareholders without such further approval. The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

EXTENSION; WAIVER

     At any time prior to the closing of the merger, the parties, by action taken or authorized by their respective board of directors, may, to the extent legally allowed, (1) extend the time for the performance of any of the obligations or other acts of the other parties, (2) waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to it, and (3) waive compliance with any of the agreements or conditions contained in the merger agreement. To "waive" means to give up rights.

     Any agreement on the part of a party to the merger agreement to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                             STOCK OPTION AGREEMENT
                        BETWEEN SIERRAWEST AND BANCWEST

     Concurrently with the execution and delivery of the merger agreement, SierraWest and BancWest entered into a stock option agreement, under which SierraWest granted BancWest an option to purchase up to 1,059,490 shares of SierraWest common stock representing approximately 19.9% of the outstanding shares of SierraWest common stock at a per share price equal to $28.875. The option will only become exercisable upon the occurrence of certain events described below.

     The following is a summary of the material provisions of the stock option agreement, which is attached as Appendix B to this to proxy statement-prospectus and incorporated herein by reference. You are urged to read the stock option agreement in its entirety.

EXERCISE OF STOCK OPTION

     BancWest may elect to exercise the option in whole or in part only after the occurrence of one of the following events (each a "Purchase Event"):

     - SierraWest or any of its significant subsidiaries, without BancWest's prior written consent, recommends, publicly announces an intention to recommend, or enters into an agreement with any person (other than BancWest or any subsidiary of BancWest) to effect (1) a merger, consolidation or similar transaction involving SierraWest or any of its significant subsidiaries, (2) the disposition, by sale, lease, exchange or otherwise, of assets or deposits of SierraWest or any of its significant subsidiaries representing 15% or more of the consolidated assets or deposits of SierraWest and its subsidiaries, or (3) the issuance, sale, or other disposition by SierraWest of securities representing 15% or more of the voting power of SierraWest or any of its significant subsidiaries (any of the foregoing is defined as an "Acquisition Transaction"),

     - any person or group of persons (other than BancWest or any subsidiary of BancWest) acquires beneficial ownership (as such term is defined in Rule 13d-3 under the Securities Exchange Act) or the right to acquire beneficial ownership of 15% or more of the voting power of SierraWest or any of its significant subsidiaries,

     - any person commences a tender offer or files a registration statement under the Securities Act with respect to an exchange offer for SierraWest common stock such that, upon completion of that offer, that person will own or control 15% or more of the then outstanding shares of SierraWest common stock, or

     - the SierraWest shareholders have not approved the merger agreement, the annual meeting of shareholders of SierraWest has not been held or has been canceled or the SierraWest board has withdrawn or modified in a manner adverse to BancWest its recommendation with respect to the merger agreement, in each case after any person (other than BancWest or any subsidiary of BancWest) has (1) made, or disclosed an intention to make, a bona fide proposal, to engage in an Acquisition Transaction, (2) commenced a tender offer or filed a registration statement under the Securities Act with respect to an exchange offer, or (3) filed an application (or given a notice) with a bank regulatory authority to engage in an Acquisition Transaction.

TERMINATION OF STOCK OPTION

     The option will terminate and be of no further force or effect upon the earliest to occur of:

     - the effective time of the merger,

     - termination of the merger agreement in accordance with its terms before a Purchase Event or a Preliminary Purchase Event (as defined below) occurs, or

     - 12 months after the termination of the merger agreement after a Purchase Event or a Preliminary Purchase Event occurs.

Even if the option terminates, BancWest will still be entitled to purchase those SierraWest shares with respect to which it exercised the option before the termination of the option.

     A "Preliminary Purchase Event" means the occurrence of one of the following events:

     - any person (other than BancWest or any subsidiary of BancWest) makes a bona fide proposal to SierraWest or its shareholders by public announcement, or written communication that is or becomes the subject of public disclosure, to engage in an Acquisition Transaction,

     - after a proposal is made by a third party to SierraWest or its shareholders to engage in an Acquisition Transaction, or a third party states its intention to SierraWest to make such a proposal if the merger agreement terminates, SierraWest breaches any representation, warranty, covenant or agreement contained in the merger agreement, which breach would entitle BancWest to terminate the merger agreement,

     - any person (other than BancWest or any subsidiary of BancWest) other than in connection with a transaction to which BancWest has given its prior written consent, shall have filed an application or notice with any governmental entity for approval to engage in an Acquisition Transaction, or

     - SierraWest's board of directors (1) fails to recommend approval of the merger agreement, (2) amends or modifies its recommendation in a manner materially adverse to BancWest, or (3) withdraws it recommendation to the shareholders of SierraWest.

ADJUSTMENT OF NUMBER OF SHARES SUBJECT TO OPTION

     The number and type of securities subject to the option and the purchase price of shares will be adjusted for any stock split, reverse split, dividend, exchange of shares or similar transaction relating to the SierraWest common stock, so that BancWest will receive upon exercise of the option the same number and type of securities as if the option had been exercised immediately before the change in SierraWest common stock. The number of shares of SierraWest common stock subject to the option will also be adjusted if SierraWest issues additional shares of SierraWest common stock, so that the number of shares of SierraWest common stock subject to the option represents 19.9% of issued and outstanding SierraWest common stock. In the event of a capital reorganization, merger or consolidation of SierraWest with or into another corporation, or the sale of all or substantially all of SierraWest's assets to any other person, then, as a part of any such transaction, provision will be made so that BancWest will be entitled to receive an option of the succeeding corporation, any person that controls the succeeding corporation or SierraWest, at the election of BancWest.

REPURCHASE OF OPTION SHARES

     During the 18-month period after a Repurchase Event (as defined below) occurs, BancWest can require SierraWest to repurchase (1) the option, and (2) the shares of SierraWest common stock received by BancWest upon exercise of the option by BancWest. In addition, BancWest has the same right of repurchase at its request for the 30 days after (1) BancWest receives official notice that an approval of a governmental entity required for the purchase of the option shares will not be granted, or (2) the closing date of its purchase of option shares does not occur within 18 months after the date on which BancWest delivered notice to exercise to SierraWest.

     The shares will be repurchased at a price equal to the sum of:

     - the aggregate purchase price paid by BancWest for any shares of SierraWest common stock acquired under the option with respect to which BancWest then has beneficial ownership;

     - the excess, if any, of (x) the Applicable Price (as defined below) for each share of SierraWest common stock over (y) $28.875 (subject to any adjustments), multiplied by the number of shares of SierraWest common stock with respect to which the option has not been exercised; and

     - the excess, if any, of the Applicable Price over $28.875 (subject to any adjustments) paid (or, in the case of option shares with respect to which the option has been exercised but the closing date has not occurred, payable) by BancWest for each share of SierraWest common stock with respect to which the option has been exercised and with respect to which BancWest then has beneficial ownership, multiplied by the number of such shares.

     A "Repurchase Event" will occur if:

     - any person (other than BancWest or any subsidiary of BancWest) or group of persons acting in concert acquires beneficial ownership of, 25% or more of the then outstanding shares of SierraWest common stock, or

     - SierraWest enters into an agreement in connection with any capital reorganization, merger or consolidation of SierraWest with or into another corporation, or the sale of all or substantially all of SierraWest's assets to any other person.

     The term "Applicable Price" means the highest of:

     (1) the highest price per share of SierraWest common stock paid by any person in connection with a Repurchase Event, or

     (2) the highest closing sales price per share of SierraWest common stock quoted on the Nasdaq National Market System during the 40 business days before the request date,

provided, however, that in the event of a sale of less than all of SierraWest's assets, the Applicable Price will be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of SierraWest as determined by a nationally recognized investment banking firm selected by BancWest, divided by the number of shares of the SierraWest common stock outstanding at the time of such sale.

REGISTRATION RIGHTS

     BancWest has certain rights to require registration of any shares of SierraWest common stock purchased pursuant to the stock option agreement under the securities laws if necessary to enable BancWest to sell such shares.

EFFECT OF STOCK OPTION AGREEMENT

     The stock option agreement is intended to increase the likelihood that the merger will be completed on the terms set forth in the merger agreement. As a result, certain aspects of the stock option agreement may have the effect of discouraging persons who might now or before the effective time of the merger be interested in acquiring all of or a significant interest in SierraWest from considering or proposing such an acquisition, even if they were prepared to offer higher consideration per share for SierraWest common stock than the consideration set forth in the merger agreement.

                        OPERATIONS FOLLOWING THE MERGER

     Although we cannot assure you that any specific level of cost savings will be achieved or as to the timing thereof, BancWest currently expects the surviving corporation to achieve approximately $8.75 million and $12.25 million in pre-tax annual cost savings in the first and second 12-month periods following the completion of the merger, respectively, as a result of the merger. It is also estimated that one-time, after-tax restructuring and other merger related costs of approximately $6.8 million will be incurred upon completion of the merger, principally as a result of severance costs, consolidation of branches and investment banking, legal and accounting fees.

                              BANCWEST CORPORATION

     BancWest, a Delaware corporation, is a registered bank holding company under the Bank Holding Company Act of 1956. As a bank holding company, BancWest is allowed to acquire or invest in the securities of companies that are engaged in banking or in activities closely related to banking as authorized by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). BancWest, through its subsidiaries, operates a general commercial banking business and other businesses related to banking. Its principal assets are its investments in:

     - First Hawaiian Bank, a State of Hawaii chartered bank,

     - Bank of the West, a State of California chartered bank with authority to operate interstate branches in Oregon, Washington and Idaho, and

     - First Hawaiian Capital I (the "Trust"), a Delaware business trust.

First Hawaiian, Bank of the West, and the Trust are wholly-owned subsidiaries of BancWest. At December 31, 1998, BancWest had consolidated total assets of $15.0 billion, total deposits of $11.3 billion and total stockholders' equity of $1.7 billion.

FIRST HAWAIIAN, INC./BANCWEST CORPORATION MERGER

     On November 1, 1998, the former BancWest Corporation ("Old BancWest"), parent company of Bank of the West, merged with and into First Hawaiian, Inc. Upon completion of the merger, First Hawaiian, Inc., the surviving corporation, changed its name to "BancWest Corporation." Prior to the completion of the merger, Old BancWest was wholly-owned by Banque Nationale de Paris ("BNP"). BNP (and its affiliate, French American Banking Corporation) received approximately
25.8 million shares of BancWest's newly-authorized Class A Common Stock, representing approximately 45% of the then outstanding total voting stock of BancWest, after the merger (a purchase price of approximately $905.7 million). As a result of the merger, Bank of the West is now a wholly-owned subsidiary of BancWest.

     The merger of Old BancWest into First Hawaiian, Inc. represented a unique opportunity for First Hawaiian. The merger transformed First Hawaiian into a diversified regional financial services institution large enough to compete in the modern banking environment, and yet able to retain its community banking focus on individual service.

FIRST HAWAIIAN BANK

     First Hawaiian Bank, the oldest financial institution in Hawaii, was established as Bishop & Co. in 1858 in Honolulu. First Hawaiian is a State of Hawaii-chartered bank that is not a member of the Federal Reserve System. The deposits of First Hawaiian are insured by the Bank Insurance Fund and the Savings Association Insurance Fund of the FDIC to the extent and subject to the limitations set forth in the Federal Deposit Insurance Act.

     First Hawaiian Bank, is a full-service bank conducting a general commercial and consumer banking business and offering trust and insurance services. Its banking activities include receiving demand, savings and time deposits for personal and commercial accounts, making commercial, agricultural, real estate and consumer loans, acting as a United States tax depository facility, providing money transfer and cash management services, selling cash management services, insurance products, mutual funds and annuities, traveler's checks and personal money orders, issuing letters of credit, handling domestic and foreign collections, providing safe deposit and night depository facilities, offering lease financing, and investing in U.S. Treasury securities and securities of other U.S. government agencies and corporations and state and municipal securities.

     At December 31, 1998, First Hawaiian Bank had total assets of $7.2 billion and total deposits of $5.5 billion, making it the second largest bank in Hawaii.

     On June 19, 1998, First Hawaiian Creditcorp, Inc., a former wholly-owned subsidiary of BancWest, was merged with and into First Hawaiian Bank. As a result of the merger, all 13 Creditcorp branches were closed.

DOMESTIC SERVICES

     The domestic operations of First Hawaiian are carried out through its main banking office located in Honolulu, Hawaii, with 55 other banking offices located throughout the State of Hawaii. All but one of the banking offices are equipped with automatic teller machines that provide 24-hour service to customers wishing to make withdrawals from and deposits to their personal checking and savings accounts, to make balance inquiries, to obtain interim bank statements and to make utility and loan payments. Sixty-three automatic teller machines at nonbranch locations provide balance inquiry, withdrawal transaction and account transfer services. At selected non-branch locations, interim bank statements are also available. First Hawaiian is a member of the CIRRUS(R)/MasterCard(R), Plus(R)/VISA(R) and Star System(R), AFFN(R), American Express(R), Discover(R) and JCB(R) automatic teller machine networks which provide First Hawaiian's customers with access to their funds nationwide and in selected foreign countries.

LENDING ACTIVITIES

     First Hawaiian engages in a broad range of lending activities, including making real estate, commercial and consumer loans. At December 31, 1998, First Hawaiian's loans totaled $5.6 billion, representing 76.7% of total assets. At that date, 47.2% of the loans were construction, commercial and residential real estate loans, 27.6% were commercial loans, 13.0% were consumer loans, 6.8% were foreign loans and 5.4% were leases.

     REAL ESTATE LENDING -- CONSTRUCTION. First Hawaiian provides construction financing for a variety of commercial and residential single-family subdivision and multi-family developments. At December 31, 1998, 3.4% of First Hawaiian's total real estate loans were collateralized by properties under construction.

     REAL ESTATE LENDING -- COMMERCIAL. First Hawaiian provides permanent financing for a variety of commercial developments, such as various retail facilities, warehouses and office buildings. At December 31, 1998, 36.1% of First Hawaiian's total real estate loans were collateralized by commercial properties.

     REAL ESTATE LENDING -- RESIDENTIAL. First Hawaiian makes residential real estate loans, including home equity loans to enable borrowers to purchase, refinance or improve residential real property. The loans are collateralized by mortgage liens on the related property, substantially all of which is located in Hawaii. At December 31, 1998, 60.5% of First Hawaiian's total real estate loans were collateralized by single-family and multi-family residences.

     COMMERCIAL LENDING. First Hawaiian is a major lender to primarily small-and medium-sized businesses in Hawaii. First Hawaiian also participates in syndication lending to good credit quality large corporate entities and to the media and telecommunications industry located on the mainland United States.

     CONSUMER LENDING. First Hawaiian offers many types of loans and credits to consumers. First Hawaiian provides lines of credit, uncollateralized or collateralized, and provides various types of personal and automobile loans. First Hawaiian also provides indirect consumer automobile financing on new and used autos by purchasing finance contracts from dealers. First Hawaiian's Dealer Center is the largest commercial bank automobile lender in the State of Hawaii. First Hawaiian is the largest issuer of MasterCard(R) credit cards and the second largest issuer of VISA(R) credit cards in Hawaii.

AFFORDABLE HOUSING INITIATIVES

     In an effort to support affordable housing and as part of First Hawaiian's community reinvestment program, First Hawaiian is a member of the Hawaii Community Reinvestment Corporation (the "HCRC"). The HCRC is a consortium of local financial institutions that provides $50 million in permanent long-term financing for affordable housing rental projects throughout Hawaii for low- and moderate-income residents.

     The $50 million loan pool is funded by the member financial institutions which participate pro rata (based on deposit size) in each HCRC loan. First Hawaiian's participations in these HCRC loans are included in its loan portfolio.

     To further enhance First Hawaiian's community reinvestment program and provide support for the development of additional affordable housing rental units in Hawaii, First Hawaiian, and other HCRC member institutions, have subscribed to a $19.7 million tax credit equity fund ("Hawaii Affordable Housing Fund I"). First Hawaiian and other HCRC members have also subscribed to a $20.0 million tax credit equity fund ("Hawaii Affordable Housing Fund II").

     Hawaii Affordable Housing Fund I and Hawaii Affordable Housing Fund II have been established to invest in qualified low-income housing tax credit rental projects and to ensure that these projects are maintained as low-income housing throughout the required compliance period. First Hawaiian's investments in the Funds are included in its investment portfolio.

INTERNATIONAL BANKING SERVICES

     First Hawaiian maintains an International Banking Division which provides international banking products and services through First Hawaiian's branch system, international banking headquarters in Honolulu, a Grand Cayman branch, two Guam branches, a branch in Saipan and a representative office in Tokyo, Japan. First Hawaiian maintains a network of correspondent banking relationships throughout the world.

     First Hawaiian's international banking activities are primarily trade-related and are concentrated in the Asia-Pacific area.

TRUST, INVESTMENT AND INSURANCE SERVICES

     TRUST SERVICES. First Hawaiian's Trust and Investments Division offers a full range of trust and investment management services. The Trust and Investments Division provides asset management, advisory and administrative services for estates, trusts and individuals. It also acts as trustee and custodian of retirement and other employee benefit plans. At December 31, 1998, the Trust and Investments Division had 5,696 accounts with a market value of $9.7 billion. Of this total, $7.0 billion represented assets in nonmanaged accounts and $2.7 billion were managed assets.

     The Trust and Investments Division maintains custodial accounts pursuant to which it acts as agent for customers in rendering a variety of services, including dividend and interest collection, collection under installment obligations and rent collection.

     INVESTMENT AND INSURANCE SERVICES. First Hawaiian, through a wholly-owned subsidiary, offers insurance needs analysis for individuals, families and businesses as well as insurance products such as life, disability and long-term care. In association with an independent registered broker-dealer, First Hawaiian offers mutual funds, annuities and other securities in its branches.

BANK OF THE WEST

     Bank of the West is a State of California-chartered bank that is not a member of the Federal Reserve System. The deposits of the Bank of the West are insured by the Bank Insurance Fund of the FDIC to the extent and subject to the limitations set forth in the Federal Deposit Insurance Act. The predecessor of Bank of the West, "The Farmers National Gold Bank", was chartered as a national banking association in 1874 in San Jose, California.

     On November 1, 1998, Pacific One Bank, a former wholly-owned subsidiary of First Hawaiian, Inc., was merged with and into Bank of the West. As a result of the merger, 40 Pacific One Bank branches in Oregon, Washington and Idaho became branches of Bank of the West.

     Bank of the West is the fifth largest commercial bank in the State of California, with total assets of approximately $7.7 billion and total deposits of approximately $5.8 billion at December 31, 1998. Bank of the West conducts a general commercial banking business, providing retail and corporate banking and trust services to individuals, institutions, businesses and governments through 146 branches and other commercial banking offices located primarily in the San Francisco Bay area and elsewhere in the Northern and Central Valley regions of California and in Oregon, Washington and Idaho. Bank of the West also generates indirect automobile loans and leases, recreational vehicle loans, recreational marine vessel loans, equipment leases and deeds of trust on single family residences through a network of manufacturers, dealers, representatives and brokers in all 50 states. Bank of the West's principal subsidiary is Essex Credit Corporation ("Essex"), a Connecticut corporation. Essex is engaged primarily in the business of originating and selling consumer loans on a nationwide basis, such loans being made for the purpose of acquiring or refinancing pleasure boats or recreational vehicles. Essex has a network of 11 regional direct lending offices located in the following states: California, Connecticut, Florida, Maryland, Massachusetts, New Jersey, New York, North Carolina, Texas and Washington.

OPERATING DIVISIONS

     COMMUNITY BANKING. The focus of Bank of the West's community banking strategy has been Northern California and now, with the merger with Pacific One Bank, the Pacific Northwest region. The Northern California market region is comprised of the San Francisco Bay area and the Central Valley area of California. This market area includes a population of approximately 14 million residents, with approximately 7 million in the San Francisco Bay area and approximately 4 million in the Central Valley as of December 31, 1998. The San Francisco Bay area is one of the State of California's wealthiest regions, and the Central Valley of California is an area which has been experiencing rapid transition from a largely agricultural base to a mix of agricultural and commercial enterprises. The Pacific Northwest region includes the states of Oregon, Washington and Idaho.

     Bank of the West utilizes its 146 branch network as its principal funding source. A key element of Bank of the West's community banking strategy is to seek to distinguish itself as the provider of the "best value" in community banking services. To this end, Bank of the West seeks to position itself within its markets as an alternative to both the higher priced, smaller "boutique" commercial banks as well as the larger commercial banks, which may be perceived as offering lower service and lower prices on a "mass market" basis.

     In pursuing the Northern California and Pacific Northwest community banking markets, Bank of the West seeks to serve a broad customer base by furnishing a range of retail and commercial banking products. Through its branch network, Bank of the West generates a variety of consumer loans, including direct vehicle loans, consumer lines of credit and second mortgages. In addition, Bank of the West generates and holds a small portfolio of first mortgage loans on one-to-four family residences. Through its commercial banking operations conducted from its branch network, Bank of the West offers a wide range of basic commercial banking products that are intended to serve the needs of smaller community-based businesses. These loan products include in-branch originations of standardized products for businesses with relatively simple banking and financing needs. More complex and customized commercial banking services are offered through Bank of the West's regional banking centers which serve clusters of branches and provide lending, deposit and cash management services to companies operating in the relevant market areas. Bank of the West also provides a number of fee-based products and services such as annuities, insurance and securities brokerage.

     The Professional Banking and Trust & Investment Services areas within the Community Banking division provide a wide range of products to targeted markets. Professional Banking, located in San Francisco, serves the banking needs of attorneys, doctors and other working professionals. The Trust & Investment Services area, headquartered in San Jose, and with offices in San Francisco, provides a full range of individual and corporate trust services.

     Another important element in Bank of the West's strategic plan for its community banking operations is an effective promotion strategy which seeks to position Bank of the West as "the Northern California Community Bank." Television and radio advertising is an important component of developing Bank of the West's community banking image and customer acceptance. In furtherance of this objective, Bank of the West sponsors special events such as the "Bank of the West Classic" professional women's tennis tournament held annually in Palo Alto, California.

     COMMERCIAL BANKING. Bank of the West's Business Banking division supports commercial lending activities for larger business customers through ten regional lending centers, six of which are located in Northern and Central California, two of which are located in Oregon, and one each in Washington and Idaho. Each regional office provides a wide range of loan and deposit services to mid-sized companies with borrowing needs of $500,000 to $25 million. Lending services include receivable and inventory financing, equipment term loans, letters of credit, agricultural loans and trade finance. Other banking services include cash management, insurance products, trust, investment, foreign exchange and various international banking services.

     The Specialty Lending division seeks to provide focused banking services and products to specifically targeted markets where Bank of the West's resources, experience and technical expertise give it a competitive advantage. Through operations conducted in this division, Bank of the West has established a significant national market niche among those commercial banks which are lenders to religious organizations. In addition, leasing operations within Specialty Lending have made Bank of the West a significant provider of equipment leasing financing, including both standard and tax-oriented products, to a wide array of clients. To support the cash management needs of both Bank of the West's corporate banking customers and large private and public deposit relationships maintained with Bank of the West, the Specialty Lending division operates a Cash Management group which provides a full range of innovative and relationship-focused cash management services.

     The Real Estate Industries division, whose primary markets are Northern and Central California and Nevada, originates and services construction, short-term and permanent loans to residential developers, commercial builders and investors. The division is particularly active in financing the construction of detached residential subdivisions in Northern California. Other construction lending activities include low-income housing, industrial development, apartment, retail and office projects. The division also originates and services single-family home loans sourced through Bank of the West's Community Bank branch network.

     CONSUMER FINANCE. The Consumer Finance division targets the production of auto loans and leases in the Western United States, and recreational vehicle and marine loans nationwide, with a business emphasis on originating credits at the high end of the credit spectrum. The Consumer Finance division originates recreational vehicle and marine credits on a nationwide basis through sales representatives located throughout the country servicing a network of over 1,900 recreational vehicle and marine dealers and brokers. During the fourth quarter of 1997, Bank of the West acquired Essex to complement its dealer marine and recreational vehicle presence. Essex primarily focuses on the origination and sale of loans in the broker marine market and also originates and sells loans to finance the acquisition of recreational vehicles.

     The division's auto lending activity is primarily focused in the Western United States. Bank of the West originates loans and leases to finance the purchase of new and used autos, light trucks and vans through a network of more than 2,000 dealers and brokers in California, Nevada and Arizona.

FIRST HAWAIIAN CAPITAL I

     The Trust is a Delaware business trust which was formed in 1997. The Trust issued $100,000,000 of its Capital Securities (the "Capital Securities") and used the proceeds therefrom to purchase junior subordinated deferrable interest debentures of BancWest. The Capital Securities qualify as Tier 1 Capital of BancWest and are fully and unconditionally guaranteed by BancWest. All of the common securities of the Trust are owned by BancWest.

EMPLOYEES

     At December 31, 1998, BancWest had 4,851 full-time equivalent employees. First Hawaiian and Bank of the West employed 2,470 and 2,381 persons, respectively. None are represented by any collective bargaining agreements and relations with employees are considered excellent.

MONETARY POLICY AND ECONOMIC CONDITIONS

     The earnings and business of BancWest are affected not only by general economic conditions (both domestic and international), but also by the monetary policies of various governmental regulatory authorities of (1) the United States and foreign governments and (2) international agencies. In particular, BancWest's earnings and growth may be affected by actions of the Federal Reserve Board in connection with its implementation of national monetary policy through its open market operations in United States Government securities, control of the discount rate and establishment of reserve requirements against both member and non-member financial institutions' deposits. These actions have a significant effect on the overall growth and distribution of loans, investments and deposits as well as on the rates earned on loans or paid on deposits. It is not possible to predict the effect of future changes in monetary policies upon the operating results of BancWest.

COMPETITION

     The financial services industry is highly competitive. BancWest's subsidiaries compete with financial services providers, such as banks, savings and loan associations, credit unions, finance companies, mortgage banking companies and money market and mutual fund companies.

     They also face increased competition from non-banking institutions such as brokerage houses and insurance companies, as well as from financial services subsidiaries of commercial and manufacturing companies. Many of these competitors enjoy the benefits of advanced technology, fewer regulatory constraints and lower cost structures.

     The financial services industry is likely to become even more competitive as further technological advances enable more companies to provide financial services. These technological advances may diminish the importance of depository institutions and other financial intermediaries in the transfer of funds between parties.

SUPERVISION AND REGULATION

     BancWest and its banking subsidiaries are subject to extensive regulation by federal and state agencies. The regulation of bank holding companies and their subsidiaries is intended primarily for the protection of depositors, federal deposit insurance funds and the banking system as a whole and is not in place to protect shareholders or other investors.

BANK HOLDING COMPANY ACTIVITIES; INTERSTATE BANKING

     BancWest is a bank holding company subject to the Bank Holding Company Act and, as a result, it reports to, is registered with, and is subject to examination by, the Federal Reserve Board which also has authority to examine the subsidiaries of BancWest, including Bank of the West and First Hawaiian Bank.

     A bank holding company is generally prohibited under the Bank Holding Company Act from engaging in nonbanking (i.e., commercial or industrial) activities, subject to certain exceptions. Specifically, the activities of a bank holding company, and those companies that it controls or in which it holds more than 5% of the voting stock, are limited to banking or managing or controlling banks, furnishing services to its subsidiaries and such other activities that the Federal Reserve Board determines to be so closely related to banking as to be a "proper incident thereto." In determining whether an activity is sufficiently related to banking, the Federal Reserve Board will consider whether the performance of such activity by the bank holding company can reasonably be expected to produce benefits to the public (e.g., greater convenience, increased competition or gains in efficiency) that outweigh possible adverse effects (e.g., undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices). For additional information regarding the Bank Holding Company Act and the powers of the Federal Reserve Board thereunder, you should refer to BancWest's Annual Report on Form 10-K for the year ended December 31, 1998 "Item 1. Business -- Supervision and Regulation -- Holding Company Structure," which is incorporated by reference herein. See "WHERE YOU CAN FIND MORE INFORMATION."

     Under the Riegle-Neal Interstate Banking and Branching Act (the "Interstate Banking Act"), which became effective on September 29, 1995, a bank holding company may acquire banks in states other than its home state, subject to any state requirement that the bank has been organized and operating for a minimum period of time, not to exceed five years, and the requirement that the bank holding company not control, prior to or following the proposed acquisition, more than 10% of the total amount of deposits of insured depository institutions nationwide or, unless the acquisition is the bank holding company's initial entry into the state, more than 30% of such deposits in the state (or such lesser or greater amount set by the state).

     The Interstate Banking Act also authorizes banks to merge across state lines, thereby creating interstate branches, effective June 1, 1997. States may opt out of the Interstate Banking Act, thereby prohibiting interstate mergers in the state or opt in early, thereby allowing interstate mergers prior to June 1, 1997. BancWest will be unable to consolidate its banking operations in one state with those of another state if either state in question has opted out of the Interstate Banking Act. California and Hawaii "opted in" to certain provisions of the Interstate Banking Act.

     BancWest's acquisitions of banking institutions and other companies generally are subject to the prior approval of the Federal Reserve Board and other applicable federal or state regulatory authorities. In determining whether to approve a proposed bank acquisition, federal banking regulators will consider, among other factors:

     - the effect of the acquisition on competition,

     - the public benefits expected to be received from the consummation of the acquisition,

     - the projected capital ratios and levels on a post-acquisition basis, and

     - the acquiring institution's record of addressing the credit needs of the communities it serves, including the needs of low-and moderate-income neighborhoods, consistent with the safe and sound operation of the bank, under the Community Reinvestment Act.

     BancWest is also a bank holding company within the meaning of Section 3700 of the California Financial Code and accordingly, is subject to examination by, and may be required to file reports with, the California Commissioner of Financial Institutions and the California Department of Financial Institutions.

FEDERAL DEPOSIT INSURANCE CORPORATION

     Bank of the West and First Hawaiian Bank are federally insured depository institutions and accordingly are regulated by the FDIC. For information regarding the FDIC's powers of supervision and examination with respect to insured banks, you should refer to BancWest's Annual Report on Form 10-K for the year ended December 31, 1998,

"Item 1. Business -- Supervision and Regulation," which is incorporated by reference herein. See "WHERE YOU CAN FIND MORE INFORMATION."

DIVIDENDS

     The power of the board of directors of insured depository institutions, such as Bank of the West and First Hawaiian Bank, to declare a cash dividend or other distribution with respect to capital is subject to statutory and regulatory restrictions which limit the amount available for such distribution depending upon the earnings, financial condition and cash needs of the institution. The Federal Deposit Insurance Act prohibits insured depository institutions from paying management fees to any controlling persons or, with certain limited exceptions, making capital distributions, including dividends, if, after such transaction, the institution would be undercapitalized.

     The FDIC also has the authority to prohibit an insured depository institution from engaging in business practices which are considered to be unsafe or unsound, including the payment of dividends under certain circumstances even if such payments are not expressly prohibited by statute.

     Bank of the West and First Hawaiian Bank are also subject to dividend restrictions under applicable state law.

CAPITAL STANDARDS

     BancWest is subject to risk-based capital adequacy guidelines promulgated by the federal banking agencies. For additional information regarding such capital adequacy guidelines, please refer to BancWest's Annual Report on Form 10-K for the year ended December 31, 1998, "Item 1. Business -- Supervision and Regulation -- Capital Requirements," which is incorporated by reference herein. See "WHERE YOU CAN FIND MORE INFORMATION."

     The following tables present the capital ratios for BancWest, compared to the standards promulgated by the federal banking agencies for well-capitalized depository institutions, as of December 31, 1998 (amounts in thousands except percentage amounts).

                                                       BANCWEST
                                   -------------------------------------------------
                                         ACTUAL              WELL          MINIMUM
                                   -------------------    CAPITALIZED      CAPITAL
                                    CAPITAL      RATIO       RATIO       REQUIREMENT
                                   ----------    -----    -----------    -----------
Leverage.........................  $1,080,353     9.16%       5.00%         3.00%
Tier 1 Risk-Based................  $1,080,353     8.17%       6.00%         4.00%
Total Risk-Based.................  $1,329,938    10.06%      10.00%         8.00%

REGULATION BY STATE BANKING AUTHORITIES

     First Hawaiian Bank and Bank of the West, as state-chartered banks that are not members of the Federal Reserve System, are subject to supervision and regulation by the FDIC and by the Hawaii Division of Financial Institutions or the California Department of Financial Institutions, respectively. The regulations of these agencies affect most aspects of both banks' business and prescribe permissible types of loans and investments, the amount of required reserves, requirements for branch offices, the permissible scope of the banks' activities and various other requirements. While the banks are not members of the Federal Reserve System, they are subject to certain regulations of the Federal Reserve Board dealing primarily with check clearing activities, establishment of banking reserves, Truth-in-Lending (Regulation Z), Truth-in-Savings (Regulation DD), and Equal Credit Opportunity (Regulation B). The banks are also subject to the requirements of the Community Reinvestment Act.

     Under Hawaii and California law, both banks are subject to various restrictions on, and requirements regarding, this operation and administration, including the maintenance of branch offices and automated teller machines, capital and reserve requirements, deposits and borrowings, and investment and lending activities.

     Under Hawaii law, a receiver or conservator may be appointed to take possession and control of a Hawaii state chartered bank if it becomes insolvent, fails to correct an impairment of capital required by law, is not likely to be able to meet the demands of its depositors or in other specified circumstances. Appointment would be by the Hawaii Commissioner of Financial Institutions (the "Hawaii Commissioner"), subject to judicial review.

     Whenever it appears to the California Commissioner that certain conditions exist with respect to a California state-chartered bank, such as when the tangible shareholders' equity of such bank is less than the greater of three percent of such bank's total assets or $1,000,000, the California Commissioner may take possession of the property and business of such bank until such bank resumes business upon such conditions as may be prescribed by the California Commissioner or its affairs are finally liquidated as provided by statute.

     Hawaii law permits a Hawaii state chartered bank to invest in the equity securities of other corporations engaged in certain specified activities related to banking or, with the approval of the Hawaii Commissioner, in subsidiary corporations that are engaged in activities authorized for a bank or which are usual to incidental to the business of a bank. California law permits a state chartered bank to invest in the stock and securities of other corporations, subject to receiving either general authorization or, depending on the amount of the proposed investment, specific authorization from the California Commissioner.

     The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), however, imposes limitations upon the activities and equity investments of state chartered, federally insured banks. The FDIC rules on investments prohibit a state bank from acquiring equity investments of a type, or in an amount, not permissible for a national bank. FDICIA also prohibits a state bank from engaging as a principal in any activity that is not permissible for a national bank, unless the bank is adequately capitalized and the FDIC approves the activity after determining that such activity does not pose a significant risk to the deposit insurance fund. The FDIC rules on activities of state-chartered banks generally permit subsidiaries of such banks, without prior FDIC authorization, to engage in those activities that have been approved by the Federal Reserve Board for bank holding companies. The subsidiaries of both banks engage only in such permissible activities. Other activities which may be conducted by state-chartered banks generally require specific FDIC prior approval, and the FDIC may impose additional restrictions on such activities on a case-by-case basis in approving applications to engage in otherwise impermissible activities.

     California "opted in" to certain provisions of the Interstate Banking Act regarding interstate branching. Under the California Interstate Banking and Branching Act, California opted into the portion of the federal law allowing early interstate merger transactions. However, California opted out of the provisions of the federal law allowing interstate branching through the acquisition of a branch located in California (without acquisition of the whole business unit of the California bank) and also opted out of the provision of the federal law allowing interstate branching through de novo establishment of California branch offices. Further, no out of state bank that does not already maintain a California branch office may merge as the surviving bank with a California bank or purchase the whole of the business of the California bank unless the California bank has been in existence for at least five years. The California Commissioner is also authorized to approve an interstate merger transaction involving a California bank which would result in a deposit concentration exceeding 30% of the deposits in California if the California Commissioner finds that the transaction is consistent with the public convenience and advantage in California.

     Hawaii also permits interstate banking and branching transactions. Similar to California, Hawaii also opted out of provisions of the federal law which allowed banks not already operating a branch in the state to acquire a branch or branches located in Hawaii (without acquisition of the entire bank) and which allowed such banks to establish de novo branches in Hawaii. Out of state banks not already operating branches in Hawaii may not merge with or acquire Hawaii banks unless the Hawaii bank has been in existence for at least five years. The Hawaii interstate banking and branching law also permits the Hawaii Commissioner to waive, on a case by case basis, the federal 30% deposit concentration limit under circumstances similar to those provided in the California law.

                               SIERRAWEST BANCORP

     SierraWest was incorporated under the name Sierra Tahoe Bancorp under the laws of the State of California on December 5, 1985, as a bank holding company. Pursuant to a plan of reorganization, SierraWest acquired 100% of the outstanding shares of common stock of SierraWest Bank, then named Truckee River Bank, in a one-for-one exchange of its stock for the stock of SierraWest Bank on July 31, 1986. The activities of SierraWest are subject to the supervision of the Federal Reserve Board. SierraWest may engage, directly or through subsidiary corporations, in those activities closely related to banking which are specifically permitted under the Bank Holding Company Act. SierraWest's principal executive office is located at 10181 Truckee-Tahoe Airport Road, Truckee, California 96161 and its telephone number is (530) 582-3000.

     SierraWest Bank was incorporated under the laws of the State of California as Truckee River Bank on March 19, 1980, and, with the approval of the California Commissioner, opened for business on January 20, 1981. Truckee River Bank commenced operations in Truckee, California, a small tourist-based town located in the County of Nevada and situated in the High Sierra about 12 miles north of Lake Tahoe. Truckee River Bank changed its name to SierraWest Bank in early 1996. SierraWest Bank currently maintains 20 branch offices in the following communities: Truckee (two branches), South Lake Tahoe, Tahoe City, Kings Beach, Grass Valley (two branches), Auburn and Sacramento (two branches), Vacaville (two branches), Fairfield (two branches), Vallejo (two branches), Benicia and Concord, California, and in Reno and Carson City, Nevada. In addition, SierraWest Bank maintains lending offices and agency relationships primarily for its Small Business Administration lending activities in California, Nevada, Arizona, Oregon, Washington, Colorado, Texas, Tennessee, Georgia, Alabama and Florida. SierraWest Bank's deposits are insured by the FDIC up to applicable limits.

     In June 1997, SierraWest acquired Mercantile Bank, a state-chartered commercial bank with its principal office formerly in Sacramento, California, through a merger of Mercantile Bank with and into SierraWest Bank. On the acquisition date, Mercantile Bank had assets of $42.8 million, deposits of $37.7 million and shareholders' equity of $4.9 million. The consideration for the acquisition was a combination of cash and shares of SierraWest common stock with an aggregate value of approximately $6.6 million. The merger was accounted for by the purchase method of accounting.

     On April 15, 1998, SierraWest acquired California Community Bancshares Corporation and its wholly owned banking subsidiary Continental Pacific Bank. Continental Pacific Bank was a state chartered bank with its principal office in Vacaville, California. Continental Pacific Bank engaged in general commercial banking, in Solano and Contra Costa counties in the State of California. On the acquisition date, California Community Bancshares had assets of $206 million, deposits of $184 million and shareholders' equity of $15.4 million. The consideration for the acquisition was shares of SierraWest common stock with a value of approximately $44.7 million. The merger was accounted for by the pooling of interests method of accounting.

                     MARKET PRICE AND DIVIDEND INFORMATION

     BancWest common stock is traded on the New York Stock Exchange under the symbol "BWE." SierraWest is quoted on the Nasdaq National Market under the symbol "SWBS." The following table sets forth, for the calendar quarters indicated, the reported high and low sales prices for BancWest common stock as reported on the New York Stock Exchange composite transactions tape and the reported high and low sales prices for SierraWest common stock as reported on the Nasdaq National Market. In addition, the table sets forth for the calendar quarters indicated, the per share cash dividend declared by BancWest and by SierraWest.

                                       BANCWEST                      SIERRAWEST
                                     COMMON STOCK                   COMMON STOCK
                              ---------------------------   -----------------------------
                                                 COMMON                         COMMON
                               MARKET PRICE       STOCK      MARKET PRICE        STOCK
                              ---------------   DIVIDENDS   ---------------    DIVIDENDS
                               HIGH     LOW     DECLARED     HIGH     LOW     DECLARED(1)
                              ------   ------   ---------   ------   ------   -----------
1997
  First Quarter.............  $36.00   $30.50     $0.31     $18.69   $14.64      $0.15
  Second Quarter............   35.75    28.63      0.31      20.12    16.68         --
  Third Quarter.............   40.75    33.63      0.31      25.75    18.81       0.16
  Fourth Quarter............   43.88    36.00      0.31      36.00    24.75         --
1998
  First Quarter.............   42.00    34.63      0.31      39.00    30.00         --
  Second Quarter............   41.00    34.31      0.31      39.00    29.75       0.20
  Third Quarter.............   38.00    27.63      0.31      35.75    20.50         --
  Fourth Quarter............   48.00    31.25      0.31      28.00    18.00       0.20
1999
  First Quarter.............   48.50    38.88      0.31      32.56    23.50       0.26
  Second Quarter (through
     April 19)..............   42.44    39.56        --      32.50    30.50         --

-------------------------

(1) Dividends shown exclude dividends paid by California Community Bankshares Corporation of $.124 each quarter of 1997 and the first quarter of 1998. In April 1998, each share of California Community Bankshares Corporation common stock was converted to 0.8283 shares of SierraWest common stock.

DIVIDEND POLICY

     BancWest expects no changes in its dividend policies after the merger. The current quarterly dividend rate on BancWest common stock is $0.31 per share.

                     DESCRIPTION OF BANCWEST CAPITAL STOCK

     BancWest is authorized to issue 325,000,000 shares of capital stock. The shares are divided into three classes:

     - 200,000,000 shares of common stock, $1.00 par value per share,

     - 75,000,000 shares of Class A Common Stock, $1.00 par value per share, and

     - 50,000,000 shares of preferred stock, $1.00 par value per share.

As of April 9, 1999, there were 31,576,886 shares of BancWest common stock outstanding and 1,655,711 shares of stock were available for issuance upon exercise of outstanding stock options or awards under incentive plans. As of April 9, 1999, 25,814,768 shares of BancWest Class A Common Stock were outstanding (all of which were owned by BNP and its affiliate, French American Banking Corporation) and no shares of preferred stock were issued and outstanding.

COMMON STOCK

     DIVIDEND RIGHTS. Holders of BancWest common stock are entitled to receive ratably such dividends as may be legally declared by BancWest's board of directors. Holders of Class A Common Stock are entitled to receive ratably any dividends paid to holders of BancWest common stock. If BancWest pays any dividends on the Class A Common Stock in shares of Class A Common Stock or in options, warrants or other securities exercisable for or convertible into shares of Class A Common Stock, then BancWest must declare and pay an equivalent dividend per share on the BancWest common stock. In addition, if BancWest declares a stock-split that results in a greater or lesser number of Class A shares being issued and outstanding, then BancWest will declare an equivalent stock-split on the BancWest common stock.

     LIQUIDATION RIGHTS. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of BancWest, the holders of BancWest common stock will be entitled, together with the holders of Class A Common Stock, to share ratably all the remaining assets of BancWest available for distribution to stockholders.

     VOTING RIGHTS; CLASSIFICATION OF DIRECTORS. Each holder of BancWest common stock is entitled to one vote in respect of each share of BancWest common stock held by such holder on each matter voted upon by the stockholders. Holders of BancWest common stock, however, are not entitled to vote on the election of Class A directors. On all matters other than the election of directors and certain fundamental corporate actions under certain circumstances, holders of BancWest common stock will vote together with the holders of the Class A Common Stock as a single class. Approval of any matter voted upon at any stockholders' meeting requires the affirmative vote of a majority of the shares of BancWest stock which are present in person or by proxy and entitled to vote thereon, except:

     - election of directors, who are elected by plurality vote,

     - amendment or repeal of the provisions of BancWest's certificate of incorporation establishing a classified board of directors, which will require the affirmative vote of three-fourths of the shares of BancWest common stock and Class A Common Stock at the time outstanding, voting together as a class, and

     - with respect to any other actions (such as a merger or sale of substantially all of BancWest assets) where higher percentage is required by applicable law or the rules and regulations of any applicable stock exchange.

     As long as the Class A shares are outstanding, unless the prior approval of two-thirds of BancWest's entire board is obtained, BancWest may not take certain fundamental corporate actions without the stockholder votes describe in this paragraph (even if such approval not required by Delaware law), including but not limited to:

     (1) any merger, consolidation or other business combination resulting in a change of control of BancWest,

     (2) any merger, consolidation or other business combination which would not result in a change of control of BancWest but in which either:

        - any person, other than a holder of shares of Class A Common Stock, would become the beneficial owner of 25% or more of the total voting power of all voting securities of BancWest outstanding after such transaction, or

        - any three persons, other than a holder of shares of Class A Common Stock, would become the beneficial owners of 45% or more of the total voting power of all BancWest voting securities outstanding after such transaction,

     (3) the amendment of BancWest's certificate of incorporation or its bylaws which materially and adversely affect the rights of the holders of Class A Common Stock,

     (4) (A) the issuance of any series or class of capital stock having either:

        - more than one vote per share or

        - a class vote on any matter, except to the extent such class vote is required by Delaware law or to the extent that holders of any series of preferred stock may have the right, voting separately as a class, to elect a number of directors of the corporation upon the occurrence of a default in payment of dividends or redemption price or

        (B) the adoption of any stockholder rights plan, or

     (5) the issuance of any series of preferred stock which at the time of such issuance would not be "non-voting shares" as defined under federal law.

In the case of the transaction described in clause (1), the holders of a majority of the outstanding shares of Class A Common Stock and BancWest common stock, voting together as a class, must consent to or approve such transaction. In the case of the actions described in clauses (2), (3), (4) and (5) the holders of a majority of the outstanding shares of Class A Common Stock and BancWest common stock, voting as separate classes, must approve or consent to such transaction.

     BancWest's certificate of incorporation provides that the directors of BancWest will be divided into three classes, each class to consist as nearly as practicable of one-third of the number of directors then constituting the authorized number of directors, and that each director shall be elected for a term of three years. At each meeting of stockholders held for the purpose of electing directors, the holders of BancWest common stock will have the right to elect that number of directors equal to the excess of:

     (1) the total number of directors then constituting the authorized number of directors over

     (2) the sum of (x) the number of directors which the holders of the shares of Class A Common Stock are entitled to elect, (y) the number of directors elected by the stockholders of BancWest, other than the holders of shares of Class A

         Common Stock or preferred stock, in each of the other two classes and
         (z) the number of directors, if any, that the holders of the preferred stock, voting separately by class or series, are entitled to elect.

The holders of shares of Class A Common Stock will not be entitled to vote for the directors who are elected by the holders of the BancWest common stock as described above.

     The holders of the Class A Common Stock will have the right, voting separately as a class, to elect that number of directors of BancWest equal to the product, rounded to the nearest whole number, of:

     (1) the Class A multiplier (as defined below), and

     (2) the total number of directors constituting the authorized number of directors; provided that the number of directors entitled to be elected by holders of Class A Common Stock cannot constitute a majority of the total number of directors constituting the authorized number of directors.

     The Class A multiplier is equal to:

     - .45, if the percentage of the outstanding BancWest common stock and Class A Common Stock represented by shares of Class A Common Stock, determined in accordance with the certificate of incorporation, is greater than or equal to 40% and less than or equal to 45%,

     - .35, if the percentage of the outstanding BancWest common stock and Class A Common Stock represented by shares of Class A Common Stock, determined in accordance with the certificate of incorporation, is greater than or equal to 35% and less than 40%,

     - .30, if the percentage of the outstanding BancWest common stock and Class A Common Stock represented by shares of Class A Common Stock, determined in accordance with the certificate of incorporation, is greater than or equal to 30% and less than 35%,

     - .25, if the percentage of the outstanding BancWest common stock and Class A Common Stock represented by shares of Class A Common Stock, determined in accordance with the certificate of incorporation, is greater than or equal to 25% and less than 30%,

     - .20, if the percentage of the outstanding BancWest common stock and Class A Common Stock represented by shares of Class A Common Stock, determined in accordance with the certificate of incorporation, is greater than or equal to 20% and less than 25%,

     - .15, if the percentage of the outstanding BancWest common stock and Class A Common Stock represented by shares of Class A Common Stock, determined in accordance with the certificate of incorporation, is greater than or equal to 15% and less than 20%, or

     - .10, if the percentage of the outstanding BancWest common stock and Class A Common Stock represented by shares of Class A Common Stock, determined in accordance with the certificate of incorporation, is greater than or equal to 10% and less than 15%.

     PREEMPTIVE RIGHTS. No holders of any class of BancWest's capital stock or holder of any security or obligation convertible into shares of BancWest's capital stock will have any preemptive right to subscribe for, purchase or otherwise acquire additional shares of capital stock of any class of BancWest.

     CONVERSION AND REDEMPTION PROVISIONS. Shares of BancWest common stock are not convertible into shares of any other class of capital stock, nor do they have any redemption provisions.

     OTHER. The rights and percentage ownership of the holders of BancWest common stock may be affected by the conversion rights of the holders of Class A Common Stock. BancWest's certificate of incorporation provides that if beneficial ownership of Class A Common Stock is sold, transferred, pledged, or otherwise disposed of to any person other than:

     - an affiliate of the transferring holder, or

     - certain permitted transferees or permitted pledgees,

then each such share of Class A Common Stock will automatically be converted into one share of BancWest common stock.

     In addition, if the number of outstanding shares of Class A Common Stock as a percentage of the sum of the total number of outstanding shares of:

     (1) BancWest common stock,

     (2) Class A Common Stock, and the number of shares of BancWest common stock or Class A Common Stock that are issuable upon conversion, exchange or exercise of any shares of the outstanding shares of Class A Common Stock decreases to less than 10%, then each outstanding share of Class A Common Stock will automatically be converted into one share of BancWest common stock. Shares of Class A Common Stock may also be converted into BancWest common stock at the option of BNP under certain limited circumstances.

     STANDSTILL AGREEMENT WITH BANQUE NATIONALE DE PARIS. The standstill agreement, dated as of November 1, 1998, between BancWest and BNP restricts BNP and its affiliates, during a four year period, from acquiring additional shares of BancWest capital stock, subject to certain exceptions, including the right to increase its ownership level up to the then applicable permitted ownership level (presently 45%) under the standstill agreement if BNP's percentage ownership is diluted by issuances of common stock by BancWest, including the issuance of shares to SierraWest shareholders in the merger. The standstill agreement also restricts BNP's and its affiliates' ability to freely transfer any equity securities of BancWest, including Class A Common Stock and BancWest common stock, owned by BNP or such affiliates and gives BancWest a right of first refusal with respect to certain transfers.

     TRANSFER AGENT AND REGISTRAR. The transfer agent and registrar for BancWest common stock is American Stock Transfer & Trust Company.

             CERTAIN DIFFERENCES IN RIGHTS OF HOLDERS OF SIERRAWEST
                     COMMON STOCK AND BANCWEST COMMON STOCK

     SierraWest is incorporated under the laws of California. The rights of SierraWest's shareholders are governed by the California General Corporation Law. BancWest is incorporated under the laws of the state of Delaware. The rights of BancWest stockholders are governed by Delaware General Corporation Law and BancWest's restated certificate of incorporation and amended and restated bylaws. Upon completion of the merger, SierraWest shareholders will become stockholders of BancWest. As a result, their rights will be governed by Delaware Corporation Law and BancWest's governing documents.

     The following discussion compares certain rights of holders of SierraWest common stock to the rights of the holders of BancWest common stock. You can find additional information concerning the rights of BancWest stockholders in BancWest's restated certificate of incorporation and amended and restated bylaws, which are filed as exhibits to the registration statement in which this document is included, and in BancWest's registration statement on Form 8-A dated October 30, 1998, containing a description of BancWest's common stock.

DIVIDENDS

     BANCWEST. Delaware corporations may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which declared and for the preceding fiscal year. Section 170 of Delaware Corporation Law also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

     SIERRAWEST. Under California law, the directors of SierraWest may declare and pay dividends upon the shares of its capital stock either (a) out of its retained earnings, or (b) out of capital, provided the company would, after making the distribution, meet two conditions, which generally stated are as follows: (1) the corporation's assets must equal at least 125% of its liabilities; and (2) the corporation's current assets must equal at least its current liabilities or, if the average of the corporation's earnings before taxes on income and before interest expense for the two preceding fiscal years was less than the average of the corporation's interest expense for such fiscal years, then the corporation's current assets must equal at least 125% of its current liabilities.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS

     BANCWEST. BancWest's amended and restated bylaws provide that BancWest must indemnify, to the extent permitted by Delaware law, each person who is party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of BancWest against all expenses, judgments, fines and amounts paid in settlement or incurred in connection with such action. BancWest can only eliminate or limit the liability of a director, officer, employee, or agent if:

     - such person acted in good faith and in a manner that such person reasonably believed to be in the best interests of BancWest, and

     - with respect to any criminal action, such person had no reasonable cause to believe his/her conduct was unlawful.

BancWest cannot indemnify any person against expenses incurred in defense of an action or suit if such person shall have been adjudged to be liable to BancWest.

     BancWest may maintain insurance, at its expense, to protect any directors, officers, employees or agents of BancWest or another entity against any expense, liability or loss, regardless of whether BancWest has the power or obligation to indemnify that person against such expense, liability or loss under Delaware law.

     SIERRAWEST. SierraWest's articles of incorporation provide that the liability of directors for monetary damages is eliminated to the fullest extent permissible under the California General Corporation Law. This provision relieves directors of SierraWest of liability to SierraWest for simple negligence but not for liability where the director was either grossly negligent or guilty of a willful breach of his or her loyalty to SierraWest. The SierraWest articles of incorporation do not, and under the California General Corporation Law cannot, eliminate or limit the liability of a director resulting from the following actions:

     - acts or omissions that involve intentional conduct or a knowing and culpable violation of law,

     - acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on part of the director,

     - any transaction from which a director derived an improper personal benefit,

     - acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders,

     - acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders,

     - any transaction between the corporation and (1) a director, or (2) a corporation, firm or association in which the director has a material financial interest, or

     - any distribution to shareholders, and for any loan or guaranty to officers or directors, that violates specified provisions of California law.

CUMULATIVE VOTING

     BANCWEST. Stockholders of BancWest common stock may not cumulate their votes for the elections of directors. Cumulative voting allows a stockholder to cast a number of votes equal to the number of directors to be elected multiplied by the number of shares held in the stockholder's name on the record date. This total number of votes may be cast for one nominee or may be distributed among as many candidates as the stockholder desires. The candidates, up to the number of directors to be elected, receiving the highest number of votes are elected.

     Under the Delaware General Corporation Law, stockholders of a Delaware corporation do not have cumulative voting rights unless the certificate of incorporation is amended to provide for cumulative voting.

     SIERRAWEST. Shareholders of SierraWest are entitled to cumulate their votes for the election of directors.

CLASSIFIED BOARD OF DIRECTORS

     BANCWEST. BancWest's certificate of incorporation provides for three classes of directors, each class to consist as nearly as practicable of one-third of the number of directors then constituting the authorized number of directors. Each director is elected for a term of three years. For more information regarding the mechanics for voting for directors see "DESCRIPTION OF BANCWEST CAPITAL STOCK."

     SIERRAWEST. The SierraWest bylaws provide that directors will be elected for a one-year term at each annual meeting of shareholders.

DISSENTERS' RIGHTS IN MERGERS AND OTHER REORGANIZATIONS

     BANCWEST. Under the Delaware General Corporation Law, stockholders do not have dissenters' rights in connection with a business combination if:

     - the shares of the corporation were either listed on a national securities exchange or designated as a national market security by Nasdaq on the record date for the stockholders meeting relating to such business combination,

     - held of record by 2,000 or more stockholders, or

     - the transaction does not require approval of the corporation's stockholders.

Notwithstanding the foregoing, stockholders have dissenters' rights if (1) stockholder approval is required and (2) the holders would be required to accept for their shares any consideration other than:

     - shares of stock of the surviving corporation,

     - shares of another corporation if such shares are listed on a national exchange or designated as a national market system security by Nasdaq, or

     - cash in lieu of fractional shares.

     SIERRAWEST. Under the California General Corporation Law, a dissenting shareholder of a corporation participating in certain business combinations may, under varying circumstances, receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive under the terms of the transaction. The California General Corporation Law generally does not require dissenters' rights of appraisal with respect to shares which, immediately prior to the merger, are:

     - listed on any national securities exchange certified by the California Commissioner of Corporations, or

     - listed on the list of over-the-counter margin stock issued by the Federal Reserve Board.

SierraWest common stock is listed on the list of over-the-counter margin stocks issued by the Federal Reserve Board. However, dissenters' rights are available to the shareholders of SierraWest if the holders of five percent or more of SierraWest's outstanding shares make a written demand upon SierraWest not later than the date of the SierraWest shareholders' meeting for the purchase of dissenting shares in accordance with Section 13 of the California General Corporation Law.

ANTI-TAKEOVER STATUTES

     BANCWEST. Section 203 of Delaware General Corporation Law would prohibit a "business combination" defined generally to include mergers, sales and leases of assets, issuances of securities and similar transactions, by BancWest or a subsidiary with an "Interested Shareholder" (as defined in the Delaware General Corporation Law) within three years after the person or entity becomes an Interested Shareholder, unless:

     - prior to the person or entity becoming an Interested Shareholder, the business combination or the transaction pursuant to which such person or entity became an Interested Shareholder shall have been approved by the board of directors of BancWest,

     - upon the consummation of the transaction in which the person or entity became an Interested Shareholder, the Interested Shareholder holds at least 85% of the voting stock of BancWest (excluding shares held by persons who are both officers and directors of BancWest and shares held by certain employee benefit plans), or

     - the business combination is approved by the board of directors of BancWest and by the holders of at least two-thirds of the outstanding voting stock of BancWest, excluding shares held by the Interested Shareholder.

     SIERRAWEST. California law requires that in certain transactions involving tender offers or acquisition proposals made to a target corporation's shareholders by a person who:

     - controls the target corporation,

     - is an officer or director of the target or is controlled by an officer or director of the target, or

     - is an entity in which a director or executive officer of the target has a material interest.

A written opinion of an independent expert be provided as to the fairness of the consideration to the shareholders of the target corporation.

     The statute also provides that if a competing proposal is made at least ten days before shareholders are to vote or shares are to be purchased under the pending offer by the affiliated party, the latter offer must be communicated to shareholders and they must be given a reasonable opportunity to revoke their vote or withdraw their shares, as the case may be.

SHAREHOLDER VOTE FOR MERGERS AND ASSET SALES

     BANCWEST. Under Delaware law, unless a greater vote of stockholders is required by a corporation's certificate of incorporation or unless the provisions of Delaware law relating to "business combinations" discussed above are applicable, a sale, lease or exchange of all or substantially all of the corporation's assets, or a merger or consolidation of the corporation with another corporation (except in certain limited circumstances) plus, with certain exceptions, the affirmative vote of a majority of the outstanding stock entitled to vote thereon. The foregoing provisions apply to BancWest and the holders of its common stock and Class A Common Stock.

     In addition, as long as the Class A shares are outstanding, BancWest's certificate of incorporation provides that unless the prior approval of two-thirds of BancWest's entire board is obtained, BancWest may not take the following actions without the approval of the holders of a majority of the outstanding shares of BancWest common stock and

Class A Common Stock, voting together as a class (except in the case of the matters described in the fifth bullet point, in which case the holders of the Class A Common Stock will vote as a separate class). This stockholder approval will be required even if no such approval is required under Delaware law.

     - any merger, consolidation or other business combination in which BancWest is a constituent company and (1) BancWest is not the surviving or resulting entity in such transaction, or (2) if BancWest is the surviving or resulting entity and such transaction results in a "Change of Control," as defined in the certificate of incorporation,

     - the sale, exchange, lease or mortgage of all or substantially all of BancWest's assets in one or a series of related transactions,

     - any acquisition by BancWest or any of its subsidiaries of any assets or business, in one transaction or a series of related transactions in any twelve-month period, in which the consideration paid by BancWest (1) if in BancWest common stock, will exceed 20% of the aggregate voting power of the outstanding voting securities, as defined in the certificate of incorporation, as of the date that BancWest or any such subsidiary enters into a definitive agreement to effect such transaction or, in the case of a series of related transactions, as of the date that the corporation or any such subsidiary enters into a definitive agreement to effect the last of such related transactions, or (2) if in cash, property or other securities of the BancWest, has a fair market value, as defined in the certificate of incorporation, at the time of the execution by BancWest or such subsidiary of a definitive agreement to effect such transaction or, in the case of a series of related transactions, at the time of the execution by BancWest or such subsidiary of a definitive agreement to effect the last of such related transactions, which will exceed one-fourth of the market capitalization, as defined in the certificate of incorporation, of BancWest at such time,

     - any disposition, directly or indirectly, by BancWest or any of its subsidiaries, except to BancWest or a subsidiary of BancWest, of any assets or businesses, in one transaction or a series of related transactions in any twelve-month period, whether by merger, tender or exchange offer, asset purchase or otherwise, in which the book value of the assets disposed of, as shown on the most recently available financial statements of BancWest, exceed one-sixth of the total consolidated assets, as defined in the certificate of incorporation, of the corporation at the time of the execution by BancWest or such subsidiary of a definitive agreement to effect such disposition or, in the case of a series of related transactions, at the time of the execution by BancWest or such subsidiary of a definitive agreement to effect the last of such dispositions, or

     - any merger, consolidation, recapitalization, reorganization, sale, acquisition, other business combination or other transaction to which BancWest is a party involving the issuance of voting securities of BancWest that does not result in a Change of Control of BancWest if, as a result of such transaction, any person, other than a holder of shares of Class A Common Stock, would become the beneficial owner of 25% or more of the total voting power of all voting securities of BancWest outstanding after such transaction or any three persons, other than holders of shares of Class A Common Stock, would become the beneficial owners of 45% or more of the total voting power of all voting securities of BancWest outstanding after such transaction. In this case, the holders of each class vote separately as a class.

     SIERRAWEST. The California General Corporation Law requires shareholder vote for mergers and reorganizations by:

     - shareholders of each California corporation where two California corporations are to merge,

     - shareholders of a corporation selling all or substantially all of its assets,

     - shareholders of an acquiring corporation in either a share for share exchange or a sale of assets reorganization, and

     - in certain circumstances, shareholders of a parent corporation, even though it is not a California corporation whose securities are being issued in connection with a corporate reorganization such as a triangular merger.

INSPECTION OF STOCKHOLDER LISTS

     BANCWEST. The Delaware Corporation Law permits any stockholder of record to inspect the stockholder list for any purpose reasonably related to such person's interest as a stockholder and, for a ten-day period preceding a stockholders' meeting, for any purpose germane to the meeting.

     SIERRAWEST. The California General Corporation Law provides an absolute right of inspection of the corporation's shareholder list to any shareholder holding five percent or more of a corporation's voting shares or a shareholder holding one percent or more of a corporation's shares who has filed a Schedule 14B with the Securities and Exchange Commission. Schedule 14B is filed in connection with certain proxy contests relating to the election of directors. In addition, the California General Corporation Law provides a right of inspection of shareholder lists by any shareholder for a purpose reasonably related to such holder's interest as a shareholder.

NOMINATION OF DIRECTORS

     BANCWEST. Under BancWest's certificate of incorporation, each candidate for a directorship of BancWest, other than a directorship to be filled with a Class A director, shall be nominated by a majority vote of a committee composed of all non-Class A directors in office.

     SIERRAWEST. Under SierraWest's bylaws, nominations for election of members of the board of directors of SierraWest may be made by the board of directors or by any holder of any outstanding class of capital stock of SierraWest entitled to vote for the election of directors.

AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS

     BANCWEST. Under Delaware law, BancWest's certificate of incorporation may be amended with the approval of the board of directors and a majority of the stockholders (except the provision providing for a classified board which requires the approval of three-fourths of the stockholders). In addition, any amendment that would materially and adversely affect the rights of holders of Class A Common Stock would require the vote of a majority of the holders of the Class A shares, voting separately as a class. BancWest's certificate of incorporation provides that the board of directors has the authority to make, alter or repeal the by-laws, but that the vote of two-thirds of the authorized number of directors is necessary to repeal or alter the following provisions of the by-laws:

     - the notice provision for board meetings,

     - the definition of quorum of the board,

     - board vote required for certain transactions with interested stockholders,

     - board vote required for (1) distributions or dividends if the fair market value exceeds a certain amount, (2) repurchases or redemptions of BancWest equity securities where the consideration paid exceeds a certain amount, or (3) a decision by the board to consent to enter into any cease and desist order or formal agreement with any bank regulatory authority,

     - board vote required for appointment of the Chief Executive Officer and the Chief Operating Officer,

     - provisions relating to the executive committee, and

     - indemnification of directors, executive officers, employees, and agents of BancWest.

     SIERRAWEST. SierraWest's articles may be amended with the approval of the board of directors and a majority of the outstanding shares of SierraWest common stock. Under certain circumstances the articles of incorporation of a California corporation may be amended without shareholder approval in connection with stock splits. SierraWest's articles provide that the board of directors has the authority to make, alter or repeal the bylaws.

                                  PROPOSAL TWO

                             ELECTION OF DIRECTORS

     This section of the proxy statement-prospectus provides information related to the election of directors at the annual meeting. The shareholders of SierraWest will be asked to vote upon the election of the following thirteen nominees to serve as directors until the next annual meeting and until their successors are elected and have been qualified, or until completion of the merger, if earlier:

     The following table lists the nominees, all of whom are currently directors of SierraWest, and provides certain information about their ages, tenures and principal occupations.

                                             YEAR FIRST
                                             APPOINTED     POSITION AND PRINCIPAL OCCUPATION
NAME                                   AGE    DIRECTOR        DURING THE PAST FIVE YEARS
----                                   ---   ----------   -----------------------------------
CURRENT DIRECTORS
David W. Clark                         61       1990      Chairman/CEO of Clark and Sullivan
                                                          Constructors, Inc. since January
                                                          1977.
Ralph J. Coppola                       64       1996      Self-employed physician and auto
                                                          dealer.
William T. Fike                        51       1992      President/CEO and Director of
                                                          SierraWest since July 1992.
                                                          President/ CEO of SierraWest Bank
                                                          since October 1996. Executive Vice
                                                          President and Chief Operating
                                                          Officer of SierraWest from May 1991
                                                          to July 1992.
Richard S. Gaston                      65       1995      Chairman and Director of Gaston &
                                                          Wilkerson Management Group, real
                                                          estate investments and management
                                                          companies. Until 1998, President
                                                          and Director of GAC Corporation,
                                                          real estate management.
Jerrold T. Henley                      61       1986      Chairman of SierraWest since July
                                                          1992. President/CEO of SierraWest
                                                          from its inception to June 1992.
John J. Johnson                        65       1996      Retired. Owner, Johnson's Sporting
                                                          World, Reno, Nevada until April
                                                          1992.
Ronald A. Johnson                      58       1996      Self-employed CPA and financial
                                                          consultant.
A. Morgan Jones                        67       1986      Attorney. President and director of
                                                          Truckee River Associates,
                                                          (commercial real estate management,
                                                          development and sales).
Jack V. Leonesio                       55       1986      Owner of a restaurant/bar in
                                                          Truckee, California since 1973 and
                                                          co-owner of a bar in Reno, Nevada
                                                          since April 1994.

                                             YEAR FIRST
                                             APPOINTED     POSITION AND PRINCIPAL OCCUPATION
NAME                                   AGE    DIRECTOR        DURING THE PAST FIVE YEARS
----                                   ---   ----------   -----------------------------------
William W. McClintock                  53       1986      Self-employed CPA and financial
                                                          consultant.
Bernard E. Moore                       69       1998      President of Bernard Moore, Inc.,
                                                          d.b.a. Moore Tractor, Inc., which
                                                          sells farm and industrial
                                                          equipment. Between 1983 and April
                                                          1998, Director of Continental
                                                          Pacific Bank. Continental Pacific
                                                          Bank's Chairman of the Board from
                                                          1986 until it merged with
                                                          SierraWest Bank in April 1998.
                                                          Between 1995 and April 1998,
                                                          Chairman of the Board of Directors
                                                          of California Community Bancshares
                                                          Corporation, Continental Pacific
                                                          Bank's holding company,
Gary E. Stein                          53       1998      Physician in Vacaville, California,
                                                          formerly with University of
                                                          California, Davis, Davis Medical
                                                          Group, now retired. Director of
                                                          California Community Bancshares
                                                          Corporation since its inception in
                                                          1995 and a Director of Continental
                                                          Pacific Bank since 1983 until its
                                                          merger with SierraWest Bank in
                                                          April 1998.
Thomas M. Watson                       55       1986      Managing Officer, Truckee River
                                                          Associates, (commercial real estate
                                                          management, development and sales).
EXECUTIVE OFFICERS
William T. Fike                        51                 President/CEO and Director of
                                                          SierraWest since July 1992.
                                                          President/ CEO of SierraWest Bank
                                                          since October, 1996. Executive Vice
                                                          President and Chief Operating
                                                          Officer of SierraWest, from May
                                                          1991 to July 1992.
David C. Broadley                      55                 Executive Vice President and Chief
                                                          Financial Officer of SierraWest
                                                          since February 1994. Executive Vice
                                                          President and Chief Financial
                                                          Officer of SierraWest Bank since
                                                          February 1995. Senior Vice
                                                          President and Chief Financial
                                                          Officer of SierraWest, from 1985 to
                                                          1994.

                                             YEAR FIRST
                                             APPOINTED     POSITION AND PRINCIPAL OCCUPATION
NAME                                   AGE    DIRECTOR        DURING THE PAST FIVE YEARS
----                                   ---   ----------   -----------------------------------
Patrick S. Day                         49                 Executive Vice President and Chief
                                                          Credit Officer of SierraWest and
                                                          SierraWest Bank since July 1995.
                                                          Executive Vice President and Chief
                                                          Operating Officer of Business &
                                                          Professional Bank from January
                                                          through June 1995. Principal of PSD
                                                          Associates, a bank consulting
                                                          company, from 1993 to 1995.
                                                          Executive Vice President and Chief
                                                          Credit Officer of Bank of San
                                                          Francisco from 1991 to 1993.
Robert C. Silver                       56                 Senior Vice President, manager of
                                                          Administration Division for
                                                          SierraWest Bank since November,
                                                          1995. Senior Vice President and
                                                          Director of Human Resources for
                                                          SierraWest Bank from July, 1991
                                                          through October, 1995.
Richard L. Belstock                    42                 Senior Vice President, Controller
                                                          and Chief Accounting Officer for
                                                          SierraWest since August 1997.
                                                          Senior Vice President and
                                                          Controller of SierraWest from July
                                                          1994 through September 1996. Senior
                                                          Vice President and Controller of
                                                          SierraWest Bank since June, 1994.
                                                          Vice President and Assistant
                                                          Controller for the Company from
                                                          August, 1990 through June, 1994.
Mary Jane Posnien                      55                 Senior Vice President of Operations
                                                          for SierraWest Bank since March
                                                          1998. Senior Vice President of
                                                          Operations for SierraWest Bank from
                                                          November 1995 to August 1997.
                                                          Senior Vice President of Operations
                                                          for Sierra Bank of Nevada from
                                                          March 1995 to November 1995. Vice
                                                          President of Operations for Sierra
                                                          Bank of Nevada from December 1993
                                                          to March 1995. Manager of Gotcha
                                                          Covered, a carpet/window covering
                                                          store from 1991 through 1993.

     Messrs. Moore and Stein were elected as directors in accordance with the terms of the merger agreement between SierraWest and California Community Bancshares. Except for Messrs. Moore and Stein, none of the directors or nominees were selected pursuant to any arrangement or understanding other than with the directors of SierraWest acting within their capacities as such. There are no family relationships between any of the directors and executive officers of SierraWest.

THE BOARD OF DIRECTORS AND COMMITTEES

     SierraWest's board of directors met 14 times during 1998. None of the directors or executive officers attended less than 75 percent of the aggregate of all board of directors meetings and committee meetings, of which they were members, held during 1998. SierraWest has a standing Audit/Ethics, Nominating and Personnel/Compensation Committee.

     The Audit/Ethics Committee reviews audits of SierraWest and its subsidiaries, and considers the adequacy of auditing procedures. The Audit/Ethics Committee consists of Messrs. Coppola, John J. Johnson, Moore, Stein, McClintock, Gaston and Mr. Henley as a member-at-large. The Audit/Ethics Committee met 12 times in 1998. The Nominating Committee consists of Messrs. Henley, Watson, Clark, Fike and Jones. The Nominating Committee met once in 1998. The Nominating Committee recommends the nominees for director positions on SierraWest's Board of Directors for review and approval by the Board. SierraWest has a Personnel/Compensation Committee which consists of Messrs. Coppola, Moore, Watson, Clark, Gaston, McClintock, Fike and Mr. Henley as a member-at-large. The Personnel/Compensation Committee met 12 times in 1998. The Personnel/ Compensation Committee determines the salaries of executive officers of SierraWest and also reviews and approves salary recommendations for all Senior Vice Presidents and above. The Committee reviews and approves all benefit program changes recommended by management and works with management in the development of all company-wide incentive compensation programs.

COMPENSATION OF DIRECTORS

     Directors' fees for board and committee meetings are as follows:

                              BOARD MEETING              COMMITTEE MEETINGS
                        -------------------------   ----------------------------
                          RETAINER     ATTENDANCE    RETAINER      ATTENDANCE
                        ------------   ----------   ----------   ---------------
Chairman of the
  Board...............  $3,383/month     $0             $0             $0
Director..............  $1,500/month     $0  (1)        $0       $150/meeting(2)
Committee Chairman....      N/A         N/A         $100/month   $150/meeting(2)

-------------------------

(1) Compensation for attendance at special board meetings is $150 per director per meeting.

(2) Fee for attendance at Directors' Loan Committee is $250 per meeting.

     In addition to the above fees, an educational allowance is determined annually by the board. The Chairman of the Board allocates funds for educational expenses pursuant to requests submitted by each director until the allowance is exhausted.

     SierraWest's Deferred Compensation and Stock Award plan is provided to members of the board of directors who are not employees of SierraWest or of its subsidiary ("Outside Directors"). Under this plan Outside Directors are required to take on a deferred basis one-third of their directors' fees for regular board meetings in the form of promised shares of SierraWest common stock. The remaining amount of director fees for regular board meetings may also be deferred at the election of the director. The purpose of this plan is to enable Outside Directors to defer receipt of compensation for their services to later years and to provide part of the compensation for their services in the cash value of the promised shares of SierraWest common stock in order to better align the interest of Outside Directors with those of SierraWest's shareholders. Under the plan the directors are not entitled to receive shares of SierraWest common stock.

     Expenses for the directors and their spouses related to attendance at SierraWest's annual weekend directors' retreat are paid for by SierraWest. Directors are eligible for coverage under SierraWest's group health insurance plan. Premiums for health insurance coverage are shared between the director and SierraWest on the same basis as that for SierraWest employees. Additionally, SierraWest pays for premiums covering the first $25,000 of accidental death benefits and the administration of Keogh plans for directors, if they elect to participate.

     SierraWest maintains a salary continuation plan (see "Salary Continuation Plan" on page 83) for its executive officers, certain senior officers and its directors. As of December 31, 1998, SierraWest's non-employee directors were credited with $201,097 in accrued benefits under the directors' salary continuation plan. SierraWest allocated $113,075 to the Salary Continuation Plan in 1998 on behalf of its non-employee directors.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

                                                                     ANNUAL COMPENSATION
                                                             -----------------------------------
                              ANNUAL COMPENSATION                     AWARDS             PAYOUTS
                              -------------------            -------------------------   -------
                                                             # OF SHARES
                                                    OTHER    RESTRICTED    # OF SHARES
                                                    ANNUAL      STOCK       OPTIONS/      LTIP     ALL OTHER
                       YEAR    SALARY     BONUS     COMP.      AWARDS        SARS(2)     PAYOUTS     COMP.
                       ----   --------   --------   ------   -----------   -----------   -------   ---------
William T. Fike......  1998   $260,417   $225,000   $4,428        0               0         0       $21,709
  President/CEO of     1997   $247,760   $135,000   $3,394        0               0         0       $21,005
  SierraWest and       1996   $230,384(1) $      0  $4,643        0          52,500         0       $17,351
  SierraWest Bank
David C. Broadley....  1998   $156,917   $ 60,000   $4,721        0               0         0       $23,594
  Executive Vice       1997   $140,376   $ 73,870   $3,668        0               0         0       $20,902
  President/CFO of     1996   $131,256   $      0   $  106        0               0         0       $20,154
  SierraWest and
  SierraWest Bank
Patrick S. Day.......  1998   $134,333   $ 47,726   $5,399        0               0         0       $ 5,376
  Executive Vice       1997   $129,167   $ 67,972   $3,305        0               0         0       $ 4,391
  President of the     1996   $126,519   $      0   $3,858        0               0         0       $ 2,245
  SierraWest and
  SierraWest Bank
Robert C. Silver.....  1998   $100,347   $ 35,653   $  138        0               0         0       $ 8,422
  Senior Vice          1997   $ 98,078   $ 49,780   $    0        0           2,750         0       $ 6,333
  President of         1996   $ 87,369   $      0   $    0        0               0         0       $ 4,423
  SierraWest Bank
Richard L.             1998   $ 87,362   $ 31,086   $    0        0               0         0       $ 6,052
  Belstock...........
  Senior Vice          1997   $ 83,202   $ 43,783   $    0        0               0         0       $ 4,440
                       1996   $ 81,101   $ 15,000   $    0        0               0         0       $ 3,114
 President/Controller
  of SierraWest and
  SierraWest Bank

-------------------------

NOTES:

(1) Includes payment of accrued vacation pay of $30,384.

(2) Adjusted for 5% stock dividend paid August 29, 1997.

     BONUS -- Bonuses are generally paid in the year after they are earned. For purposes of this table, bonuses have been reflected in the year earned, not the year paid.

     OTHER ANNUAL COMPENSATION -- Includes value of personal use of automobiles provided by SierraWest and reimbursements for the personal portion of club dues and spousal travel expenses.

     ALL OTHER COMPENSATION -- Includes the following:

                                                    1998       1997       1996
                                                   -------    -------    -------
SIERRAWEST CONTRIBUTION TO 401(k) PLAN FOR:
  Mr. Fike.......................................  $ 5,000    $ 4,750    $ 4,652
  Mr. Broadley...................................  $ 5,000    $ 4,145    $ 3,896
  Mr. Day........................................  $ 3,035    $ 1,938    $   938
  Mr. Silver.....................................  $ 4,504    $ 2,779    $ 2,566
  Mr. Belstock...................................  $ 3,934    $ 2,946    $ 2,383
SIERRAWEST CONTRIBUTIONS TO ESOP PLAN FOR:
  Mr. Fike.......................................  $ 2,028(1) $ 2,715    $ 1,240
  Mr. Broadley...................................  $ 2,028(1) $ 2,382    $ 1,085
  Mr. Day........................................  $ 2,028(1) $ 2,192    $ 1,046
  Mr. Silver.....................................  $ 2,028(1) $ 1,664    $   722
  Mr. Belstock...................................  $ 2,028(1) $ 1,412    $   671

-------------------------

(1) Amount estimated for 1998, pending final plan accounting for the 1998 plan year.

ALLOCATIONS TO SALARY CONTINUATION PLAN FOR:
  Mr. Fike.......................................  $12,031    $10,890    $ 9,858
  Mr. Broadley...................................  $14,226    $12,877    $13,675

COST OF LIFE INSURANCE PROVIDED BY SIERRAWEST OF
  WHICH THE BENEFIT EXCEEDED $50,000 FOR:
  Mr. Fike.......................................  $ 2,650    $ 2,650    $ 1,601
  Mr. Broadley...................................  $ 2,340    $ 1,498    $ 1,498
  Mr. Day........................................  $   313    $   261    $   261
  Mr. Silver.....................................  $ 1,890    $ 1,890    $ 1,135
  Mr. Belstock...................................  $    90    $    82    $    60

     In 1998, SierraWest did not grant any options to any of the five executive officers listed above.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                            FY-END OPTION/SAR VALUE

                                                        NUMBER OF         VALUE OF
                                                       UNEXERCISED       UNEXERCISED
                                                      OPTIONS/SARS      IN-THE-MONEY
                                                       AT FY-END-       Options/SARs
                                                        # SHARES         AT FY-END-$
                       SHARES ACQUIRED     VALUE      EXERCISABLE/      EXERCISABLE/
NAME                     ON EXERCISE      REALIZED    UNEXERCISABLE     UNEXERCISABLE
----                   ---------------    --------    -------------    ---------------
Mr. Fike.............      45,987         $926,560    47,200/6,300     $589,530/92,712
Mr. Broadley.........       5,280         $127,900     2,835/2,520     $ 40,146/35,685
Mr. Day..............           0         $      0     6,720/5,880     $103,160/91,265
Mr. Silver...........       2,362         $ 58,488     1,180/3,460     $  9,331/19,481
Mr. Belstock.........       2,257         $ 49,332     1,680/3,360     $ 23,290/46,580

The value of unexercised in-the-money options and the value realized on exercise of stock options is calculated by subtracting the exercise price from the fair market value at December 31, 1998 or the date of exercise, respectively, of the securities underlying the options. All share amounts have been adjusted for the 5% stock dividend paid August 29, 1997.

SALARY CONTINUATION PLAN

     SierraWest has entered into agreements with certain directors of SierraWest and SierraWest Bank and certain executive officers of SierraWest Bank, to provide for salary continuation benefits upon the retirement or earlier death of the directors and executive officers. The benefits pursuant to this plan are:
$50,000 per year for Mr. Fike and $40,000 per year for Mr. Broadley payable for a period of 20 years following retirement at age 65 or earlier death. Benefits for the participating directors are $4,000 per year for 15 years, beginning 15 years after their respective plan commencement dates.

     In the event of earlier death, the benefits are payable to the officer's or director's designated beneficiary. SierraWest has secured life insurance policies for the purpose of protecting it from loss in the event of earlier death. In the event of earlier retirement or early termination of office or employment of the officer or director, a reduced benefit is payable. At the option of the officer or director a reduced benefit may be received in a lump sum based on a discounting formula. Accrued benefits for both officers and directors vest 20% per year over a five-year period from the date of association with SierraWest. Additionally, there are restrictions on the covered individual from engaging in any competing occupation upon retirement and provisions requiring the covered individual to perform advisory services, for compensation, for a period of five (5) years following retirement or early termination of office or employment.

     During 1996 the agreements of Messrs. Fike and Broadley and certain directors of SierraWest were modified to provide for an acceleration of benefits such that the full amount due under the agreement would become payable in the case of a change of control of SierraWest. For the Directors' plan this would be in the form of a lump sum payment based on a discounting formula. The plan for Messrs. Fike and Broadley provided for this payment in the form of 240 equal monthly installments. The agreements were further modified to eliminate the restrictions described above related to engaging in a competing occupation and the performance of advisory services upon a change in control.

     As of December 31, 1998, executive officers were credited with the following accrued benefits under this Plan:

David C. Broadley...........................................  $120,491
William T. Fike.............................................    67,772

EMPLOYMENT AGREEMENTS

     Effective October 1, 1994, SierraWest entered into an employment agreement with Mr. Fike covering the terms of his employment, compensation, and conditions of termination. Unless employment is terminated or the agreement is extended, Mr. Fike's employment will continue until December 31, 2000. His base salary was set initially at $200,000 per year and he is eligible for bonuses and participation in all employee benefit programs. He will be considered for periodic increases in base salary at the discretion of the board of directors. He will continue to participate in the Salary Continuation Plan and be provided with a company car and a country club membership. In the event of termination without cause, Mr. Fike will receive all amounts owing to him at the date of termination, a lump-sum severance payment equal to eighteen months' base salary, direct payment of the premiums necessary to continue then existing medical coverage for 18 months at the rate equivalent to SierraWest employees and retention of his company-provided automobile and country club membership. During the month of February 1997 Mr. Fike's base salary was increased to $250,000 per year and during February 1998 Mr. Fike's base salary was increased to $262,500 per year.

     In January 1999, Mr. Fike's employment agreement was amended to allow for a scale back of payments to be made to Mr. Fike if any payment to be made, or benefit to be provided, pursuant to the agreement would constitute a "parachute payment" as defined in Section 280G of the Internal Revenue Code. The payments to be made, or benefits to be provided, shall be reduced so that the aggregate present value of all parachute payments does not exceed 299% of Mr. Fike's "annualized includible compensation for the base period" (as such term is defined in Section 280G(d)(1) of the Code Internal Revenue).

     In 1996, Messrs. Broadley, Day, Silver and Belstock entered into Senior Manager Separation Benefits Agreements. Under the terms of these agreements as amended during 1997 and 1998, certain benefits would become payable to the manager in the event of the termination of employment for any reason, other than a material violation of SierraWest's personnel policies and procedures. Ms. Posnien entered into her agreement in 1998. The benefit includes one year's base salary (as to Messrs. Broadley and Day) or nine months' base salary (as to Mr. Silver and Ms. Posnien) or six months' base salary (as to Mr. Belstock) paid as a lump sum or in 24 equal semi-monthly payments (as to Messrs. Broadley and Day) or 18 equal semi-monthly payments (as to Mr. Silver and Ms. Posnien) or twelve equal semi-monthly payments (as to Mr. Belstock), at the election of the executive officer. If the semi-monthly payments are chosen, health benefits continue to be provided on the same terms as during active employment.

     For Mr. Broadley, in the event of a change in control or reorganization of SierraWest, the executive officer may, within a nine month period, resign from SierraWest and receive the same benefits as would be payable upon involuntary termination. Additionally, as to Mr. Broadley, upon termination of service for any reason, except for cause, he is entitled to receive SierraWest-provided automobile in use by him at the time of his termination. For Messrs. Day and Silver and Ms. Posnien, resignation in response to and reasonably promptly following a material reduction in job duties and responsibilities and/or material reduction in compensation which reduction in job duties, responsibilities and/or compensation occurs within six months following a change in control would result in benefits the same as would be payable upon involuntary termination.

PERSONNEL/COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMPENSATION POLICIES FOR EXECUTIVE OFFICERS

     The members of the Personnel/Compensation Committee collectively represent a wide range of business and professional occupations, including business owners and operators, accountants, and retired community leaders. They have available to them various surveys reflecting executive compensation practices in banking and other related industries. These sources are used by the Committee in reviewing compensation. Once each year the Committee reviews the total compensation of the executive officers listed in this proxy statement-prospectus. The Committee has adopted a practice of keeping the base salaries of these executives at, or slightly below, industry norms for comparable positions within similarly sized and located institutions. The Committee then establishes cash incentive bonus plans and stock option grants to bring the executives' total compensation to, or above, industry norms only if certain performance criteria are met. The performance criteria and resulting cash incentive payments are approved annually by the Committee, and reflect those elements that will most closely affect earnings and the growth of shareholder equity.

     In the Committee's opinion the named executives are properly compensated at the present time when compared with all others in similar positions in companies of similar size. In the Committee's opinion, they are not overcompensated and never have been during the Committee's tenure.

CHIEF EXECUTIVE OFFICER COMPENSATION

     In 1998, Mr. Fike received a salary of $260,417. This salary reflected a 5% merit increase awarded on March 1, 1998. Mr. Fike's base salary was paid in accordance with an employment agreement discussed herein. The Committee considered this salary appropriate in light of Mr. Fike's leadership of one of the stronger bank holding companies in California. Mr. Fike's total cash compensation was also based on his contributions to the overall long-term strategy and financial success of SierraWest.

     The employment agreement was executed in 1994 and is effective through 1999. The Committee retained the consulting services of the Wyatt Company, a leading compensation and benefits consulting firm, to research and recommends a total compensation package for Mr. Fike, which is reflected in the employment agreement. The only instructions given to the Wyatt Company were to recommend a package based on comparable bank holding companies in California. During the course of the Wyatt Company's engagement, the Committee independently reviewed the following peer group survey studies: The Findley Reports "1994 Senior Management Compensation Survey Analysis of California Banks;" Deloitte & Touche LLP "California Banks 1994 Compensation Survey;" BAI Foundation "The Bank Key Executive Compensation Survey -- 1994 Results;" Wyatt Data Services "1994 Community Bank Compensation Report;" and Sheshunoff "Bank Executive and Director Compensation Survey." Based on this data, the Committee established Mr. Fike's annual salary. The salary level thus established was then reviewed by Wyatt Company's consultant and deemed to be competitive and within the appropriate range.

     The board of directors awarded an incentive bonus of $225,000 to Mr. Fike for his performance during 1998. In determining incentive bonus awards the Compensation Committee and the board generally considers many factors, some of which are: strategic focus, return on equity, improvement in shareholder value, credit quality, plus the efficiency ratio of SierraWest. Additionally, study is made of aggregate total compensation paid for other outstanding performing banks of similar size. In light of Mr. Fike's leadership and consideration of the above factors, an incentive bonus of $225,000 was awarded.

PERSONNEL/COMPENSATION COMMITTEE:

       David W. Clark, Chairman                     William T. Fike
           Richard S. Gaston              Jerrold T. Henley (member-at-large)
         William W. McClintock

PERSONNEL/COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     With the exception of Jerrold Henley and William Fike, no member of the Personnel/ Compensation Committee is a former or current officer or employee of SierraWest. Mr. Henley retired as President and CEO of SierraWest in June 1992. Mr. Fike succeeded Mr. Henley as President and CEO of SierraWest. There are no compensation committee interlocks between SierraWest and other entities involving SierraWest executive officers and SierraWest directors.

     COMMON STOCK PERFORMANCE: As part of the executive compensation information presented in this proxy statement-prospectus, the Securities and Exchange Commission requires a five-year comparison of stock performance for SierraWest with stock performance of appropriate similar companies.

     The following graph compares SierraWest's performance with the total return index for the Nasdaq Stock Market (US Companies) and the total return index for Nasdaq traded banks:

                            COMPARISON OF FIVE YEAR
                            CUMULATIVE TOTAL RETURNS
                             [GRAPH APPEARS HERE]

                        SIERRA WEST BANCORP        CRSP INDEX FOR NASDAQ
                        -------------------          STOCK MARKET (US          CRSP INDEX FOR NASDAQ
                                                        COMPANIES)                  BANK STOCKS
                                                   ---------------------       ---------------------
Dec 93                        100.00                      100.00                      100.00
Dec 94                        125.00                       97.75                       99.63
Dec 95                        155.63                       98.23                      148.38
Dec 96                        232.00                      170.02                      195.91
Dec 97                        538.39                      208.30                      328.02
Dec 98                        405.54                      293.52                      325.38

-------------------------

Note to Graph Above: Assumes $100 invested on December 31, 1993, in SierraWest common stock and an identical amount in the NASDAQ Indexes, includes the reinvestment of dividends. The NASDAQ indexes were compiled by the Center for Research in Securities Prices (CRSP), University of Chicago, Graduate School of Business.

           SHAREHOLDINGS OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Management of SierraWest knows of no person who owns, beneficially or of record, either individually or together with associates, five percent (5%) or more of the outstanding shares of SierraWest's common stock, except as set forth in the table on the following page. This table sets forth, as of March 15, 1999 the number and percentage of shares of SierraWest's outstanding common stock beneficially owned, directly or indirectly, by each of SierraWest's current directors, chief executive officer, and four next most highly compensated executive officers of SierraWest whose salary and bonus exceeded $100,000 during 1998 ("named executive officers") and principal shareholders, and by the directors and executive officers of SierraWest as a group. The shares "beneficially owned" are determined under Securities and Exchange Commission rules, and do not necessarily indicate ownership for any other purpose. In general, beneficial ownership includes shares over which a director, principal shareholder, or executive officer has sole or shared voting or investment power and shares which such person has the right to acquire within sixty (60) days of March 15, 1999. Management is not aware of any arrangements which may, at a subsequent date, result in a change of control of SierraWest.

                               SHARES        SHARES
                             OWNED WITH    OWNED WITH
                             SOLE VOTING     SHARED       SHARES
                                 AND       VOTING AND   ACQUIRABLE
NAME AND ADDRESS OF          INVESTMENT    INVESTMENT   WITHIN 60               PERCENT OF
BENEFICIAL OWNER(1)             POWER        POWER      DAYS(2)(3)    TOTAL    TOTAL SHARES
-------------------          -----------   ----------   ----------   -------   ------------
Directors and Nominees and
  Named Executive Officers
Richard L. Belstock........      3,308            0        1,680       4,988         *
David C. Broadley(4).......     26,220        8,350        2,835      37,405         *
David W. Clark.............      9,985        5,864        7,095      22,944         *
Ralph J. Coppola...........      7,430            0        2,017       9,447         *
Patrick S. Day.............      1,914            0        6,720       8,634         *
William T. Fike(4).........     51,401        9,112       47,200     107,713       2.0%
Richard Gaston.............      3,866            0        2,335       6,201         *
Jerrold T. Henley..........     47,725            0        9,381      57,106       1.1%
John J. Johnson............      2,388        1,155        2,383       5,926         *
Ronald A. Johnson..........      3,931          100          671       4,702         *
A. Morgan Jones............      1,727          650        9,334      11,711         *
Jack V. Leonesio...........     16,688            0          671      17,359         *
William W. McClintock......      7,820          105        9,334      17,259         *
Bernard E. Moore...........      7,648            0          263       7,911         *
Robert C. Silver(4)........        754        8,350        1,180      10,284         *
Gary E. Stein..............     17,912        1,704          263      19,879         *
Thomas M. Watson...........      8,102            0       10,733      18,835         *
Total for Directors and
  Executive Officers
  (numbering 18)...........    219,752       35,390      118,507     373,649       7.0%
Principal Shareholders
Investors of America, L. P.
  39 Glen Eagles Drive
  St. Louis, MO 63124......    297,045                               297,045       5.6%

-------------------------

 *  Less than 1%

(1) The address for all Directors, Nominees and Named Executive Officers is c/o SierraWest, P. O. Box 61000, Truckee, CA 96161.

(2) Includes shares that can be purchased through SierraWest's stock option plan. For non-employee directors, includes 671 shares earned under the Directors Deferred Compensation and Stock Award Plan for all but Mr. Clark (688 shares), Mr. Henley (718 shares), Mr. Watson (2,070 shares), Mr. Stein (159 shares), Mr. Moore (159 shares) and Mr. Coppola (2,017 shares).

(3) Upon completion of the proposed merger, all unvested options will become vested. Unvested options held by the above listed persons total 27,609.

(4) Messrs. Fike, Broadley and Silver have voting authority for 8,350 shares of unallocated SierraWest common stock held by the SierraWest ESOP plan.

               SECTION 16(a) BENEFICIAL OWNERSHIP AND COMPLIANCE

     Section 16(a) of the Securities Exchange Act requires SierraWest's directors, certain officers and persons who own more than ten percent of a registered class of SierraWest's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Directors, certain officers and greater than ten-percent shareholders ("Reporting Persons") are required by Securities and Exchange Commission regulation to furnish SierraWest with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, SierraWest believes that from January 1, 1998, to December 31, 1998, all filing requirements applicable to its Reporting Persons were complied with, except that Mr. Ronald Johnson was late in filing a Form 4 covering one transaction.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Some of the directors of SierraWest and the companies with which they are associated are customers of, or have had banking transactions with, SierraWest Bank in the ordinary course of its business and SierraWest Bank expects to have banking transactions with these persons in the future. In management's opinion, since January 1, 1998, all loans and commitments to lend included in such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other persons of similar credit worthiness and, in the opinion of management, did not involve more than a normal risk of collectability or present other unfavorable features.

                                 LEGAL MATTERS

     Certain legal matters with respect to BancWest, including the validity of the shares of BancWest common stock to be issued in connection with the merger, will be passed upon for BancWest by Simpson Thacher & Bartlett, New York, New York. Certain federal tax matters will be passed upon by Pillsbury Madison & Sutro LLP, San Francisco, California and McCutchen, Doyle, Brown & Enersen, LLP, San Francisco, California.

                                    EXPERTS

     The consolidated financial statements incorporated in this proxy statement-prospectus by reference from BancWest's annual report on Form 10-K for the year ended December 31,1998 have been audited by PricewaterhouseCoopers LLP, independent auditors, as stated in their report which is incorporated herein by reference. Such statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of BancWest Corporation and subsidiaries (old BancWest) as of December 31, 1997 and 1996 and for the years then ended incorporated by reference from BancWest Corporation's (new BancWest) Form 8-K/A dated November 1, 1998 have been audited by PricewaterhouseCoopers LLP, independent auditors, as stated in their report which is incorporated herein by reference. Such statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of BancWest Corporation and subsidiaries (old BancWest) for the year ended December 31, 1995 incorporated by reference from BancWest Corporation's (new BancWest) Form 8-K/A dated November 1, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference. Such statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements incorporated in this proxy statement-prospectus by reference from SierraWest's annual report on Form 10-K for the year ended December 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference. Such statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting and are expected to have an opportunity to make a statement if they desire and to be available to respond to appropriate questions.

                     SUBMISSIONS OF SHAREHOLDERS' PROPOSALS

     If the merger is completed, you will become a stockholder of BancWest. If you wish to submit a proposal for consideration at the BancWest 2000 Annual Meeting of Stockholders you must submit a proposal to BancWest Corporation, 999 Bishop Street, Honolulu, Hawaii 96813, Attention: Corporate Secretary. Your proposal must be received no later than November 1, 1999, for inclusion, if appropriate, in BancWest's proxy statement and form of proxy relating to its 2000 Annual Meeting of Stockholders and is subject to the Securities and Exchange Commission's rules regarding the inclusion of shareholder proposals.

     In the event the merger is not completed, you must submit proposals for consideration at the SierraWest 2000 Annual Meeting of Shareholders to SierraWest Bancorp, P.O. Box 61000, 10181 Truckee-Tahoe Airport Road, Truckee, California 96161, Attention: Corporate Secretary. Such proposals must have been received not later than December 20, 1999 for inclusion, if appropriate, in SierraWest's proxy statement and form of proxy relating to its 2000 Annual Meeting of Shareholders and are subject to the Securities and Exchange Commission's rules regarding the inclusion of shareholder proposals.

                   INFORMATION CONCERNING BANCWEST MANAGEMENT

     Information concerning:

     - directors and executive officers,

     - executive compensation,

     - principal stockholders,

     - certain relationships and related transactions,

     - and other related matters concerning BancWest is included or incorporated by reference in its annual report on Form 10-K for the year ended December 31, 1998.

     BancWest's annual report on form 10-K is incorporated by reference into this proxy statement-prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

     Both BancWest and SierraWest file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that BancWest and SierraWest file at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at (800) SEC-0330 for further information on the public reference rooms. The Commission also maintains an Internet World Wide Web site at "http://www.sec.gov" at which reports, proxy and information statements and other information regarding BancWest and SierraWest are available. In addition, reports, proxy statements and other information concerning SierraWest also may be inspected at the offices of The Nasdaq Stock Market, 1735 K Street, Washington, D.C. 20006.

     BancWest has filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act relating to the shares of BancWest common stock to be issued in connection with the merger. This proxy statement-prospectus also constitutes the prospectus of BancWest filed as part of the registration statement and does not contain all the information set forth in the registration statement and exhibits thereto. You may copy and read the registration statement and its exhibits at the public reference facilities maintained by the Securities Exchange Commission at the address set forth above.

     The Commission allows both BancWest and SierraWest to "incorporate by reference" information into this proxy statement-prospectus, which means that BancWest and SierraWest can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this proxy statement-prospectus, except for any information superseded by information contained directly in this proxy statement-prospectus. This proxy statement-prospectus incorporates by reference the documents set forth below that either BancWest or SierraWest has previously filed with the Commission. These documents contain important information about BancWest and SierraWest and their respective financial conditions.

BANCWEST COMMISSION FILINGS             PERIOD
(FILE NO. 0-7949)
Annual Report on Form 10-K............  Year ended December 31, 1998
Current Reports on Form 8-K...........  Dated November 1, 1998 (filed December
                                        30, 1998) and dated February 25, 1999
                                        (filed February 26, 1999)
Proxy Statement.......................  Dated March 1, 1999
Registration Statement on Form 8-A....  Dated October 30, 1998
SIERRAWEST COMMISSION FILINGS
(FILE NO. 0-15450)
Annual Report on Form 10-K............  Year ended December 31, 1998
Current Reports on Form 8-K...........  Dated February 25, 1999 (filed March
                                        3, 1999)

     BancWest and SierraWest incorporate by reference any additional documents that either may file with the Commission between the date of this proxy statement-prospectus and the date of the annual meeting. These include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

     BancWest has supplied all information contained or incorporated by reference in the proxy statement-prospectus relating to BancWest and SierraWest has supplied all such information relating to SierraWest.

     This proxy statement-prospectus incorporates by reference documents relating to BancWest and SierraWest which are not presented in this proxy statement-prospectus or delivered herewith. Those documents relating to BancWest are available from BancWest without charge, excluding all exhibits unless specifically incorporated by reference in this proxy statement-prospectus, by requesting them in writing or by telephone from BancWest Corporation, Herbert E. Wolff, Secretary, 999 Bishop Street, Honolulu, Hawaii 96813, (808) 525-8144. Those documents relating to SierraWest are available from SierraWest without charge, excluding all exhibits unless specifically incorporated by reference in this proxy statement-prospectus, by requesting them in writing or by telephone from SierraWest Bancorp, David Broadley, Chief Financial Officer, 10181 Truckee-Tahoe Airport Road, Truckee, California 96161, (530) 582-3000. If you would like to request documents from either BancWest or SierraWest, please do so by May 20, 1999 to receive them before the annual meeting.

     In deciding how to vote on the merger, you should rely only on the information contained or incorporated by reference in this proxy statement-prospectus. Neither BancWest nor SierraWest has authorized any person to provide you with any information that is different from what is contained in this proxy statement-prospectus. This proxy statement-prospectus is dated April 19, 1999. You should not assume that the information contained in this proxy statement-prospectus is accurate as of any date other than such date, and neither the mailing to you of this proxy statement-prospectus nor the issuance to you of shares of BancWest common stock will create any implication to the contrary. This proxy statement-prospectus does not constitute an offer to sell or a solicitation of any offer to buy any securities, or the solicitation of a proxy in any jurisdiction in which, or to any person to whom, it is unlawful.

                                                                      APPENDIX A
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

                         DATED AS OF FEBRUARY 25, 1999

                                     AMONG

                             BANCWEST CORPORATION,

                                BANK OF THE WEST

                                      AND

                               SIERRAWEST BANCORP

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

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                                         ----
ARTICLE I  THE MERGER..................   A-1
  1.1   Effective Time of the Merger...   A-1
  1.2   Closing........................   A-2
  1.3   Effects of the Merger..........   A-2
  1.4   Alternative Structure..........   A-2
  1.5   Absence of Control.............   A-2
ARTICLE II  EFFECT OF THE MERGER ON THE
  CAPITAL STOCK OF THE CONSTITUENT
  CORPORATIONS; EXCHANGE OF
  CERTIFICATES.........................   A-3
  2.1   Effect on Capital Stock of the
          Constituent Corporations.....   A-3
        (a)   Cancellation of Treasury
              Stock....................   A-3
        (b)   Conversion of SierraWest
              Common Stock.............   A-3
        (c)   BW Common Stock..........   A-3
        (d)   BC Capital Stock.........   A-3
  2.2   No Further Ownership Rights in
          SierraWest Common Stock......   A-4
  2.3   Fractional Shares..............   A-4
  2.4   Surrender of Shares of
          SierraWest Common Stock......   A-4
  2.5   Adjustments....................   A-5
  2.6   Options........................   A-5
ARTICLE III  REPRESENTATIONS AND
  WARRANTIES...........................   A-6
  3.1   Representations and Warranties
          of SierraWest................   A-6
        (a)   Organization, Standing
              and Power................   A-6
        (b)   Capital Structure;
              Ownership of BC Common
              Stock....................   A-7
        (c)   Authority; No
              Violation................   A-8
        (d)   Financial Statements.....   A-9
        (e)   SierraWest SEC
              Documents................  A-10
        (f)   SierraWest Information
              Supplied.................  A-10
        (g)   Compliance with
              Applicable Laws..........  A-11
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        (h)   Litigation...............  A-11
        (i)   Taxes....................  A-12
        (j)   Certain Agreements.......  A-13
        (k)   Benefit Plans............  A-14
        (l)   Subsidiaries.............  A-16
        (m)   Agreements with Bank or
              Other Regulators.........  A-16
        (n)   Absence of Certain
              Changes or Events........  A-16
        (o)   Undisclosed
              Liabilities..............  A-16
        (p)   Governmental Reports.....  A-17
        (q)   Environmental
              Liability................  A-17
        (r)   Properties...............  A-18
        (s)   Transactions with
              Affiliates...............  A-18
        (t)   Brokers or Finders.......  A-18
        (u)   Intellectual Property....  A-19
        (v)   Pooling of Interests.....  A-19
        (w)   Opinion of Financial
              Advisor..................  A-19
        (x)   Rights Agreement; Anti-
              takeover Provisions......  A-19
        (y)   Community Reinvestment
              Act Compliance...........  A-19
        (z)   Year 2000 Readiness......  A-19
        (aa)  Dissenters' Rights.......  A-20
        (ab)  Insurance................  A-20
        (ac)  Loan and Other Assets....  A-21
        (ad)  Restrictions on
              Investments..............  A-22
        (ae)  No Brokered Deposits.....  A-22
        (af)  Derivatives Contracts;
              Structured Notes; Etc....  A-22
        (ag)  Labor Matters............  A-22
  3.2   Representations and Warranties
          of BC........................  A-23
        (a)   Organization, Standing
              and Power................  A-23
        (b)   Capital Structure........  A-23


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        (c)   Authority; No
              Violation................  A-24
        (d)   Financial Statements.....  A-25
        (e)   BC SEC Documents.........  A-25
        (f)   BC Information
              Supplied.................  A-26
        (g)   Compliance with
              Applicable Laws..........  A-26
        (h)   Litigation...............  A-26
        (i)   Subsidiaries.............  A-27
        (j)   Agreements with Bank
              Regulators...............  A-27
        (k)   Absence of Certain
              Changes or Events........  A-27
        (l)   Undisclosed
              Liabilities..............  A-27
        (m)   Governmental Reports.....  A-28
        (n)   Pooling of Interests.....  A-28
        (o)   Vote Required............  A-28
        (p)   Brokers or Finders.......  A-28
        (q)   Community Reinvestment
              Act Compliance...........  A-28
        (r)   Year 2000 Readiness......  A-28
ARTICLE IV  COVENANTS RELATING TO
  CONDUCT OF BUSINESS..................  A-29
  4.1   Covenants of SierraWest........  A-29
  4.2   Covenants of BC................  A-32
ARTICLE V  ADDITIONAL AGREEMENTS.......
                                         A-33
  5.1   Regulatory Matters.............  A-33
  5.2   Access to Information..........  A-34
  5.3   SierraWest Shareholders'
        Meeting........................  A-34
  5.4   No Solicitations...............  A-34
  5.5   Legal Conditions...............  A-35
  5.6   Employee Benefit Plans.........  A-35
  5.7   Indemnification; Directors' and
          Officers' Insurance..........  A-36
  5.8   Additional Agreements..........  A-38
  5.9   Fees and Expenses..............  A-38
  5.10  Cooperation....................  A-38
  5.11  Affiliates.....................  A-38
  5.12  Stock Exchange Listing.........  A-38
  5.13  Advice of Changes..............  A-38

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  5.14  Subsequent Interim and Annual
          Financial Statements; Certain
          Reports......................  A-39
  5.15  Dissenters' Rights.............  A-39
ARTICLE VI  CONDITIONS PRECEDENT.......  A-39
  6.1   Conditions to Each Party's
          Obligation...................  A-39
        (a)   Shareholder Approval.....  A-39
        (b)   Other Approvals..........  A-39
        (c)   No Injunctions or
              Restraints...............  A-39
        (d)   NYSE Listing.............  A-40
        (e)   S-4......................  A-40
        (f)   Pooling..................  A-40
  6.2   Conditions to Obligations of
        BC.............................  A-40
        (a)   Representations and
              Warranties...............  A-40
        (b)   Performance of
              Obligations..............  A-40
        (c)   Corporate Action.........  A-40
        (d)   Tax Opinion..............  A-40
        (e)   SierraWest Rights
              Agreement................  A-40
        (f)   Burdensome Condition.....  A-40
        (g)   SAS 71 Review Letters....  A-41
        (h)   Bank Merger..............  A-41
        (i)   No Dissenters' Rights....  A-41
  6.3   Conditions to Obligations of
          SierraWest...................  A-41
        (a)   Representations and
              Warranties...............  A-41
        (b)   Performance of
              Obligations..............  A-41
        (c)   Tax Opinion..............  A-41
        (d)   Corporate Action.........  A-42
ARTICLE VII  TERMINATION AND
  AMENDMENT............................  A-42
  7.1   Termination....................  A-42
  7.2   Effect of Termination..........  A-44
  7.3   Amendment......................  A-44
  7.4   Extension; Waiver..............  A-44
ARTICLE VIII  GENERAL PROVISIONS.......  A-45
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                                      A-ii

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  8.1   Nonsurvival of Representations
          and Warranties...............  A-45
  8.2   Notices........................  A-45
  8.3   Interpretation.................  A-46
  8.4   Counterparts...................  A-46
  8.5   Entire Agreement No Third Party
          Beneficiaries; Rights of
          Ownership....................  A-46
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  8.6   Governing Law; Consent to
          Jurisdiction.................  A-46
  8.7   Severability...................  A-47
  8.8   Assignment.....................  A-47
  8.9   Publicity......................  A-47

        INDEX OF DEFINED TERMS
Affiliate.............................   A-8
Agreement.............................   A-1
Agreement of Merger...................   A-1
Average BC Closing Price..............  A-43
Average BC Starting Price.............  A-43
Bank Merger...........................   A-1
Bank Regulators.......................  A-11
BC....................................   A-1
BC Class A Common Stock...............  A-23
BC Disclosure Schedule................  A-23
BC Permits............................  A-26
BC Preferred Stock....................  A-23
BC Ratio..............................  A-43
BC SEC Reports........................  A-25
BC Stock Plans........................  A-23
BC Common Stock.......................   A-3
Benefit Plans.........................  A-14
BHC Act...............................   A-6
BIF...................................   A-6
Burdensome Condition..................  A-41
Business Day..........................   A-2
BW....................................   A-1
Change in Control.....................  A-36
Closing...............................   A-2
Closing Date..........................   A-2
Code..................................   A-1
Confidentiality Agreement.............  A-34
Consents..............................  A-39
Constituent Corporations..............   A-2
CRA...................................  A-19
date hereof...........................   A-1
Derivatives Contract..................  A-22
Determination Date....................  A-44
DPC Shares............................   A-3
Effective Time........................   A-1
Environmental Laws....................  A-17
ERISA.................................  A-14
Exchange Act..........................   A-9
Exchange Agent........................   A-4
Exchange Ratio........................   A-3
FDIC..................................   A-6
Federal Reserve.......................   A-9
FFIEC.................................  A-20
FHB...................................  A-23
Final Index Price.....................  A-44
GAAP..................................  A-10
Governmental Entity...................   A-9
HSR Act...............................   A-9
Indemnified Liabilities...............  A-37
Indemnified Parties...................  A-37
Index.................................  A-44
Index Ratio...........................  A-43
Initial Index Price...................  A-44
Injunction............................  A-39
Litigation............................  A-11
material..............................   A-6
material adverse effect...............   A-6
Merger................................   A-1
NYSE..................................   A-4
OREO..................................  A-21
PBGC..................................  A-15
person................................   A-8
Preferred Lender......................  A-11
Proxy Statement.......................   A-9
Representatives.......................  A-34
Requisite Regulatory Approvals........  A-39
S-4...................................  A-25
SAS 71................................  A-41
SBA...................................  A-11
SBA Act...............................  A-11
SEC...................................   A-7
Securities Act........................  A-10
SFAS No. 5............................   A-6
SierraWest............................   A-1
SierraWest Benefit Plans..............  A-14
SierraWest Certificates...............   A-4
SierraWest Common Stock...............   A-1

SierraWest Consolidated Financial
  Statements..........................   A-9
SierraWest Disclosure Schedule........   A-7
SierraWest Intellectual Property......  A-19
SierraWest Option.....................   A-5
SierraWest Permits....................  A-11
SierraWest Preferred Stock............   A-7
SierraWest Rights Agreement...........  A-19
SierraWest SEC Reports................  A-10
SierraWest Shareholder Approval.......   A-8
SierraWest Shareholders' Meeting......  A-10
SierraWest Stock Option Plans.........   A-5
SierraWest's Current Premium..........  A-37
Significant Subsidiary................   A-7
State Banking Approvals...............   A-9
State Takeover Approvals..............   A-9
Stock Option Agreement................   A-1
Subsidiary............................   A-6
Surviving Corporation.................   A-2
SWB...................................   A-1
SWB Common Stock......................   A-1
Takeover Proposal.....................  A-35
tax...................................  A-13
Tax return............................  A-13
taxable...............................  A-13
taxes.................................  A-13
trading day...........................   A-4
Transaction Agreements................   A-7
Trust Account Shares..................   A-3
Violation.............................   A-8
Year 2000 Ready.......................  A-20

     AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER dated as of February 25, 1999 (the "date hereof"), as amended and restated by the parties as of March 24, 1999 (this "Agreement") among BANCWEST CORPORATION, a Delaware corporation ("BC"), BANK OF THE WEST, a California state-chartered bank and a wholly-owned subsidiary of BC ("BW"), and SIERRAWEST BANCORP, a California corporation ("SierraWest").

     WHEREAS, SierraWest is the beneficial and record owner of 4,116,597 shares of the issued and outstanding common stock, no par value per share (the "SWB Common Stock"), of SierraWest Bank, a California state-chartered bank ("SWB"), constituting all of the issued and outstanding shares of SWB Common Stock;

     WHEREAS, the Boards of Directors of BC and BW have approved this Agreement, declared it advisable and deem it advisable and in the best interests of the stockholders of BC and BW to consummate the transactions provided for herein in which, inter alia, SierraWest would merge with and into BW (the "Merger");

     WHEREAS, the Board of Directors of SierraWest has approved this Agreement and declared it advisable and deems it advisable and in the best interests of the shareholders of SierraWest to consummate the Merger;

     WHEREAS, it is the intention of the parties that the Merger qualify as a tax-free reorganization pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that the Merger shall be accounted for as a "pooling of interests";

     WHEREAS, it is the intention of the parties that immediately after the consummation of the Merger, SWB shall be merged with and into BW (the "Bank Merger") and the resulting bank, which shall be BW, shall continue as a wholly-owned Subsidiary (as defined herein) of BC;

     WHEREAS, the Boards of Directors of BC and SierraWest have each determined that the Merger, the Bank Merger and the other transactions contemplated by this Agreement are consistent with, and will contribute to the furtherance of, their respective business strategies and goals; and

     WHEREAS, as a condition and inducement to BC's and BW's willingness to enter into this Agreement, BC and SierraWest are entering into a Stock Option Agreement dated as of the date hereof in the form of Exhibit A hereto (the "Stock Option Agreement") pursuant to which SierraWest has granted to BC an option to purchase shares of the Common Stock, no par value, of SierraWest (the "SierraWest Common Stock") constituting 19.9% of the presently outstanding shares of SierraWest Common Stock.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 Effective Time of the Merger. Subject to the provisions of this Agreement, the Merger shall become effective upon the occurrence of the filing of an agreement of merger in substantially the form of Exhibit B hereto (the "Agreement of Merger") with the

Secretary of State of the State of California, or at such time thereafter as is provided in the Agreement of Merger (the "Effective Time").

     1.2 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m., California time, on the fifth Business Day after satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing) set forth in Article VI (the "Closing Date"), unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Pillsbury Madison & Sutro LLP, 235 Montgomery Street, San Francisco, California 94104, or at such other location as is agreed to in writing by the parties hereto. As used in this Agreement, "Business Day" shall mean any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in San Francisco, California.

     1.3  Effects of the Merger.

     (a) At the Effective Time (i) SierraWest shall be merged with and into BW and the separate corporate existence of SierraWest shall cease, (ii) the Articles of Incorporation of BW as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, (iii) the By-laws of BW as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation, (iv) the directors of BW at the Effective Time shall be the directors of the Surviving Corporation (except that BC and BW shall take all necessary action to appoint two representatives of SierraWest, mutually acceptable to BC and SierraWest, to serve on the Surviving Corporation's board of directors for a period of two years after the Effective
Time), such directors to serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, and (v) the officers of BW immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     (b) As used in this Agreement, "Constituent Corporations" shall mean each of BC, BW and SierraWest, and "Surviving Corporation" shall mean BW, at and after the Effective Time, as the surviving corporation in the Merger.

     (c) At and after the Effective Time, the Merger will have the effects set forth in the California Corporations Code.

     1.4 Alternative Structure. Notwithstanding anything contained in this Agreement to the contrary, BC may specify, for any reasonable business, tax or regulatory purpose, that, before the Merger, BC, BW, SierraWest and SWB shall enter into transactions other than those described herein in order to effect the purposes of this Agreement, and the parties hereto shall take all action necessary and appropriate to effect, or cause to be effected, such transactions, provided, however, that no such specification may (a) materially and adversely affect the timing of the consummation of the transactions contemplated herein or
(b) adversely affect the economic benefits, the form of consideration or the tax effect of the Merger to the holders of SierraWest Common Stock.

     1.5 Absence of Control. Subject to any specific provisions of this Agreement, it is the intent of the parties hereto that neither BC nor SierraWest by reason of this Agreement shall be deemed (until consummation of the transactions contemplated hereby) to control, directly or indirectly, the other party and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of such other party.

                                   ARTICLE II

          EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
                     CORPORATIONS; EXCHANGE OF CERTIFICATES

     2.1 Effect on Capital Stock of the Constituent Corporations. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of SierraWest or BW capital stock:

          (a) Cancellation of Treasury Stock. All shares of SierraWest that are owned directly or indirectly by BC or SierraWest or any of their respective Subsidiaries (other than shares of SierraWest Common Stock held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary or nominee capacity that are beneficially owned by third parties (any such shares, and shares of BC Common Stock (as hereinafter defined) which are similarly held, whether held directly or indirectly by BC or SierraWest or any of their respective Subsidiaries, as the case may be, being referred to herein as "Trust Account Shares") and other than any shares of SierraWest Common Stock held by BC or SierraWest or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of SierraWest Common Stock, and shares of BC Common Stock which are similarly held, whether held directly or indirectly by BC or SierraWest or any of their respective Subsidiaries, being referred to herein as "DPC Shares")) shall be cancelled and shall cease to exist and no stock of BC or other consideration shall be delivered in exchange therefor. All shares of BC Common Stock that are owned by SierraWest or any of its Subsidiaries (other than Trust Account Shares and DPC Shares) shall continue to be owned by a Subsidiary of BC.

          (b) Conversion of SierraWest Common Stock.  Subject to Sections 2.3,
     2.5 and 7.1(h), each of the shares of SierraWest Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.1(a)) shall be converted into the right to receive 0.82 shares (the "Exchange Ratio") of fully paid and nonassessable shares of Common Stock, $1.00 par value per share (the "BC Common Stock"), of BC. All such shares of SierraWest Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the shares of BC Common Stock into which such SierraWest Common Stock has been converted and, if applicable, the right to receive cash in lieu of fractional shares as provided in Section
     2.3 hereof. Certificates previously representing shares of SierraWest Common Stock shall be exchanged for certificates representing whole shares of BC Common Stock issued in consideration therefor (and, if applicable, cash in lieu of fractional shares as provided in Section 2.3 hereof) upon the surrender of such certificates.

          (c) BW Common Stock. Each of the issued and outstanding shares of the capital stock of BW immediately prior to the Effective Time shall remain issued and outstanding after the Merger as shares of the Surviving Corporation, which shall thereafter constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation. No capital stock of BW will be issued or used in the Merger.

          (d) BC Capital Stock. At and after the Effective Time, each share of BC Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of capital stock of BC and shall not be affected by the Merger.

     2.2 No Further Ownership Rights in SierraWest Common Stock. All shares of BC Common Stock issued upon conversion of shares of SierraWest Common Stock in accordance with the terms hereof shall be deemed to represent all rights pertaining to such shares of SierraWest Common Stock, and, after the Effective Time, there shall be no further registration of transfers on the stock transfer books of SierraWest of the shares of SierraWest Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates formerly representing shares of SierraWest Common Stock are presented to BC for any reason, they shall be cancelled and, if applicable, exchanged as provided in this Article II.

     2.3 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of BC Common Stock shall be issued to holders of shares of SierraWest Common Stock. In lieu thereof, each such holder entitled to a fraction of a share of BC Common Stock (after taking into account all shares of SierraWest Common Stock held at the Effective Time by such holder) shall receive, at the time of surrender of the certificates representing such holder's SierraWest Common Stock, an amount in cash equal to the closing price as reported on the New York Stock Exchange ("NYSE") for BC Common Stock on the trading day immediately preceding the Closing Date, multiplied by the fraction of a share of BC Common Stock to which such holder would otherwise be entitled. No such holder shall be entitled to dividends, voting rights, interest on the value of, or any other rights in respect of a fractional share. The term "trading day" shall mean a day on which trading generally takes place on the NYSE and on which trading in BC Common Stock has not been halted or suspended.

     2.4  Surrender of Shares of SierraWest Common Stock.

     (a) Prior to the Effective Time, BC shall appoint American Stock Transfer & Trust Company, New York, New York or its successor, or any other bank or trust company (having capital of at least $50 million) mutually acceptable to SierraWest and BC, as exchange agent (the "Exchange Agent") for the purpose of exchanging certificates representing the BC Common Stock which are to be issued pursuant to Section 2.1, and at and after the Effective Time, BC shall issue and deliver to the Exchange Agent certificates representing the shares of BC Common Stock, as shall be required to be delivered to holders of shares of SierraWest Common Stock pursuant to Section 2.1 hereof. As soon as practicable after the Effective Time, each holder of shares of SierraWest Common Stock converted pursuant to Section 2.1, upon surrender to the Exchange Agent of one or more SierraWest share certificates (the "SierraWest Certificates") for cancellation, will be entitled to receive a certificate representing the number of shares of BC Common Stock determined in accordance with Section 2.1 and a payment in cash with respect to fractional shares, if any, determined in accordance with Section 2.3.

     (b) No dividends or other distributions of any kind which are declared payable to shareholders of record of the shares of BC Common Stock after the Effective Time will be paid to persons entitled to receive such certificates for shares of BC Common Stock until such persons surrender their SierraWest Certificates. Upon surrender of such SierraWest Certificate, the holder thereof shall be paid, without interest, any dividends or other distributions with respect to the shares of BC Common Stock as to which the record date and payment date occurred on or after the Effective Time and on or before the date of surrender.

     (c) If any certificate for shares of BC Common Stock is to be issued in a name other than that in which the SierraWest Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer costs, taxes or other expenses required by reason of the issuance of certificates for such shares of BC Common Stock in a name other than the registered holder of the SierraWest Certificate surrendered, or such persons shall establish to the satisfaction of BC and the Exchange Agent that such costs, taxes or other expenses have been paid or are not applicable.

     (d) All dividends or distributions, and any cash to be paid in lieu of fractional shares pursuant to Section 2.3, if held by the Exchange Agent for payment or delivery to the holders of unsurrendered SierraWest Certificates representing shares of SierraWest Common Stock and unclaimed at the end of one year from the Effective Time, shall (together with any interest earned thereon) at such time be paid or redelivered by the Exchange Agent to BC, and after such time any holder of a SierraWest Certificate who has not surrendered such SierraWest Certificate to the Exchange Agent shall, subject to applicable law, look as a general creditor only to BC for payment or delivery of such dividends or distributions or cash, as the case may be.

     (e) Neither BC nor the Surviving Corporation shall be liable to any holder of SierraWest Common Stock for such shares (or dividends or distributions thereon) or cash payable in lieu of fractional shares pursuant to Section 2.3 delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     2.5 Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding shares of BC Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within such period, the Exchange Ratio shall be correspondingly adjusted and BC shall give SierraWest prompt written notice of the declaration of the record date with respect thereto.

     2.6 Options. At the Effective Time, each option granted by SierraWest to purchase shares of SierraWest Common Stock (each a "SierraWest Option") which is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of SierraWest Common Stock and shall be converted automatically into an option to purchase shares of BC Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the SierraWest 1988 Non-Qualified Stock Option Agreement and 1996 Stock Option Plan, the California Community Bancshare Corporation 1993 Stock Option Plan, as amended and restated March 19, 1996, and the Continental Pacific Bank 1990 Amended Stock Option Plan, each as amended to date (collectively, the "SierraWest Stock Option Plans") and the agreements evidencing grants thereunder, including but not limited to, the accelerated vesting of such options which shall occur in connection with and by virtue of the consummation of the Merger as and to the extent required by such plans and agreements): (a) the number of shares of BC Common Stock to be subject to the new option shall be equal to the product of the number of shares of SierraWest Common Stock subject to the original option and the Exchange Ratio, provided that any fractional shares of BC Common Stock resulting from such multiplication shall be rounded down to the nearest share; and (b) the exercise price per share of BC Common Stock under the new option shall be equal to the exercise price per share of SierraWest Common Stock under the original option divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent. In the case of any options which are "incentive stock options" (as defined in section 422 of the Code), the exercise price, the number of shares purchasable pursuant to such options and the terms and conditions of exercise of such

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

options shall be determined in order to comply with section 424(a) of the Code. The duration and other terms of the new option shall be the same as the original option except that all references to SierraWest shall be deemed to be references to BC.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     3.1 Representations and Warranties of SierraWest. SierraWest represents and warrants to BC and BW as follows:

          (a) Organization, Standing and Power. SierraWest is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). SWB is a wholly-owned Subsidiary of SierraWest and is a California banking association chartered under the laws of the State of California. The deposit accounts of SWB are insured by the Bank Insurance Fund ("BIF") of the Federal Deposit Insurance Corporation ("FDIC") to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid when due. SierraWest and each of its Subsidiaries, including SWB, is a bank or corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, either individually or in the aggregate, have a material adverse effect on SierraWest. The Articles of Incorporation and By-laws of each of SierraWest, and each other Subsidiary of SierraWest, copies of which were previously made available to BC, are true, complete and correct. The minute books of SierraWest and its Subsidiaries which have been made available to BC contain a complete (except for certain portions thereof relating to the Merger and the transactions contemplated hereby) and accurate record of all meetings of the respective Boards of Directors (and committees thereof) and shareholders. As used in this Agreement, (i) the term "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (x) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership), or (y) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries, (ii) any reference to any event, change or effect being "material" with respect to any entity means an event, change or effect which is material in relation to the condition (financial or otherwise), properties, assets, liabilities, businesses, results of operations or prospects of such entity and its Subsidiaries taken as a whole and (iii) the term "material adverse effect" means, with respect to any entity, a material adverse effect (whether or not required to be accrued or disclosed under Statement of Financial Accounting Standards No. 5 ("SFAS No. 5")) (A) on the condition (financial or otherwise), properties, assets, liabilities, businesses, results of operations or prospects of such entity and its Subsidiaries taken

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

     as a whole (but does not include any such effect resulting from or attributable to (1) any action or omission by SierraWest or BC or any Subsidiary of either of them taken with the prior written consent of the other parties hereto, in contemplation of the transactions contemplated hereby or (2) any expenses incurred by such party in connection with this Agreement or the transactions contemplated hereby, but only to the extent set forth in Section 3.1(a) of the SierraWest Disclosure Schedule (as defined herein), with respect to SierraWest), or (y) on the ability of such entity to perform its obligations under the Transaction Agreements (as defined below) on a timely basis. A "Significant Subsidiary" means any Subsidiary of a person that would constitute a Significant Subsidiary of such person within the meaning of Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the "SEC"). The term "Transaction Agreements" shall mean this Agreement, the Stock Option Agreement and the Agreement of Merger. The term "to best knowledge of" any person means the actual knowledge of such person after reasonable inquiry under all the circumstances.

          (b) Capital Structure; Ownership of BC Common Stock.

          (i) The authorized capital stock of SierraWest consists of 10,000,000 shares of SierraWest Common Stock, 9,800,000 shares of preferred stock, no par value, and 200,000 shares of preferred stock series A, no par value (such classes of preferred stock, collectively, the "SierraWest Preferred Stock") of which (A) as of February 24, 1999, 5,324,074 shares of SierraWest Common Stock were outstanding (none having been issued thereafter except from the exercise of SierraWest Options) and (B) as of the date hereof, no shares of SierraWest Preferred Stock are outstanding. All outstanding shares of SierraWest Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights.

          (ii) The authorized capital stock of SWB consists of 10,000,000 shares of SWB Common Stock of which 4,116,597 shares are outstanding. All outstanding shares of SWB Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights.

          (iii) Except for this Agreement and the Stock Option Agreement and except as set forth in Section 3.1(b)(iii) of the disclosure schedule of SierraWest delivered to BC on the date hereof (the "SierraWest Disclosure Schedule"), (A) there are no options, warrants, calls, rights, commitments or agreements of any character to which SierraWest or any of its Subsidiaries or Affiliates (as defined herein) is a party or by which any of the foregoing are bound obligating SierraWest or any of its Subsidiaries or Affiliates to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of SierraWest or any of its Subsidiaries or obligating SierraWest or any of its Subsidiaries or Affiliates to grant, extend or enter into any such option, warrant, call, right, commitment or agreement, (B) there are no outstanding contractual obligations of SierraWest or any of its Subsidiaries or Affiliates to repurchase, redeem or otherwise acquire any shares of capital stock of SierraWest or any of its Subsidiaries and (C) there are no outstanding securities of any kind convertible into or exchangeable for the capital stock of SierraWest or any of its Subsidiaries (or any interest therein). Except as set forth in Section 3.1(b)(iii) of the SierraWest Disclosure Schedule, there is no agreement of any kind that gives any person any right to participate in the equity, value or income of, or to vote (x) in the election of directors or officers of or (y) otherwise with respect to the affairs of,

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

     SierraWest or any of its Subsidiaries. As used in this Agreement, the term "Affiliate" means, as to any person, a person which controls, is controlled by or is under common control with such person. The term "person" shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

          (iv) Neither SierraWest nor any of its Subsidiaries or, to SierraWest's best knowledge (without inquiry), its Affiliates, beneficially owns, directly or indirectly, any shares of capital stock of BC, securities of BC convertible into, or exchangeable for, such shares, or options, warrants or other rights to acquire such shares (regardless of whether such securities, options, warrants or other rights are then exercisable or convertible), nor is SierraWest or any of such Subsidiaries or Affiliates a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of shares of capital stock of BC or any such other securities, options, warrants or other rights.

          (c) Authority; No Violation.

          (i) SierraWest has all requisite corporate power and authority to enter into this Agreement and the other Transaction Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of SierraWest, other than the approval of this Agreement by the holders of a majority of the outstanding shares of SierraWest Common Stock (the "SierraWest Shareholder Approval"). The SierraWest Shareholder Approval is the only vote of any class or series of SierraWest capital stock necessary to approve this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby. This Agreement and the other Transaction Agreements have been duly executed and delivered by SierraWest and (assuming due authorization, execution and delivery by BC and BW) constitute the valid and binding obligations of SierraWest, enforceable against it in accordance with their terms. SWB has full corporate power and authority to consummate the Bank Merger.

          (ii) Except as set forth in Section 3.1(c)(ii) of the SierraWest Disclosure Schedule, the execution and delivery by SierraWest of this Agreement and the other Transaction Agreements does not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on any assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "Violation") pursuant to, (x) any provision of the articles of incorporation or by-laws or comparable organizational documents of SierraWest or any Subsidiary of SierraWest, or (y) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, indenture, lease, SierraWest Benefit Plan (as defined in Section 3.1(j)) or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to SierraWest or any Subsidiary of SierraWest or its properties

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

     or assets, which Violation, in the case of clause (y), individually or in the aggregate, would have a material adverse effect on SierraWest.

          (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is required by or with respect to SierraWest or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the other Transaction Agreements or the consummation by SierraWest of the transactions contemplated hereby or thereby, the failure to make or obtain which would have a material adverse effect on SierraWest or on the ability of SierraWest to perform its obligations hereunder or thereunder on a timely basis, or on BC's ability to own, possess or exercise the rights of an owner with respect to the business and assets of SierraWest and its Subsidiaries, except for (A) the filing of applications and notices with the FDIC under the Bank Merger Act and, if required, the Board of Governors of the Federal Reserve System (the "Federal Reserve") under the BHC Act and approval of same, (B) the filing by SierraWest with the SEC of a proxy statement in definitive form relating to the meeting of SierraWest's shareholders to be held to approve and adopt this Agreement and the transactions contemplated hereby (the "Proxy Statement"), (C) the filing of applications with the California State Department of Financial Institutions and such other applications, filings, authorizations, orders and approvals as may be required under the banking laws of other states or jurisdictions, and approval thereof (collectively, the "State Banking Approvals") and pursuant to any applicable state takeover laws ("State Takeover Approvals"), (D) notices under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), if required, (E) the filing with the Secretary of State of the State of California of the Agreement of Merger, and (F) the filing of a notice with the Department of Financial Institutions of the State of Nevada.

          (d) Financial Statements. SierraWest has previously delivered to BC copies of (a) the consolidated statements of financial condition of SierraWest and its Subsidiaries, as of December 31, for the fiscal years 1997 and 1998, and the related consolidated statements of income, shareholders' equity and cash flows for the fiscal years 1996 through 1998, inclusive, as reported (except in respect of such consolidated financial statements as at the end of and for the fiscal year 1998) in SierraWest's Annual Reports on Form 10-K for the relevant fiscal years filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in each case accompanied by the report of Deloitte & Touche LLP, independent auditors with respect to SierraWest (except for the consolidated financial statements as at and for the year ended December 31, 1998 which, as of the date hereof, are not accompanied by such report) (the consolidated financial statements of SierraWest and its Subsidiaries referred to in this sentence being hereinafter sometimes referred to as the "SierraWest Consolidated Financial Statements"). Each of the financial statements referred to in this Section 3.1(d) (including the related notes, where applicable) fairly present, and the financial statements referred to in Section 5.14 hereof will fairly present (subject, in the cases of the unaudited statements, to normal recurring adjustments, none of which are expected to be material in nature or amount), the results of the consolidated operations and changes in stockholders' equity and consolidated financial condition of SierraWest and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth. Each of such statements (including the related notes, where applicable) complies, and the financial statements referred to in Section 5.14 hereof will comply, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 5.14 will be, prepared in accordance with United States generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of SierraWest and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and, where such books and records purport to reflect any transactions, the transactions so reflected are actual transactions.

          (e) SierraWest SEC Documents. SierraWest has made available to BC a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by SierraWest with the SEC pursuant to the Securities Act of 1933 (the "Securities Act") or the Exchange Act (other than reports filed pursuant to Section 13(g) of the Exchange Act), since December 31, 1997 (as such documents have since the time of their filing been amended, the "SierraWest SEC Reports"), which are all the documents (other than preliminary material and reports required pursuant to Section 13(g) of the Exchange Act) that SierraWest was required to file with the SEC since such date. As of their respective dates of filing with the SEC, the SierraWest SEC Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SierraWest SEC Reports, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of SierraWest included in the SierraWest SEC Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (as defined hereinafter) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present in all material respects the consolidated financial position of SierraWest and its consolidated Subsidiaries as at the dates thereof and the consolidated results of operations, changes in stockholders' equity and cash flows of such companies for the periods then ended.

          (f) SierraWest Information Supplied. None of the information supplied or to be supplied by SierraWest for inclusion or incorporation by reference in the Proxy Statement relating to the meeting of the shareholders (the "SierraWest Shareholders' Meeting") of SierraWest at which the SierraWest Shareholder Approval will be sought or for inclusion in the S-4 (as defined herein) will, at the date of mailing to shareholders of SierraWest and at the time of the SierraWest Shareholders' Meeting, (i) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or
     (ii) at the time and in the light of the circumstances under which it is made, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the SierraWest Shareholders' Meeting which has become false or misleading. The Proxy Statement (except for such portions thereof furnished in writing to SierraWest by BC or any Subsidiary of BC as to which no warranty is made) will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

          (g) Compliance with Applicable Laws. SierraWest and its Subsidiaries hold, and at all relevant times have held, all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of SierraWest and its Subsidiaries, taken as a whole (the "SierraWest Permits"). SierraWest and its Subsidiaries are in compliance and have complied with the terms of the SierraWest Permits, except where the failure so to comply, individually or in the aggregate, would not have a material adverse effect on SierraWest. The businesses of SierraWest and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which, individually or in the aggregate, do not, and, insofar as reasonably can be foreseen, in the future will not, have a material adverse effect on SierraWest. Except for routine examinations by Federal or state Governmental Entities charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits ("Bank Regulators") or by the United States Small Business Administration (the "SBA"), no investigation by any Governmental Entity with respect to SierraWest or any of its Subsidiaries is pending or threatened, and no proceedings by any Bank Regulator are pending or threatened which seek to revoke or materially limit any of the SierraWest Permits. Without limiting the generality of the foregoing provisions of this Section 3.1(g), SierraWest and its Subsidiaries are in compliance with and have been in compliance with any applicable federal or state insurance or securities law, or other rule, regulation, guidelines or policy statements of any Governmental Entity, as to all insurance and/or securities products offered or sold by SierraWest or its Subsidiaries for its own account or the account of others, including but not limited to annuity products. SWB is approved to conduct operations as a "Preferred Lender" by the SBA under the Small Business Administration Act of 1953 (the "SBA Act") and the SBA's rules and regulations at each of its offices except for those offices listed in Section 3.1(g) of the SierraWest Disclosure Schedule. All loans originated by SWB under the SBA's loan guarantee program have been originated in full compliance with the rules and regulations of the SBA and the SBA Act except to the extent that any noncompliance would not be reasonably likely to result in a material adverse effect with respect to SierraWest. Neither SierraWest nor any of its Subsidiaries has received any notice from the SBA which calls into question SierraWest and its Subsidiaries' compliance with the rules and regulations of the SBA in any respect. Except as described in Section 3.1(g) of the SierraWest Disclosure Schedule, the SBA has not given to SierraWest or any of its Subsidiaries notice that it will not honor its guarantee with respect to any loan originated by any of them which loan is on the books of SierraWest or its Subsidiaries as of the date hereof or is the subject of any securitization heretofore consummated.

          (h) Litigation. Except as set forth in Section 3.1(h) of the SierraWest Disclosure Schedule, there is no suit, action, proceeding, arbitration or investigation ("Litigation") pending to which SierraWest or any Subsidiary of SierraWest is a party or by which any of such persons or their respective assets may be bound or, to

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

     the best knowledge of SierraWest, threatened against or affecting SierraWest or any Subsidiary of SierraWest, or challenging the validity or propriety of the transactions contemplated hereby which, if adversely determined, would, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on SierraWest or on the ability of SierraWest to perform its obligations under this Agreement or the Stock Option Agreement in a timely manner, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against SierraWest or any Subsidiary of SierraWest.

          (i) Taxes. SierraWest and each of its Subsidiaries have timely filed all tax returns required to be filed by any of them and all such tax returns are correct and complete in all material respects. SierraWest and each of its Subsidiaries have timely paid (or SierraWest has paid on their behalf), or have set up an adequate reserve for the payment of, all taxes required to be paid (whether or not shown as due on such returns), and the most recent financial statements that have been delivered to BC reflect an adequate reserve (other than reserves for deferred taxes established to reflect differences between tax and book basis of assets and liabilities) for all taxes accrued but not yet due and owing, by SierraWest and its Subsidiaries accrued through the date of such financial statements. SierraWest and its Subsidiaries file tax returns in all jurisdictions where required to file tax returns. No material deficiencies for any taxes have been proposed, asserted or assessed against SierraWest or any of its Subsidiaries that are not adequately reserved for (other than reserves for deferred taxes established to reflect differences between tax and book basis of assets and liabilities). Except as set forth in Section 3.1(i) of the SierraWest Disclosure Schedule: (i) there are no liens with respect to taxes upon any of the assets or properties of SierraWest and its Subsidiaries, other than with respect to taxes not yet due and payable,
     (ii) no material issue relating to taxes of SierraWest and its Subsidiaries has been raised in writing by any taxing authority in any audit or examination which can result in a proposed adjustment or assessment by a governmental authority in a taxable period (or portion thereof) ending on or before the Closing Date nor to the best knowledge of SierraWest does any basis exist for the raising of any such issue, (iii) SierraWest and its Subsidiaries have duly and timely withheld from all payments (including employee salaries, wages and other compensation) and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods for which the statute of limitations has not expired under all applicable laws and regulations, (iv) as of the Closing Date, none of SierraWest nor any of its Subsidiaries shall be a party to, be bound by or have any obligation under, any tax sharing agreement or similar contract or arrangement or any agreement that obligates any of them to make any payment computed by reference to the taxes, taxable income or taxable losses of any other person, (v) there is no contract or agreement, plan or arrangement by SierraWest or any of its Subsidiaries covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by SierraWest or any of its Subsidiaries by reason of Section 280G of the Code, (vi) SierraWest and its Subsidiaries have collected all material sales and use taxes required to be collected, and have remitted, or will remit on a timely basis, such amounts to the appropriate governmental authorities, or have been furnished properly completed exemption certificates and have maintained all such records and supporting documents in the manner required by all applicable sales and use tax statutes and regulations for all periods for which the statute of limitations has not expired, (vii) neither SierraWest nor any of its Subsidiaries has been a United States real property holding corporation within the

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

     meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and (viii) none of SierraWest nor any of its Subsidiaries (A) has been a member of an affiliated group (other than the group to which they are currently members) filing a consolidated federal income tax return or (B) has any liability for the taxes of any person (other than the members of such current group) under Treasury Regulation Section 1.1502-6(a) (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. For the purpose of this Agreement, the term "tax" (including, with correlative meaning, the terms "taxes" and "taxable") shall include, except where the context otherwise requires, all Federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy, custom, duty, capital stock, ad valorem, value added, estimated, stamp, alternative, environmental, any taxes imposed under Subchapter H of Chapter I of Subtitle A of the Code, and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts. As used in this Agreement, the term "Tax return" shall mean any return, declaration, report, claim for refund or information return or statement relating to taxes, including any schedule or attachment thereto, and including any amendment thereof. Neither SierraWest nor any of its Subsidiaries has filed a consent to the application of Section 341(f) of the Code.

     (j) Certain Agreements. Section 3.1(j) of the SierraWest Disclosure Schedule sets forth a listing of all of the following contracts and other agreements, oral or written (which are currently in force or which may in the future be operative in any respect) to which SierraWest or any of its Subsidiaries is a party or by or to which SierraWest or any of its Subsidiaries or any of their respective assets or properties are bound or subject: (i) consulting agreements not terminable on six months or less notice involving the payment of more than $25,000 per annum, or union, guild or collective bargaining agreements covering any employees in the United States, (ii) agreements with any officer or other key employee of SierraWest or any of its Subsidiaries (x) providing any term of employment or (y) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving SierraWest of the nature contemplated by this Agreement, (iii) any agreement or plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (iv) contracts and other agreements for the sale or lease (other than where SierraWest or any of its Subsidiaries is a lessor) of any assets or properties (other than in the ordinary course of business) or for the grant to any person (other than to SierraWest or any of its Subsidiaries) of any preferential rights to purchase any assets or properties, (v) contracts and other agreements relating to the acquisition by SierraWest or any of its Subsidiaries of any operating business or entity or any interest therein, (vi) contracts or other agreements under which SierraWest or any of its Subsidiaries agrees to indemnify any party, other than in the ordinary course of business, consistent with past practice, or to share a tax liability of any party,
     (vii) contracts and other agreements containing covenants restricting SierraWest or any of its Subsidiaries from competing in any line of business or with any person in any geographical area or requiring SierraWest or any of its Subsidiaries to engage in any line of business,
     (viii) contracts or other agreements (other than contracts in the ordinary course of their banking business) relating to the borrowing of money by

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     SierraWest or any of its Subsidiaries, or the direct or indirect guaranty by SierraWest or any of its Subsidiaries of any obligation for, or an agreement by SierraWest or any of its Subsidiaries to service, the repayment of borrowed money, or any other contingent obligations of SierraWest or any of its Subsidiaries in respect of indebtedness of any other person, and (ix) any other material contract or other agreement whether or not made in the ordinary course of business, including any contract required to be filed by SierraWest pursuant to Item 601(b)(10) of Regulation S-K of the SEC. There have been delivered or made available to BC true and complete copies of all of the contracts and other agreements set forth in Section 3.1(j) of the SierraWest Disclosure Schedule or in any other Section of the SierraWest Disclosure Schedule. Except as set forth in
     Section 3.1(j) of the SierraWest Disclosure Schedule, each such contract and other agreement is in full force and effect and constitutes a legal, valid, and binding obligation of SierraWest or its Subsidiaries, as the case may be, and to the best knowledge of SierraWest, each other party thereto, enforceable in accordance with its terms. Neither SierraWest nor any Subsidiary of SierraWest has received any notice, whether written or oral, of termination or intention to terminate from any other party to such contract or agreement. None of SierraWest or any of its Subsidiaries or (to the best knowledge of Sierra West) any other party to any such contract or agreement is in violation or breach of or default under any such contract or agreement (or with or without notice or lapse of time or both, would be in violation or breach of or default under any such contract or agreement), which violation, breach, or default has had or would have, individually or in the aggregate, a material adverse effect on SierraWest.

     (k) Benefit Plans.

          (i) Section 3.1(k) of the SierraWest Disclosure Schedule contains a true and complete list of each "employee benefit plan" (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), including, without limitation, multiemployer plans (within the meaning of ERISA section 3(37)), and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee stock ownership, retirement, profit sharing and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, and whether formal or informal, oral or written (all the foregoing being herein called "Benefit Plans"), that are sponsored or are being maintained or contributed to, or required to be contributed to, by SierraWest or any of its Subsidiaries (the "SierraWest Benefit Plans"). No SierraWest Benefit Plan is a multiemployer plan or is subject to a collective bargaining agreement.

          (ii) With respect to each SierraWest Benefit Plan, SierraWest has delivered to BC a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable, (A) any related trust agreement or other funding instrument;
     (B) the most recent determination letter; (C) any summary plan description and other written communications (or a description of any oral communications) by SierraWest or any of its Subsidiaries to any of their respective employees concerning the extent of the benefits provided under any SierraWest Benefit Plan; and (D) except as described in Section 3.1(k) of the SierraWest Disclosure Schedule, for the two most recent years (I) the Form 5500 and attached schedules; (II) audited financial statements; and (III) actuarial valuation reports.

          (iii) (A) Each SierraWest Benefit Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (B) each SierraWest Benefit Plan which is intended to be qualified within the meaning of Code section 401(a) is so qualified and has received a favorable determination letter as to its qualification and nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification; (C) with respect to any SierraWest Benefit Plan, no audits, actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or threatened, and no facts or circumstances exist which could give rise to any such audits, actions, suits or claims; (D) neither SierraWest nor any other party has engaged in a prohibited transaction which could subject SierraWest or any of its Subsidiaries, or the Surviving Corporation to any taxes, penalties or other liabilities under Code section 4975 or ERISA sections 409 or 502(i); (E) no event has occurred and no condition exists that could subject SierraWest or any of its Subsidiaries, or the Surviving Corporation, either directly or by reason of any such entity's affiliation with any member of any such entity's Controlled Group (defined as any organization which is a member of a controlled group of organizations within the meaning of Code sections 414(b), (c), (m) or (o)), to any tax, fine, liability or penalty imposed by ERISA, the Code or other applicable laws, rules and regulations; (F) all insurance and Pension Benefit Guaranty Corporation ("PBGC") premiums required to be paid with respect to SierraWest Benefit Plans through the Closing Date have been or will be paid prior thereto and adequate reserves will have been provided for on SierraWest's consolidated statement of financial condition as of the month end immediately prior to the Closing Date for any premiums (or portions thereof) attributable to service on or prior to the Closing Date; (G) all contributions required to be made prior to the Closing Date under the terms of each SierraWest Benefit Plan, the Code, ERISA or other applicable laws, rules and regulations have been or will be timely made and adequate reserves will have been provided for on SierraWest's consolidated statement of financial condition as of the month end immediately prior to the Closing Date for all benefits attributable to service on or prior to the Closing Date; (H) no SierraWest Benefit Plan has incurred any "accumulated funding deficiency" as such term is defined in ERISA section 302 and (including, but not limited to the voting of any securities held pursuant to a SierraWest Benefit Plan) Code section 412 (whether or not waived); and (I) the consummation of this Agreement will not result in a nonexempt prohibited transaction or a breach of fiduciary duty under ERISA.

          (iv) Except as set forth in Section 3.1(k)(iv) of the SierraWest Disclosure Schedule, with respect to each of the SierraWest Benefit Plans which is subject to Title IV of ERISA, as of the Closing Date, the assets of each such Plan shall be at least equal in value to the present value of the accrued benefits (vested and unvested) of the participants in such Plan on a termination and projected basis, based on the actuarial methods and assumptions indicated in the most recent actuarial valuation reports.

          (v) Except as set forth on Section 3.1(k)(v) of the SierraWest Disclosure Schedule, no SierraWest Benefit Plan exists which provides for an increase in benefits on or after the Closing Date or could result in the payment to any employee of SierraWest or any of its Subsidiaries of any money or other property or rights or accelerate or provide any other rights or benefits to any such employee as a result of the transactions contemplated by this Agreement. The aggregate amount of payments

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

     due from SierraWest under all such contracts and the amount due under each such contract, at the Effective Time, are as set forth in the schedule included in Section 3.1(k)(v) of the SierraWest Disclosure Schedule. None of such payments will constitute an "excess parachute" payment within the meaning of Code section 280G.

          (l) Subsidiaries. Section 3.1(l) of the SierraWest Disclosure Schedule lists all the Subsidiaries of SierraWest. SierraWest owns, directly or indirectly, beneficially and of record 100% of the issued and outstanding voting securities of each such Subsidiary. All of the shares of capital stock of each of the Subsidiaries held by SierraWest or by another of its Subsidiaries are fully paid and nonassessable and are owned by SierraWest or one of its Subsidiaries free and clear of any lien, claim or other encumbrance. Neither SierraWest nor any of its Subsidiaries owns any shares of capital stock or other equity securities of any person (other than, in the case of SierraWest, the capital stock of its Subsidiaries and, in the case of such Subsidiaries, shares or equity securities acquired in satisfaction of debts previously contracted in good faith in the ordinary course of their banking business).

          (m) Agreements with Bank or Other Regulators.  Except as set forth in
     Section 3.1(m) of the SierraWest Disclosure Schedule, neither SierraWest nor any Subsidiary of SierraWest is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, any Bank Regulator or the SBA or the U.S. Department of Agriculture which restricts materially the conduct by SierraWest and its Subsidiaries of their businesses, or in any manner relates to their capital adequacy, credit policies, loan underwriting or documentation or management, nor has SierraWest or any such Subsidiary been advised by any Bank Regulator or the SBA or the U.S. Department of Agriculture that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, or any such board resolutions.

          (n) Absence of Certain Changes or Events. Since September 30, 1998, there has not been any change, or any event involving a prospective change, in the business, financial condition or results of operations or prospects of SierraWest or any of its Subsidiaries which has had, or would be reasonably likely to have, a material adverse effect on SierraWest. Except as set forth in Section 3.1(n) of the SierraWest Disclosure Schedule, since September 30, 1998, SierraWest and each of its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices and neither SierraWest nor any of its Subsidiaries has taken any action or entered into any transaction, and no event has occurred, that would have required BC's consent pursuant to Section 4.1 of this Agreement if such action had been taken, transaction entered into or event had occurred, in each case, after the date of this Agreement, nor has SierraWest or any of its Subsidiaries entered into any agreement, plan or arrangement to do any of the foregoing.

          (o) Undisclosed Liabilities. Except (i) for those liabilities or obligations that are fully reflected or reserved against in the consolidated statement of financial condition at December 31, 1998 of SierraWest referred to in Section 3.1(d) or (ii) for liabilities or obligations incurred in the ordinary course of business consistent

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

     with past practice since December 31, 1998 and which are not material to SierraWest and its Subsidiaries taken as a whole, none of SierraWest or any of its Subsidiaries has incurred any liability or obligation of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities or obligations, has had, or would have, a material adverse effect on SierraWest. Without limiting the generality of the foregoing, neither SierraWest nor any Subsidiary has any liabilities (whether or not required to be accrued or disclosed under SFAS No. 5) relating to or arising from its securitizations of SBA guaranteed loans except as described in Section 3.1(o) of the SierraWest Disclosure Schedule. No agreement pursuant to which any loans or other assets have been or will be sold by SierraWest or any Subsidiary entitle the buyer of such loans or other assets, unless there is material breach of a representation or covenant by SierraWest or its Subsidiaries not relating to the payment or other performance by an obligor of such loan or other asset of its obligations thereunder, to cause SierraWest or its Subsidiaries to repurchase such loan or other asset or the buyer to pursue any other form of recourse against SierraWest or its Subsidiaries.

          (p) Governmental Reports. SierraWest and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1995 with any Governmental Entity and have paid all fees and assessments due and payable in connection therewith. Except as set forth in Section 3.1(p) of the SierraWest Disclosure Schedule and except for normal examinations conducted by a Governmental Entity in the regular course of business of SierraWest and its Subsidiaries, no Governmental Entity has initiated any proceeding or, to the best knowledge of SierraWest, investigation into the business or operations of SierraWest or any of its Subsidiaries since January 1, 1995. Except as set forth in Section 3.1(p) of the SierraWest Disclosure Schedule, there is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report or statement relating to any examinations of SierraWest or any of its Subsidiaries.

          (q) Environmental Liability. Except as set forth in Section 3.1(q) of the SierraWest Disclosure Schedule, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that is reasonably likely to result in the imposition, on SierraWest or any of its Subsidiaries of any liability or obligation arising under common law standards relating to environmental protections, human health or safety, or under any local, state or federal environmental statute, regulation or ordinance, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (collectively, the "Environmental Laws"), pending or, to the best knowledge of SierraWest, threatened, against SierraWest or any of its Subsidiaries, which liability or obligation, individually or in the aggregate, would have or would be reasonably likely to have a material adverse effect on SierraWest. To the best knowledge of SierraWest, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would be reasonably likely to have a material adverse effect on SierraWest. Except as set forth in
     Section 3.1(q) of the SierraWest Disclosure Schedule, to the best knowledge of SierraWest, during or prior to the period of (i) the ownership by SierraWest or any of its Subsidiaries of any of their respective current properties, (ii) the participation by SierraWest or any of its Subsidiaries in the

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

     management of any property, or (iii) the holding by SierraWest or any of its Subsidiaries of a security interest or other interest in any property, there were no releases or threatened release of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property which, individually or in the aggregate, would be reasonably likely to have a material adverse effect on SierraWest. Neither SierraWest nor any Subsidiary of SierraWest or SWB is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any material liability or obligation pursuant to or under any Environmental Law that would be reasonably likely to have a material adverse effect on SierraWest.

          (r) Properties. Except as set forth in Section 3.1(r) of the SierraWest Disclosure Schedule, SierraWest or one of its Subsidiaries (i) has good and marketable title to all the properties and assets reflected in the SierraWest Consolidated Financial Statements as being owned by SierraWest or one of its Subsidiaries or acquired after the date thereof which are material to the business of SierraWest on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever except
     (A) statutory liens securing payments not yet due, (B) liens on assets of SWB securing deposits incurred in the ordinary course of its banking business and (C) such imperfections or irregularities of title, claims, liens, charges, security interests or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (ii) is the lessee of all leasehold estates reflected in the SierraWest Consolidated Financial Statements or acquired after the date thereof which are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the best knowledge of SierraWest, the lessor. Except as set forth in Section 3.1(r) of the SierraWest Disclosure Schedule, all real properties owned by SierraWest or any of its Subsidiaries are owned in accordance with all requirements of applicable rules, regulations and policies of the Bank Regulators.

          (s) Transactions with Affiliates. Except as set forth on Section 3.1(s) of the SierraWest Disclosure Schedule and except for those arrangements, contracts, agreements or transactions which either (A) involve per annum payments by SierraWest and its Subsidiaries of less than $25,000 individually or $100,000 in the aggregate or (B) are terminable by SierraWest or such Subsidiary on 30 days or less notice with no financial penalty, (i) since December 31, 1996, none of SierraWest or any of its Subsidiaries has engaged in any business arrangement or relationship with any of its Affiliates and (ii) there are no, and since December 31, 1996, there have not been, any, liabilities, contracts or other agreements or other transactions between SierraWest or any of its Subsidiaries, on the one hand, and any of its Affiliates or any officer, director or employee of any such Affiliate, on the other hand.

          (t) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, except for NationsBanc Montgomery Securities LLC, whose fees and expenses will be paid by SierraWest in accordance with SierraWest's agreement with

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

     such firm (a copy of which agreement has been delivered to BC prior to the date of this Agreement).

          (u) Intellectual Property. Except as set forth in Section 3.1(u) of the SierraWest Disclosure Schedule, SierraWest and its Subsidiaries own or have a valid license to use all trademarks, service marks and trade names (including any registrations or applications for registration of any of the foregoing) (collectively, the "SierraWest Intellectual Property") necessary to carry on their business substantially as currently conducted, except for such SierraWest Intellectual Property the failure of which to own or validly license individually or in the aggregate would not reasonably be expected to have a material adverse effect on SierraWest. Neither SierraWest nor any such Subsidiary has received any notice of infringement of or conflict with, and, to SierraWest's knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any SierraWest Intellectual Property that individually or in the aggregate, in either such case, would reasonably be expected to have a material adverse effect on SierraWest.

          (v) Pooling of Interests. As of the date of this Agreement, SierraWest has no reason (in respect to matters pertaining to SierraWest existing as of the date hereof or expected to exist as of the Closing Date) to believe that SierraWest will not qualify for a pooling of interests treatment for accounting purposes under GAAP as presently in effect.

          (w) Opinion of Financial Advisor. SierraWest has received the written opinion of NationsBanc Montgomery Securities LLC, dated February 25, 1999, to the effect that, as of such date, subject to the limitations and conditions contained therein, the consideration to be received by the holders of SierraWest Common Stock pursuant to the Merger is fair to such holders from a financial point of view.

          (x) Rights Agreement; Anti-takeover Provisions. SierraWest has taken all action so that the entering into of this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not result in the grant of any rights to any person under the Rights Agreement between SierraWest and American Stock Transfer & Trust Co. dated January 16, 1996, as amended January 29, 1998 and February 25, 1999 (the "SierraWest Rights Agreement") or enable or require the rights thereunder to be exercised, distributed or triggered. The Board of Directors of SierraWest has taken all necessary action so that the provisions of Section 1203 of the California Corporations Code (and any applicable provisions of the takeover laws of any other state) and any comparable provisions of SierraWest's Articles of Incorporation do not and will not apply to this Agreement and the other Transaction Agreements, or the transactions contemplated hereby or thereby.

          (y) Community Reinvestment Act Compliance. SWB is in substantial compliance with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder (collectively, the "CRA") and has received a CRA rating of "satisfactory" from the FDIC in its most recent examination, and SierraWest has no knowledge of the existence of any fact or circumstance or set of facts or circumstances which could be reasonably expected to result in SWB failing to be in substantial compliance with such provisions or having its current rating lowered.

          (z) Year 2000 Readiness. SierraWest has a plan and organization in place to minimize any material adverse effect caused by the failure of any system, equipment or product which is material to its operations or financial condition to be Year 2000 Ready (as defined below). Such plan addresses, at a minimum, the issues set forth in the statement of the Federal Financial Institutions Examination Council ("FFIEC"), dated May 5, 1997, entitled "Year 2000 Project Management Awareness," and December 1997, entitled "Safety and Soundness Guidelines Concerning the Year 2000 Business Risk," as well as any other statements of the FFIEC related to the Year 2000, as such issues might affect SierraWest and its Subsidiaries. SierraWest has provided to BC a complete and accurate copy of the plan, which includes SierraWest's Year 2000 organization and an estimate of anticipated associated costs. SierraWest is using its best efforts to implement such plan, which includes seeking assurances from its vendors and suppliers that such vendors' and suppliers' products and services which are material to its operations are Year 2000 Ready, replacing any material products and services supplied by such vendors or suppliers which are not Year 2000 Ready with new products and services which are Year 2000 Ready, and/or working with such vendors and suppliers to achieve Year 2000 Readiness with respect to such material products and services. Such plan shall also establish procedures to evaluate, manage and mitigate Year 2000-related risks to SierraWest posed by SierraWest's material customers who may not themselves be Year 2000 Ready. Neither SierraWest nor its Subsidiaries have received, or expect to receive, a "Year 2000 Deficiency Notification Letter" (as such term is employed in the Federal Reserve's Supervision and Regulation Letter No. SR 98-3 (SUP), dated March 4, 1998). As used herein, the term "Year 2000 Ready" shall mean that the functionality and the performance of any system or piece of equipment will not be materially adversely affected as a result of the date change for any date on or after January 1, 2000, including leap year calculations, and that, to the extent applicable to normal operating specifications, the system or equipment will in all material respects accurately accept, store, retrieve, calculate, compare and otherwise process dates of January 1, 2000 and later.

          (aa) Dissenters' Rights. The SierraWest Common Stock is included on the list of OTC margin stocks maintained by the Federal Reserve and therefore the holders of such shares shall not be entitled to have their shares treated as "dissenting shares" under Section 1300 of the California Corporations Code by reason of the Merger unless demands for payment shall be filed with respect to 5% or more of the outstanding shares of such class.

          (ab) Insurance. SierraWest has previously delivered to BC a list identifying all insurance policies maintained on behalf of SierraWest and its Subsidiaries (other than mortgage, title and other similar policies for the benefit of SierraWest or its Subsidiaries as mortgagees under residential mortgage loans). All of the material insurance policies and bonds maintained by or for the benefit of SierraWest and its Subsidiaries are in full force and effect, SierraWest and its Subsidiaries are not in default thereunder and all material claims thereunder have been filed in due and timely fashion and neither SierraWest nor any of its Subsidiaries have received notice that any of such material claims have been or will be denied. The insurance policies and bonds maintained by SierraWest and its Subsidiaries are written by reputable insurers and are in such amounts, cover such risks and have such other terms as is customary for banks and bank holding companies comparable in size and operations to SierraWest and its Subsidiaries. Since December 31, 1997, there has not been any damage to, destruction of, or loss of any assets of SierraWest and its Subsidiaries (whether or not covered by insurance) that could have a material adverse effect on

     SierraWest. Neither SierraWest nor any SierraWest Subsidiaries has received any notice of a premium increase or cancellation with respect to any of its insurance policies or bonds, and within the last three years, neither SierraWest nor any of its Subsidiaries has been refused any insurance coverage sought or applied for, and SierraWest has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability in coverage that have not resulted from an extraordinary loss experience of SierraWest or any SierraWest Subsidiary.

          (ac) Loans and Other Assets.

          (i) SierraWest has disclosed to BC prior to the date hereof the amounts of all loans, leases, other extensions of credit, commitments or other interest-bearing assets presently owned by SierraWest or any of its Subsidiaries that have been classified by any Bank Regulator, SierraWest's independent auditors, or the management of SierraWest or any Subsidiary of SierraWest as "Other Loans Especially Mentioned," "Substandard," "Doubtful," or "Loss" or classified using categories with similar import and will have disclosed to BC prior to the Closing Date all such items which will be so classified hereafter and prior to the Closing Date. All such assets or portions thereof classified "Loss" or which are subsequently so classified, have been (or will be) charged off on a timely basis in full, collected or otherwise placed in a bankable condition. SierraWest regularly reviews and appropriately classifies its and its Subsidiaries' loans and other assets in accordance with all applicable legal and regulatory requirements and GAAP. SierraWest has disclosed to BC the amounts and identities of all other real estate owned ("OREO") that have been classified as such as of the date hereof by SierraWest's independent auditors, management or any Bank Regulator and will have disclosed to BC prior to the Closing Date all such terms which will be so classified hereafter and prior to the Closing Date. As of the date hereof and the Closing Date, the recorded values of all OREO on the books of SierraWest and its Subsidiaries accurately reflect and will reflect the net realizable values of each OREO parcel thereof in compliance with GAAP. SierraWest and its Subsidiaries have recorded on a timely basis all expenses associated with or incidental to its OREO including but not limited to taxes, maintenance and repairs as required by GAAP.

          (ii) All loans, leases, other extensions of credit, commitments or other interest-bearing assets and investments of SierraWest and its Subsidiaries are legal, valid and binding obligations enforceable in accordance with their respective terms and are not subject to any setoffs, counterclaims or disputes known to SierraWest (subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general applicability), except as previously disclosed to BC in Section 3.1(ac)(ii) of the SierraWest Disclosure Schedule or reserved for in the consolidated statement of financial condition of SierraWest as of December 31, 1998 referred to in Section 3.1(d) in accordance with GAAP, and were duly authorized under and made in compliance with applicable federal and state laws and regulations. SierraWest and its Subsidiaries do not have any extensions or letters of credit, investments, guarantees, indemnification agreements or commitments for the same (including without limitation commitments to issue letters of credit, to create acceptances, or to repurchase securities, federal funds or other assets) other than those documented on the books and records of SierraWest and its Subsidiaries.

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

          (ad) Restrictions on Investments. Except for pledges to secure public and trust deposits and repurchase agreements in the ordinary course of business, none of the investments reflected in the consolidated statement of financial condition of SierraWest as of December 31, 1998 referred to in
     Section 3.1(d), and none of the investments made by SierraWest and its Subsidiaries since December 31, 1998, is subject to any restriction, whether contractual or statutory, which materially impairs the ability of SierraWest or its Subsidiaries freely to dispose of such investment at any time.

          (ae) No Brokered Deposits. Except as described in Section 3.1(ae) of the SierraWest Disclosure Schedule, as of the date hereof, neither SierraWest nor any of its Subsidiaries now has any "brokered deposits" as such deposits are defined by applicable regulations of the FDIC as of the date hereof.

          (af) Derivatives Contracts; Structured Notes; Etc. Except as set forth in Section 3.1(af) of the SierraWest Disclosure Schedule, neither SierraWest nor any Subsidiary is a party to or has agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the balance sheet and is a derivatives contract (including various combinations thereof) (each, a "Derivatives Contract") or owns securities that (1) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (2) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of their banking business, consistent with safe and sound banking practices and regulatory guidance, and with counterparties reasonably believed by SierraWest to be financially responsible. All of such Derivatives Contracts or other instruments are legal, valid and binding obligations of SierraWest or one of its Subsidiaries and to the best knowledge of SierraWest, each of the other counterparties thereto, enforceable in accordance with their terms (except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally), and are in full force and effect. SierraWest and each of its Subsidiaries and to the best knowledge of SierraWest, each of the other counterparties thereto, have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder which would have or would reasonably be expected to have a material adverse effect on SierraWest.

          (ag) Labor Matters. Neither SierraWest nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of its Subsidiaries the subject to a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to the best of its knowledge, threatened, nor is it aware of any activity involving it or any of its

     Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     3.2 Representations and Warranties of BC. BC represents and warrants to SierraWest as follows:

          (a) Organization, Standing and Power. BC is a bank holding company registered under the BHC Act and organized under the laws of the State of Delaware. Each of BW and First Hawaiian Bank ("FHB") is a wholly-owned Subsidiary of BC and each is a banking corporation organized under the laws of the State of California in the case of BW and the State of Hawaii in the case of FHB. The deposit accounts of BC's bank Subsidiaries are insured by the BIF or the Savings Association Insurance Fund of the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Each of BC and its Significant Subsidiaries is a bank or corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, either individually or in the aggregate, have a material adverse effect on BC. The Certificate of Incorporation and By-laws of BC, copies of which were previously made available to SierraWest, are true, complete and correct copies of such documents as in effect on the date of this Agreement.

          (b) Capital Structure.

          (i) As of the date hereof, the authorized capital stock of BC consists of 200,000,000 shares of BC Common Stock, 75,000,000 shares of Class A Common Stock, par value $1.00 per share (the "BC Class A Common Stock") and 50,000,000 shares of preferred stock, par value $1.00 per share ("BC Preferred Stock"). As of February 19, 1999 (A) 31,572,627 shares of BC Common Stock were outstanding, 1,203,129 shares of BC Common Stock were reserved for issuance upon the exercise of outstanding stock options or awards under incentive plans (such plans or programs, collectively, the "BC Stock Plans"), and 1,617,747 shares of BC Common Stock were held by BC in its treasury or by its Subsidiaries (other than shares held in trust, managed, custodial or nominee accounts and the like, or held by mutual funds for which a Subsidiary of BC acts as investment advisor, that in any such case are beneficially owned by third parties); (B) 25,814,768 shares of BC Class A Common Stock were outstanding and (C) no shares of BC Preferred Stock were outstanding. All outstanding shares of BC Common Stock and BC Class A Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights. At the Effective Time, the BC Common Stock to be issued hereunder will be, when issued in accordance with the terms hereof, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.

          (ii) Except as set forth in Section 3.2(b) of the disclosure schedule of BC delivered to SierraWest on the date hereof (the "BC Disclosure Schedule") or as disclosed in the BC SEC Reports (as defined herein) heretofore filed with the SEC prior to the date of this Agreement, as of the date of this Agreement, except for this Agreement, (A) there are no options, warrants, calls, rights, commitments or agreements of any character to which BC or any of its Subsidiaries is a party or by which any of them are bound obligating BC or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of BC or of its Subsidiaries or obligating BC or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment or agreement, (B) there are no outstanding contractual obligations of BC or of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of BC or any of its Subsidiaries and (C) there are no outstanding securities of any kind convertible into or exchangeable for the capital stock of BC or any of its Subsidiaries (or any interest therein). Except as set forth in
     Section 3.2(b) of the BC Disclosure Schedule or as disclosed in the BC SEC Reports (as defined herein) filed with the SEC prior to the date of this Agreement, there is no agreement of any kind that gives any person any right to participate in the equity, value or income of, or to vote (i) in the election of directors or officers of or (ii) otherwise with respect to the affairs of, BC of any of its Subsidiaries.

          (c) Authority; No Violation.

          (i) BC and BW have all requisite corporate power and authority to enter into this Agreement and the other Transaction Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of BC and BW. This Agreement and the other Transaction Agreements have been duly executed and delivered by BC and BW and (assuming due authorization, execution and delivery by SierraWest) constitute the valid and binding obligations of BC and BW, enforceable against BC and BW in accordance with their terms.

          (ii) The execution and delivery by BC and BW of this Agreement and the other Transaction Agreements does not, and the consummation of the transactions contemplated hereby and thereby will not result in any Violation pursuant to (x) any provision of the Certificate of Incorporation or By-laws or comparable organizational documents of BC, BW or any other Significant Subsidiary of BC, or (y) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to BC, BW or any other Significant Subsidiary of BC or their respective properties or assets which Violation (in the case of clause
     (y)), individually or in the aggregate, would have a material adverse effect on BC.

          (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to BC, BW or any other Subsidiary of BC in connection with the execution and delivery by BC and BW of this Agreement and the other Transaction Agreements or the consummation by BC and BW of the transactions contemplated hereby and thereby, the failure to make or obtain which would have a material adverse effect on BC, or on BC's ability to own, possess or exercise the rights of an owner with respect to its Subsidiaries, except for (A) the filing of applications and notices with the FDIC under the Bank Merger Act and, if required, the Board of Governors of the Federal Reserve under the

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

     BHC Act and approval of same, (B) the filing by BC with the SEC of a registration statement on Form S-4 (the "S-4") with respect to the BC Common Stock issuable pursuant hereto, (C) the State Banking Approvals and any applicable State Takeover Approvals, (D) approval for listing upon official notice of issuance on the NYSE of the BC Common Stock issuable pursuant hereto, (E) notices under the HSR Act, if required, (F) compliance with applicable state blue sky laws, (G) the filing with the Secretary of State of the State of California of the Agreement of Merger, and (H) the filing of a notice with the Department of Financial Institutions of the State of Nevada.

          (d) Financial Statements. BC has previously delivered to SierraWest copies of (a) the consolidated balance sheets of BC and its Subsidiaries, as of December 31, for the fiscal years 1997 and 1998, and the related consolidated statements of income changes in stockholders' equity and cash flows for the fiscal years 1996 through 1998, inclusive, as reported (except in respect of such financial statements as at the end of and for the fiscal year 1998) in BC's Annual Reports on Form 10-K for the relevant fiscal years filed with the SEC under the Exchange Act, in each case accompanied by the report of PricewaterhouseCoopers L.L.P. or its predecessors, independent auditors with respect to BC. Each of the financial statements referred to in this Section 3.2(d) (including the related notes, where applicable) fairly present, and the consolidated financial statements referred to in Section 5.14 hereof will fairly present (subject, in the cases of the unaudited statements, to normal recurring adjustments, none of which are expected to be material in nature or amount), the results of the consolidated operations and changes in stockholders' equity and consolidated financial condition of BC and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth. Each of such statements (including the related notes, where applicable) complies, and the financial statements referred to in Section 5.14 hereof will comply, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 5.14 will be, prepared in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of BC and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and, where such books and records purport to reflect any transactions, the transactions so reflected are actual transactions.

          (e) BC SEC Documents. BC has made available to SierraWest a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by BC with the SEC (other than reports filed pursuant to Section 13(g) of the Exchange Act), since December 31, 1997 (as such documents have since the time of their filing been amended, the "BC SEC Reports"), which are all the documents (other than preliminary material and reports required pursuant to Section 13(g) of the Exchange
     Act) that BC was required to file with the SEC since such date. As of their respective dates of filing with the SEC, the BC SEC Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such BC SEC Reports, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated

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

     therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of BC included in the BC SEC Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present in all material respects the consolidated financial position of BC and its consolidated Subsidiaries as at the dates thereof and the consolidated results of operations, changes in stockholders' equity and cash flows of such companies for the periods then ended.

          (f) BC Information Supplied. None of the information supplied or to be supplied by BC for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to SierraWest's shareholders and at the time of the SierraWest Shareholders' Meeting, (i) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or
     (ii) at the time and in the light of the circumstances under which it is made, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the SierraWest Shareholders' Meeting which has become false or misleading. The S-4 (except for such portions thereof furnished in writing to BC by SierraWest or any Subsidiary of SierraWest as to which no warranty is made) will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

          (g) Compliance with Applicable Laws. BC and its Subsidiaries hold, and at all times have held, all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of BC and its Subsidiaries, taken as a whole (the "BC Permits"). BC and its Subsidiaries are in compliance and have complied with the terms of the BC Permits and all applicable laws and regulations, except where the failure so to comply, individually or in the aggregate, would not have a material adverse effect on BC. Except as disclosed in the BC SEC Reports filed prior to the date of this Agreement, the businesses of BC and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which, individually or in the aggregate, do not, and, insofar as reasonably can be foreseen, in the future will not, have a material adverse effect on BC. Except as described in Section 3.2(g) of the BC Disclosure Schedule and except for routine examinations by Bank Regulators, to the best knowledge of BC, no investigation by any Governmental Entity with respect to BC or any of its Subsidiaries is pending or threatened, other than, in each case, those the outcome of which, individually or in the aggregate, as far as reasonably can be foreseen, would not have a material adverse effect on BC, and no proceedings by any Bank Regulator are pending or threatened which seek to revoke or materially limit any of the BC Permits.

          (h) Litigation. Except as disclosed in the BC SEC Reports filed prior to the date of this Agreement or as listed in Section 3.2(h) of the BC Disclosure Schedule, there is no Litigation pending or, to the best knowledge of BC, threatened, against or affecting BC or any Subsidiary of BC which could reasonably be expected, individually or in the aggregate, to have a material adverse effect on BC, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against BC or any Subsidiary of BC having, or which, insofar as reasonably can be foreseen, in the future could have, individually or in the aggregate, any such effect.

          (i) Subsidiaries. Exhibit 21 to BC's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 includes all the Significant Subsidiaries of BC as of the date of this Agreement except for BW and its Subsidiaries which were acquired by BC on November 1, 1998. The Subsidiaries of BW as of the date hereof are as listed in Section 3.2(i) of the BC Disclosure Schedule. BC owns, directly or indirectly, beneficially and of record 100% of the issued and outstanding voting securities of each such Significant Subsidiary (other than directors' qualifying shares, if any). Except as provided in any provision of applicable state law in the case of Significant Subsidiaries of BC that are state chartered banks, all of the shares of capital stock of each of the Significant Subsidiaries held by BC or by another Subsidiary of BC are fully paid and nonassessable and are owned by BC or a Subsidiary of BC free and clear of any claim, lien or encumbrance.

          (j) Agreements with Bank Regulators. Except as set forth in Section 3.2(j) of the BC Disclosure Schedule, neither BC nor any of its Subsidiaries is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, any Bank Regulator which restricts materially the conduct by BC and its Subsidiaries of their businesses, or in any manner relates to their capital adequacy, credit policies or management, nor has BC or any such Subsidiary been advised by any Bank Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, or any such board resolutions.

          (k) Absence of Certain Changes or Events. Except as disclosed in the BC SEC Reports filed prior to the date of this Agreement and except as set forth in Section 3.2(k) of the BC Disclosure Schedule, since September 30, 1998, (i) there has not been any change, or any event involving a prospective change, in the business, financial condition, results of operations or prospects of BC or any of its Subsidiaries which has had, or would be reasonably likely to have, a material adverse effect on BC, (ii) BC and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices, and (iii) neither BC nor any of its Subsidiaries has taken any action or entered into any transaction, and no event has occurred, that would have required SierraWest's consent pursuant to Section 4.2 of this Agreement if such action had been taken, transaction entered into or event had occurred, in each case, after the date of this Agreement, nor has BC or any of its Subsidiaries entered into any agreement, plan or arrangement to do any of the foregoing.

          (l) Undisclosed Liabilities. Except (i) for those liabilities or obligations that are fully reflected or reserved against in the consolidated balance sheet at December 31, 1998 of BC referred to in
     Section 3.2(d) or (ii) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31,

     1998 and which are not material to BC and its Subsidiaries taken as a whole, none of BC or any of its Subsidiaries has incurred any liability or obligation of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities or obligations, has had, or would have, a material adverse effect on BC.

          (m) Governmental Reports. BC and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1995 with any Governmental Entity and have paid all fees and assessments due and payable in connection therewith. Except as set forth in Section 3.2(m) of the BC Disclosure Schedule and except for normal examinations conducted by a Governmental Entity in the regular course of business of BC and its Subsidiaries, no Governmental Entity has initiated any proceeding or, to the best knowledge of BC, investigation into the business or operations of BC or any of its Subsidiaries since January 1, 1995 which would be reasonably likely to have a material adverse effect on BC and its Subsidiaries taken as a whole. Except as set forth in Section 3.2(m) of the BC Disclosure Schedule, there is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report or statement relating to any examinations of BC or any of its Subsidiaries.

          (n) Pooling of Interests. As of the date of this Agreement, BC has no reason (in respect of matters pertaining to BC existing as of the date hereof or expected to exist as of the Closing Date) to believe that BC will not qualify for pooling of interests treatment for accounting purposes under GAAP as presently in effect.

          (o) Vote Required. No vote of the holders of any securities of BC is required with respect to the adoption of this Agreement.

          (p) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other similar commission or fee by BC in connection with any of the transactions contemplated by this Agreement.

          (q) Community Reinvestment Act Compliance. BW and FHB are in substantial compliance with the applicable provisions of the CRA and have received a CRA rating of "satisfactory" and "outstanding," respectively, from the FDIC in their most recent examinations, and BC has no knowledge of the existence of any fact or circumstance or set of facts or circumstances which could be reasonably expected to result in BW or FHB failing to be in substantial compliance with such provisions or having their current ratings lowered.

          (r) Year 2000 Readiness. Each of FHB and BW has a plan and organization in place to minimize any material adverse effect caused by the failure of any system, equipment or product which is material to its respective operations or financial condition to be Year 2000 Ready (as defined in Section 3.1(z) hereto). Such plans address, at a minimum, the issues set forth in the statement of the FFIEC, dated May 5, 1997, entitled "Year 2000 Project Management Awareness," and December 1997, entitled "Safety and Soundness Guidelines Concerning the Year 2000 Business Risk," as well as any other statements of the FFIEC related to the Year 2000, as such issues might affect FHB and BW. FHB and BW have provided to SierraWest an accurate summary of such plans, which includes FHB's and BW's Year 2000 organizations and estimates of anticipated associated costs. Each of FHB and BW is using its best efforts to implement such plan, which includes seeking assurances from its vendors and suppliers that such vendors' and suppliers' products and services which are material to its operations are Year 2000 Ready, replacing any material products and services supplied by such vendors or suppliers which are not Year 2000 Ready with new products and services which are Year 2000 Ready, and/or working with such vendors and suppliers to achieve Year 2000 Readiness with respect to such material products and services. Such plan shall also establish procedures to evaluate, manage and mitigate Year 2000-related risks to FHB and BW posed by their respective material customers who may not themselves be Year 2000 Ready. None of FHB, BW or their Subsidiaries have received, or expect to receive, a "Year 2000 Deficiency Notification Letter" (as such term is employed in the Federal Reserve's Supervision and Regulation Letter No. SR 98-3 (SUP), dated March 4, 1998).

                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     4.1 Covenants of SierraWest. During the period from the date of this Agreement and continuing until the Effective Time (except as expressly contemplated or permitted by this Agreement or to the extent that BC shall otherwise consent in writing) SierraWest agrees that it will and will cause each of its Subsidiaries to carry on the business of SierraWest and each of its Subsidiaries in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all reasonable efforts to preserve intact the present business organizations of SierraWest and each of its Subsidiaries, maintain the rights and franchises of, and preserve the relationships with customers, suppliers and others having business dealings with, SierraWest and each of its Subsidiaries to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, SierraWest shall not, and shall not permit any of its Subsidiaries to, without the prior consent of BC in writing:

          (a) (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except (A) for dividends by a wholly-owned Subsidiary of SierraWest to SierraWest, and (B) SierraWest may pay on March 31, 1999, a cash dividend in the amount of up to $0.26 per share on the SierraWest Common Stock and, if the Closing occurs after the record date set by BC's Board of Directors for the cash dividend payable by BC on its outstanding Common Stock in respect to the third fiscal quarter of 1999 a further cash dividend of up to $0.26 per share on the SierraWest Common Stock, (ii) set any record or payment dates for the payment of any dividends or distribution on its capital stock except in the ordinary course of business consistent with past practice, (iii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or (iv) repurchase, redeem or otherwise acquire, or permit any Subsidiary to purchase or otherwise acquire, any shares of its capital stock or the capital stock of any other Subsidiary of SierraWest or any securities convertible into or exercisable for any shares of such capital stock;

          (b) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than issuances of SierraWest Common Stock pursuant to the exercise of SierraWest Options;

          (c) amend or propose to amend its Articles of Incorporation or its By-laws or other organizational documents or that of any Subsidiary;

          (d) (i) enter into any new material line of business, (ii) change its lending, investment, liability management and other material banking policies in any respect which is material to SierraWest, except as required by law or by policies imposed by a Bank Regulator or the SBA, or (iii) except as set forth in Section 4.1(d) of the SierraWest Disclosure Schedule, incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities incurred or committed to in the ordinary course of business consistent with past practice but in no event for more than $50,000 as to any one such item or $200,000 as to all such items in the aggregate;

          (e) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other means, any business or any corporation, partnership, association or other business organization or division thereof; provided, however, that the foregoing shall not prohibit foreclosures and other debt-previously-contracted acquisitions in the ordinary course of business consistent with past practice.

          (f) sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of SierraWest), which are material, individually or in the aggregate, to SierraWest, other than in the ordinary course of business consistent with past practice;

          (g) incur any long-term indebtedness for borrowed money or guarantee any such long-term indebtedness or issue or sell any long-term debt securities or warrants or rights to acquire any long-term debt securities of SierraWest or any of its Subsidiaries or guarantee any long-term debt securities of others other than (i) indebtedness of any Subsidiary of SierraWest to SierraWest or to another Subsidiary of SierraWest, (ii) deposits taken in the ordinary course of business consistent with past practice, or (iii) renewals or extensions of existing long-term indebtedness without any change in the material terms thereof;

          (h) intentionally take or fail to take any action that would, or reasonably might be expected to, result in any of the representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Closing set forth in
     Article VI (including without limitation the conditions set forth in Sections 6.1(f) and 6.3(c)) not being satisfied, or (unless such action is required by applicable law or sound banking practice) which would adversely affect the ability of BC or SierraWest to obtain any of the Requisite Regulatory Approvals without imposition of a condition or restriction of the type referred to in Section 6.2 (f);

          (i) change the methods of accounting of SierraWest or any of its Subsidiaries, except as required by changes in GAAP as concurred in by such party's independent auditors;

          (j) (i) except for the retention bonus arrangements and the severance arrangements specified in Section 4.1(j) of the SierraWest Disclosure Schedule, enter into, adopt, amend (except for technical amendments and such amendments as may be required by law) or terminate any SierraWest Benefit Plan or any other Benefit Plan or any agreement, arrangement, plan or policy between SierraWest or any of its Subsidiaries and one or more of its directors or officers, increase in any manner the compensation or fringe benefits of any director, officer or employee of SierraWest or any of its Subsidiaries (except for general salary increases for non-officer employees and the scheduled annual merit increases to be effective as of March 1, 1999, as previously disclosed to BC, in respect to certain officers of SierraWest or its Subsidiaries, other than the chief executive officer and the chief financial officer of SierraWest, in each case, in the ordinary course of business consistent with established salary guidelines and policies as heretofore furnished to BC by SierraWest) or pay or grant any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares or any similar awards) or enter into any contract, agreement, commitment or arrangement to do any of the foregoing,
     (ii) except for the retention bonus arrangements specified in Section 4.1(j) of the SierraWest Disclosure Schedule, enter into or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of SierraWest or any of its Subsidiaries of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement, or (iii) with respect to any SierraWest Benefit Plan which is a defined benefit or defined contribution pension plan, permit or cause (A) a consolidation or merger of any such Plan, (B) a spin-off involving any such Plan, (C) a transfer of assets and/or liabilities from or to any such Plan, or (D) any similar transaction involving any such Plan;

          (k) enter into any contract that would be required to be disclosed on
     Section 3.1(j) of the SierraWest Disclosure Schedule or renew or terminate any contract listed in Section 3.1(j) of the SierraWest Disclosure Schedule, other than renewals of contracts or leases for a term of one year or less without material adverse changes to the terms thereof;

          (l) make or acquire any loan or issue a commitment for any loan except for loans and commitments that are made in the ordinary course of business consistent with past practice or issue or agree to issue any letters of credit or otherwise guarantee the obligations of any other persons except in the ordinary course of business consistent with past practice;

          (m) engage or participate in any material transaction or incur or sustain any material obligation not in the ordinary course of business consistent with past practice;

          (n) settle any claim, action or proceeding involving money damages involving a payment in excess of $50,000 as to any such matter, or settle any other matter not involving money damages which is material to SierraWest;

          (o) change or make any tax elections, change any method of accounting with respect to taxes, file any amended tax return, or settle or compromise any federal, state, local or foreign material tax liability;

          (p) except as set forth in Section 4.1(p) of the SierraWest Disclosure Schedule, make an application for the opening, relocation or closing of, or open, relocate or close any branch or loan production office;

          (q) except as provided in Section 3.1(x) hereof, modify, amend or waive any provision of, or terminate the SierraWest Rights Plan, or redeem any of the rights outstanding thereunder;

          (r) except as described in Section 4.1(r) of the SierraWest Disclosure Schedule, enter into any securitization or similar transactions with respect to any loans, leases or other assets of SierraWest or any of its Subsidiaries;

          (s) agree to, or make any commitment to, take any of the actions prohibited by this Section 4.1.

     4.2 Covenants of BC. During the period from the date of this Agreement and continuing until the Effective Time, BC agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or to the extent that SierraWest shall otherwise consent in writing), BC will and will cause each of its Subsidiaries to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all reasonable efforts to preserve intact its present business organizations, maintain its rights and franchises and preserve its relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, BC shall not, and shall not permit any of its Subsidiaries to, without the prior consent of SierraWest in writing:

          (a) amend or propose to amend its Certificate of Incorporation or its By-laws in a manner that would materially and adversely affect its ability to perform its obligations under this Agreement or consummate the transactions contemplated hereunder, or otherwise materially and adversely affect the rights, powers and privileges of the shares of BC Common Stock to be issued in the Merger;

          (b) intentionally take or fail to take any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue, subject to such exceptions as do not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on BC following the Effective Time, or in any of the conditions to the Closing set forth in Article VI (including without limitation the conditions set forth in Sections 6.1(f) and 6.2(d)) not being satisfied, or (unless such action is required by applicable law or sound banking practice) which would adversely affect the ability of BC or SierraWest to obtain any of the Requisite Regulatory Approvals without imposition of a condition or restriction of the type referred to in Section 6.2(f);

          (c) agree to, or make any commitment to, take any of the actions prohibited by this Section 4.2.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     5.1  Regulatory Matters.

     (a) SierraWest shall promptly prepare and file with the SEC a Proxy Statement and BC shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Each of BC and SierraWest shall use all reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and SierraWest shall thereafter promptly mail the Proxy Statement to its shareholders.

     (b) The parties hereto shall cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement and the other Transactions Agreements (including without limitation the Merger and the Bank Merger) and any branch consolidation, relocation or closure applications or notices with respect to the branches of SWB which BC shall request SWB to file and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. BC and SierraWest shall have the right to review in advance and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to SierraWest or BC, as the case may be, and any of their respective Subsidiaries which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger and the SierraWest Merger) and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

     (c) BC and SierraWest shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of BC, SierraWest or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

     (d) BC and SierraWest shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval (as defined below) will not be obtained or that the receipt of any such approval will be materially delayed.

     5.2  Access to Information.

     (a) Upon reasonable notice, SierraWest and BC shall (and shall cause each of their respective Subsidiaries to) afford to the other and their representatives and advisors access, during normal business hours during the period prior to the Closing Date, to all the properties, books, contracts, commitments and records of SierraWest (in the case of SierraWest) and of BC (in the case of BC) and, during such period, each of SierraWest and BC shall (and shall cause each of their respective Subsidiaries to) make available to the other and their representatives and advisors (a) a copy of each report, schedule, registration statement and other document filed or received by SierraWest or BC, as the case may be, during such period pursuant to the requirements of Federal securities laws or Federal or state banking laws (other than reports or documents which such party is not permitted to disclose under applicable law or reports or documents which are subject to an attorney-client privilege or which constitute attorney work product) and (b) all other information concerning the business, properties and personnel of SierraWest or of BC, as the case may be, as such other party may reasonably request. BC will hold any such information with respect to SierraWest and its Subsidiaries which is nonpublic in confidence to the extent required by, and in accordance with, the provisions of the letter dated October 27, 1998, between SierraWest and BC (the "Confidentiality Agreement"). SierraWest will hold all such information with respect to BC and its Subsidiaries which is nonpublic in confidence and will otherwise deal with such information to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement, deeming for purpose of this sentence, such information to be subject to the provision of the Confidentiality Agreement as if such provisions applied by their terms to such information of BC and its Subsidiaries, as well as to such information of SierraWest and its Subsidiaries. No investigation by either BC, on the one hand, or SierraWest, on the other hand, shall affect the representations and warranties of the other.

     5.3 SierraWest Shareholders' Meeting. SierraWest shall call a meeting of its shareholders to be held as promptly as practicable for the purpose of voting upon the adoption of this Agreement. SierraWest will, through its Board of Directors, recommend to its shareholders adoption of this Agreement unless the Board of Directors of SierraWest determines in good faith, based upon the written advice of outside counsel, that making such recommendation, or failing to withdraw, modify or amend any previously made recommendation, would constitute a breach of fiduciary duty by SierraWest's Board of Directors under applicable law. In addition, nothing in this Section 5.3 or elsewhere in this Agreement shall prohibit accurate disclosure by SierraWest of information that is required to be disclosed in the Proxy Statement or any other document required to be filed with the SEC (including without limitation a Solicitation/Recommendation Statement on Schedule 14D-9) or otherwise required to be disclosed by applicable law or regulation or the rules of any securities exchange or automated quotation system on which the securities of SierraWest may then be traded.

     5.4 No Solicitations. From the date hereof until the earlier of the Effective Time or the termination of this Agreement, SierraWest agrees that neither it, nor any of its Subsidiaries, Affiliates or agents shall, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative or agent (collectively, "Representatives") retained by it or any of its Subsidiaries, Affiliates or agents to, solicit, initiate or knowingly encourage the submission of, or enter into discussions or negotiations with or provide information to any person or group of persons (other than the respective parties to this Agreement) concerning, any Takeover Proposal (as defined below) or enter into any agreement with a third party relating to a Takeover Proposal or assist, participate in, facilitate or encourage any effort or attempt by any other person to do or seek to do any of the foregoing. As used in this Agreement, "Takeover Proposal" shall mean any proposal for the acquisition of a 15% or greater equity interest in, or a merger, consolidation, liquidation, dissolution or other disposition of 15% or more of the assets of, SierraWest or any Significant Subsidiary of SierraWest, or any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of SierraWest or any Significant Subsidiary of SierraWest (other than pursuant to the transactions contemplated by this Agreement and the Stock Option Agreement).

     5.5  Legal Conditions.

     (a) Each of SierraWest and BC shall, and shall cause its respective Subsidiaries to, use all reasonable efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the transactions contemplated by this Agreement and as promptly as practicable, (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and or any other public or private third party which is required to be obtained or made by such party or any of its Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement. Each of SierraWest and BC will promptly cooperate with and furnish information to the other in connection with any such burden suffered by, or requirement imposed upon, any of them or any of their Subsidiaries in connection with the foregoing.

     (b) Each of SierraWest and BC agrees to use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary and proper or advisable to consummate, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including, without limitation, using all reasonable best efforts to (i) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby,
(ii) defend any Litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages, (iii) provide to counsel to the other party hereto representations and certifications as to such matters as such counsel may reasonably request in order to render the opinions referred to in Sections 6.2(d) and 6.3(c), and (iv) to obtain the letters of the independent accountants referred to in Section 6.1(f).

     5.6  Employee Benefit Plans.

     (a) For purposes of all employee benefit plans of BC or its Subsidiaries in which the employees of SierraWest who shall remain in the employment of BC or its Subsidiaries after the Closing Date shall participate from and after such date (including all policies and employee fringe benefit programs, including vacation policies), and under which an employee's benefit depends, in whole or in part, on length of service, credit will be given to SierraWest Employees for vesting and eligibility purposes only for service previously credited with SierraWest or its Subsidiaries prior to the Effective Time to the extent that such crediting of service does not result in duplication of benefits, provided, however, that BC shall determine each employee's length of service in a manner consistent with the customary practice with respect to the employees of the BC Subsidiary by which they shall be employed. BC shall also cause each employee benefit plan in which SierraWest Employees participate from and after the Effective Time to waive (i) any preexisting condition restriction which was waived under the terms of any analogous Plan immediately prior to the Effective Time or (ii) any waiting period limitation which would otherwise be applicable to a SierraWest Employee on or after the Effective Time to the extent such SierraWest Employee had satisfied any similar waiting period limitation under an analogous Plan prior to the Effective Time.

     (b) Notwithstanding the foregoing, except as otherwise expressly provided in this Agreement, BC shall, and shall cause its Subsidiaries to, honor in accordance with their terms all Plans, each as amended to the date hereof and as otherwise amended prior to the Closing Date in accordance with the terms of paragraph (e) hereof, and other contracts, arrangements, commitments or understandings described in the SierraWest Disclosure Schedule; provided, however, that this paragraph (b) shall be subject to the provisions of paragraph
(d) hereof. BC and SierraWest hereby acknowledge that consummation of the Merger will constitute a "Change in Control" for purposes of all Plans, contracts, arrangements and commitments of SierraWest identified pursuant to Section 3.1(j) that contain change in control provisions.

     (c) Except as provided in Section 5.6(g), SierraWest and its Subsidiaries shall take all action necessary to ensure that no further mortgage loans will be made to employees and to amend any retiree medical plans so that no additional retirees shall become entitled to continuing medical insurance benefits thereunder.

     (d) Except as otherwise provided herein, nothing in this Section 5.6 shall be interpreted as preventing BC or its Subsidiaries after the Effective Time from amending, modifying or terminating any of the Plans, or other contracts, arrangements, commitments or understandings, in accordance with their terms and applicable law.

     (e) Prior to the Closing Date, SierraWest and its Subsidiaries shall implement the modifications to its present incentive compensation and bonus plans which are described more fully in Section 5.6(e) of the SierraWest Disclosure Schedule which will provide for the settlement promptly after the Effective Time of the accrued entitlement of the participants in such plans as of such date. BC and BW shall cause such entitlements to be paid to the respective participants promptly after the Effective Time subject to required withholdings. For the period from the Closing Date to and including December 31, 1999, BC and BW shall either cause the existing incentive compensation and bonus plans of SierraWest and its Subsidiaries to be continued by the Surviving Corporation or shall make comparable plans available to the participants in such plans.

     (f) After the Closing Date, BC and BW shall cause the Surviving Corporation to honor the obligations of SierraWest under Section 2.6(b) of the Plan of Acquisition and Merger dated November 13, 1997, among SierraWest, SWB, California Community Bancshares and Continental Pacific Bank.

     (g) After the Closing Date, BC shall and BC and BW shall cause the Surviving Corporation to honor the arrangements regarding health and life insurance coverage, continuation of directors' fees and deferral of directors' fees for certain individuals which are described in Section 5.6(g) of the SierraWest Disclosure Schedule and SierraWest shall have performed all necessary actions so that the modification or termination of the various plans or arrangements which are described in Section 5.6(g) of the SierraWest Disclosure Schedule shall be effective at the Effective Time.

     5.7  Indemnification; Directors' and Officers' Insurance.

     (a) From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of SierraWest or any of its Subsidiaries (the "Indemnified Parties") against (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts of any nature whatsoever, governmental or non-governmental (including but not limited to reasonable expenses of counsel and investigation) that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of SierraWest or any Subsidiary of SierraWest, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities") and
(ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the full extent that SierraWest would have been permitted under applicable law and its Articles of Incorporation, and the Surviving Corporation is permitted under California law, to indemnify such person (and the Surviving Corporation shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law with no bond or security to be required upon receipt of any undertaking required by Section 317(f) of the California Corporations Code). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Parties (whether arising before or after the Effective Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to the Surviving Corporation; (ii) after the Effective Time, the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; and (iii) after the Effective Time, the Surviving Corporation will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that the Surviving Corporation shall not be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld or delayed. Any Indemnified Party wishing to claim indemnification under this Section 5.7, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Surviving Corporation (but the failure so to notify the Surviving Corporation shall not relieve it from any liability which it may have under this Section 5.7 except to the extent such failure materially prejudices the Surviving Corporation), and shall deliver to the Surviving Corporation the undertaking, if any, required by Section 317(f) of the California Corporations Code. The Surviving Corporation shall be liable for the fees and expenses hereunder with respect to only one law firm, in addition to local counsel in each applicable jurisdiction, to represent the Indemnified Parties as a group with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict between the positions of any two or more Indemnified Parties that would preclude or render inadvisable joint or multiple representation of such parties.

     (b) For a period of four years after the Effective Time, BC shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by SierraWest and its Subsidiaries (provided that BC may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not materially less advantageous in the aggregate) with respect to claims arising from facts or events which occurred before the Effective Time; provided, however, that BC shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 150% of the premiums paid by SierraWest and SWB in respect of 1998 for such insurance, as previously disclosed to BC ("SierraWest's Current Premium"), and if such premiums for such insurance would at any time exceed 150% of SierraWest's

Current Premium, then BC shall cause to be maintained policies of insurance which, in BC's good faith determination, provide the maximum coverage available at an annual premium equal to 150% of SierraWest's Current Premium.

     (c) The provisions of this Section 5.7 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

     (d) BW acknowledges and agrees to honor the obligations contained in
Section 3.3(d) of the Plan of Acquisition and Merger dated as of November 13, 1997, among SierraWest, SWB, California Community Bancshares Corporation and Continental Pacific Bank.

     5.8 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action.

     5.9 Fees and Expenses. Except as otherwise expressly provided herein, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

     5.10 Cooperation. During the period from the date of this Agreement to the Effective Time, each of SierraWest and BC shall, (i) confer on a regular and frequent basis with the other, report on operational matters, policies and banking practices and promptly advise the other orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could have, a material adverse effect on SierraWest or BC, as the case may be, or which would cause or constitute a material breach of any of the representations, warranties or covenants of such party contained herein and (ii) cause each Subsidiary of SierraWest and BC that is a bank to file all call reports with the appropriate Bank Regulators and all other reports, applications and other documents required to be filed with the applicable Governmental Entities between the date hereof and the Effective Time.

     5.11 Affiliates. Each of BC and SierraWest shall use its commercially reasonable efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act, in the case of affiliates of SierraWest, and for purposes of qualifying the Merger for pooling of interests accounting treatment, in the case of affiliates of either BC or SierraWest) of such party to execute and deliver, as soon as practicable after the date of this Agreement, and in any event prior to the date of the SierraWest Shareholders meeting, a written agreement, in substantially the form heretofore agreed to by the parties hereto.

     5.12 Stock Exchange Listing. BC shall use its commercially reasonable efforts to cause the shares of BC Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

     5.13 Advice of Changes. BC and SierraWest shall promptly advise the other party of any change or event which, individually or in the aggregate with other such changes or events, has a material adverse effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein.

     5.14  Subsequent Interim and Annual Financial Statements; Certain
Reports. As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter (other than the fourth quarter of a fiscal year) or 90 days after December 31, 1998 or the end of each fiscal year ending after the date of this Agreement, each party will deliver to the other party its Quarterly Report on Form 10-Q or its Annual Report on Form 10-K, as the case may be, as filed with the SEC under the Exchange Act and SierraWest will furnish to BC copies of its management's monthly interim reports (which do not comply with the published rules and regulations of the SEC or GAAP) to SierraWest's Board of Directors within two days after such reports are so furnished to the Board. No later than March 31, 1999, SierraWest will cause there to be delivered to BC copies of the consolidated statements of financial condition of SierraWest and its Subsidiaries, as of December 31, 1998, and the related consolidated statements of income, shareholders' equity and cash flows for the fiscal year ended December 31, 1998, accompanied by the report of Deloitte & Touche LLP, independent auditors with respect to SierraWest.

     5.15 Dissenters' Rights. SierraWest shall include in the notice of the SierraWest Shareholders' Meeting the summary of certain provisions of the California Corporations Code as required by California Corporation's Code, ss. 1300(b)(1), so that the shares of SierraWest Common Stock shall not constitute "dissenting shares."

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     6.1 Conditions to Each Party's Obligation. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

          (a) Shareholder Approval. The SierraWest Shareholder Approval shall have been obtained.

          (b) Other Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any Governmental Entity (all the foregoing, "Consents") which are necessary pursuant to the Merger, other than immaterial Consents the failure to obtain which would have no material adverse effect on the consummation of the transactions contemplated by this Agreement and the Agreement of Merger or on either BC or the Surviving Corporation, shall have been filed, have occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals") and all such Requisite Regulatory Approvals shall be in full force and effect.

          (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the transactions contemplated by this Agreement or the Transaction Agreements shall be in effect. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement or the Transaction Agreements, by any Federal, state or foreign Governmental Entity of competent jurisdiction which makes the consummation of the transactions contemplated by this Agreement or the Transaction Agreements illegal.

          (d) NYSE Listing. The shares of BC Common Stock which shall be issued to the shareholders of SierraWest upon consummation of the Merger shall have been approved for listing upon official notice of issuance on the NYSE.

          (e) S-4. The S-4 shall become effective under the Securities Act, no stop orders suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (f) Pooling. Each of BC and SierraWest shall have received a letter from its independent public accountants, dated the Closing Date, in form and substance reasonably satisfactory to BC and SierraWest, respectively, to the effect that the Merger will qualify for "pooling of interests" accounting treatment, provided that if either party shall have knowingly taken or omitted to take any action which shall have prevented such party's independent public accountants from rendering such letter, then this condition shall not be applicable to such party.

     6.2 Conditions to Obligations of BC. The obligation of BC to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions unless waived by BC:

          (a) Representations and Warranties. The representations and warranties of SierraWest set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and BC shall have received a certificate signed on behalf of SierraWest by its President and Chief Executive Officer and its Chief Financial Officer to such effect.

          (b) Performance of Obligations. SierraWest shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and BC shall have received a certificate signed on behalf of SierraWest by its President and Chief Executive Officer and its Chief Financial Officer to such effect.

          (c) Corporate Action. BC shall have received a copy of the resolution or resolutions duly adopted by the Board of Directors (or a duly authorized committee thereof) of SierraWest and of the holders of the SierraWest Common Stock authorizing the execution, delivery and performance by SierraWest of this Agreement, certified by the Secretary or an Assistant Secretary of SierraWest.

          (d) Tax Opinion. BC shall have received the opinion of Pillsbury Madison & Sutro LLP, counsel to BC, dated the Closing Date, to the effect that (i) the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) BC and SierraWest will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, such counsel may require and rely upon representations and covenants contained in certificates of officers of BC, SierraWest and others.

          (e) SierraWest Rights Agreement. The rights issued pursuant to the SierraWest Rights Agreement shall not have become nonredeemable, exercisable, distributed or triggered pursuant to the terms of such agreement.

          (f) Burdensome Condition. There shall not be any action taken, or any statute, rule, regulation, order or decree enacted, entered, enforced or deemed applicable to the Merger or the other Transaction Agreements by any Federal, state or foreign

     Governmental Entity which, in connection with the grant of a Requisite Regulatory Approval or otherwise, imposes any condition or restriction (a "Burdensome Condition") upon BC or its Subsidiaries or any Affiliate hereof which would reasonably be expected to (i) have a material adverse effect after the Effective Time on the present or prospective consolidated financial condition, business, operating results or prospects of BC or the Surviving Corporation (including, without limitation, any requirement to dispose of any material assets or businesses or restrict in any significant way any material operations or activities), (ii) prevent BC or its Subsidiaries from realizing all or a substantial portion of the economic benefits of the transactions contemplated by this Agreement, or (iii) materially impair BC's ability to exercise and enforce its rights under the Transaction Agreements.

          (g) SAS 71 Review Letters. SierraWest shall have provided to BC a review report prepared in accordance with the provisions of Statement of Accounting Standards No. 71 ("SAS 71"), Interim Financial Information, by SierraWest's independent accountants covering SierraWest's quarterly financial report for the most recent quarter ending at least 45 days prior to the Closing Date.

          (h) Bank Merger. All conditions precedent (including required regulatory approvals) to the consummation of the Bank Merger shall have been satisfied and the Bank Merger shall be able to be consummated immediately following the Effective Time of the Merger.

          (i) No Dissenters' Rights. BC shall have determined to its satisfaction that no holders of SierraWest Common Stock are entitled to have their shares treated as "dissenting shares" under Section 1300 of the California Corporations Code by reason of the Merger because such shares are listed on the list of OTC margin stocks maintained by the Federal Reserve and demands for payment shall not have been filed with respect to 5% or more of the shares of the SierraWest Common Stock then outstanding.

     6.3 Conditions to Obligations of SierraWest. The obligation of SierraWest to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions unless waived by SierraWest:

          (a) Representations and Warranties. The representations and warranties of BC set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and SierraWest shall have received a certificate signed on behalf of BC by its Chairman and Chief Executive Officer or its President or Chief Financial Officer to such effect.

          (b) Performance of Obligations. BC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and SierraWest shall have received a certificate signed on behalf of BC by its President or its Chief Financial Officer to such effect.

          (c) Tax Opinion. SierraWest shall have received the opinion of McCutchen, Doyle, Brown & Enersen LLP, counsel to SierraWest, dated the Closing Date, to the effect that (i) the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) BC and SierraWest will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, such counsel may require and rely upon representations and covenants contained in certificates of officers of BC, SierraWest and others.

          (d) Corporate Action. SierraWest shall have received a copy of the resolution or resolutions duly adopted by the Board of Directors of BC authorizing the execution, delivery or performance by BC of this Agreement and the other Transaction Agreements, certified by the Secretary or an Assistant Secretary of BC.

                                  ARTICLE VII

                           TERMINATION AND AMENDMENT

     7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after adoption of the Agreement by the shareholders of SierraWest:

          (a) by mutual consent of BC and SierraWest in a written instrument;

          (b) by (i) either BC or SierraWest upon written notice to the other party if any Bank Regulator shall have issued an order denying approval of the Merger and the other material aspects of the transactions contemplated by this Agreement or if any Governmental Entity of competent jurisdiction shall have issued a final permanent order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or (ii) by BC, if any Governmental Entity of competent jurisdiction shall have issued an order in connection with the transactions contemplated hereby imposing a Burdensome Condition on BC or the Surviving Corporation, and in any such case the time for appeal or petition for reconsideration of any such order referred to in clauses (i) or (ii) shall have expired without such appeal or petition being granted;

          (c) by either BC or SierraWest if the Merger shall not have been consummated on or before September 30, 1999; provided that if the Merger shall not been consummated on or before such date due to the act or omission of BC or SierraWest, then that party may not terminate this Agreement pursuant to this paragraph (c);

          (d) by BC in the event of a breach by SierraWest of any representation, warranty or covenant contained in this Agreement, which breach (i) either is not cured within 45 days after the giving of written notice to SierraWest, or is of a nature which cannot be cured prior to the Closing and (ii) would entitle the non-breaching party to elect not to consummate the transactions contemplated hereby pursuant to Article VI; provided, however, that BC may immediately terminate this agreement upon notice to SierraWest in the event that SierraWest shall breach the covenant provided for in Section 5.4 hereof;

          (e) by SierraWest in the event of a breach by BC of any representation, warranty or covenant contained in this Agreement, which breach (i) either is not cured within 45 days after the giving of written notice to BC or is of a nature which cannot be cured prior to the Closing and (ii) would entitle the non-breaching party to elect not to consummate the transactions contemplated hereby pursuant to Article VI;

          (f) by BC if, in accordance with Section 5.3, the Board of Directors of SierraWest fails to recommend adoption of this Agreement by the shareholders of SierraWest, or amends or modifies such recommendation in a manner materially adverse to BC or withdraws such recommendation to the shareholders of SierraWest;

          (g) by BC or SierraWest, if the SierraWest Shareholder Approval shall not have been obtained at a duly held meeting of shareholders of SierraWest held for such purpose or at any adjournment, postponement or continuation thereof; or

          (h) by the Board of Directors of SierraWest, if the Board of Directors so determines by a vote of a majority of the members of its entire Board, at any time during the two-Business Day period commencing on the first Business Day after the Determination Date (as defined herein), if (i) the Average BC Closing Price shall be less than the product of 0.85 and the Average BC Starting Price, and (ii) the number obtained by dividing the Average BC Closing Price by the Average BC Starting Price (the "BC Ratio") shall be less than the number obtained by dividing the Final Index Price by the Initial Index Price and by multiplying such quotient by 0.85 (the "Index Ratio"); subject, however, to the following provisions of this paragraph (h). If SierraWest elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to BC during such two-Business Day period by means of facsimile transmission (as provided in Section 8.2 hereof); provided that such notice of election to terminate may be withdrawn at any time within the aforementioned two-Business Day period. During the five Business-Day period commencing on the day after receipt of such notice of election to terminate, BC shall have the option of adjusting the Exchange Ratio to equal the lesser of (A) a number equal to a quotient (rounded to the nearest one ten-thousandth), the numerator of which is the product of 0.85, the Average BC Starting Price and the Exchange Ratio (as then in effect) and the denominator of which is the Average BC Closing Price and (B) a number equal to a quotient (rounded to the nearest one ten-thousandth), the numerator of which is the Index Ratio multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the BC Ratio. If BC makes the election contemplated by the preceding sentence, within such five Business-Day period, it shall give prompt written notice to SierraWest of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this paragraph (h) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this paragraph (h).

          For purposes hereof, the following terms have the following meanings:

             (i) "Average BC Closing Price" shall mean the average of the closing prices of BC Common Stock on the NYSE for the 20 consecutive trading days ending on the Determination Date, rounded to four decimal places, whether or not trades occurred on those days (subject to adjustment as provided below and provided that if no trades of BC Common Stock shall occur on a given trading day the closing price thereof on the next preceding day when a trade shall have occurred shall be deemed to be the closing price on such day for the purposes hereof). In the event BC pays, declares or otherwise effects a stock split, reverse stock split, reclassification or stock dividend or stock distribution with respect to the BC Common Stock between the date of this Agreement and the Effective Time, appropriate adjustments will be made to the Average BC Closing Price of BC Common Stock.

             (ii) "Average BC Starting Price" shall mean the average of the closing prices of BC Common Stock on the NYSE for the five consecutive trading days immediately preceding the day on which a press release regarding this Agreement shall be issued.

             (iii) "Determination Date" shall mean the date on which approval of the FDIC required for consummation of the Merger shall be received.

             (iv) "Index" shall mean the Standard & Poor's Mid-Cap Regional Bank Index (MBKRG) as published by Bloomberg Financial Markets.

             (v) "Initial Index Price" shall mean the average of the Index on the five consecutive trading days immediately preceding the public announcement of this Agreement.

             (vi) "Final Index Price" shall mean the average of the Index for the 20 trading day period referred to in the definition of Average BC Closing Price.

             (vii) "Trading day" shall have the meaning ascribed thereto in
        Section 2.3 hereof.

          (i) by BC if SierraWest shall have failed to deliver the financial statements and report of Deloitte & Touche LLP accompanying such financial statements pursuant to the last sentence of Section 5.14 hereto or if the financial statements so delivered shall reflect any material adverse change in the consolidated financial condition, income, shareholders' equity or cash flows of SierraWest and its Subsidiaries compared to the financial condition, income, shareholders' equity or cash flows reflected in the unaudited consolidated financial statements of SierraWest and its Subsidiaries, or if the report of Deloitte & Touche LLP accompanying such financial statements contains any qualifications which are not satisfactory to BC.

     7.2 Effect of Termination. In the event of termination of this Agreement by either SierraWest or BC as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of BC or SierraWest or their respective officers or directors except (i) with respect to Sections 3.1(t) and the penultimate sentence of Section 5.2, and (ii) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful breach by the other party or parties of any of its representations, warranties, covenants or agreements set forth in this Agreement.

     7.3 Amendment. This Agreement may be amended by the parties hereto at any time before or after adoption of this Agreement by the shareholders of SierraWest, but after any such approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     7.4 Extension; Waiver. At any time prior to the Closing Date, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     8.1 Nonsurvival of Representations and Warranties. None of the representations or warranties in this Agreement shall survive the Effective Time.

     8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

     (a) if to SierraWest, to

         SierraWest Bancorp
         10181 Truckee-Tahoe Airport Road
         P.O. Box 61000
         Truckee, CA 96160-9010
         Fax: (530) 582-2953
         Attention:  Mr. William T. Fike, President and
                     Chief Executive Officer

          with a copy to

          James M. Rockett, Esq.
          McCutchen, Doyle, Brown & Enersen, LLP
          Three Embarcadero Center, Suite 2700
          San Francisco, CA 94111-4067
          Fax: (415) 393-2286

          and

     (b) if to BC and BW, to

         BancWest Corporation
         999 Bishop Street, 29th Floor
         Honolulu, HI 96813
         Fax: (808) 533-7844
         Attention:  Mr. Walter A. Dods, Jr., Chairman and
                     Chief Executive Officer

          with a copy to

          Pillsbury Madison & Sutro LLP
          235 Montgomery Street
          San Francisco, California 94104
          Attention:  Rodney R. Peck, Esq.
          Fax: (415) 983-1200

          and

          Simpson Thacher & Bartlett
          425 Lexington Avenue
          New York, NY 10017
          Attention:  Lee Meyerson, Esq.
          Fax: (212) 455-2502

     8.3 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to February 25, 1999.

     8.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

     8.5  Entire Agreement No Third Party Beneficiaries; Rights of
Ownership. This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreements, which shall survive the execution and delivery of this Agreement and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder except as otherwise expressly provided in Section 5.7. The parties hereby acknowledge that, except as hereinafter agreed to in writing, no party shall have the right to acquire or shall be deemed to have acquired shares of common stock of the other party pursuant to the Merger until consummation thereof. No current or former employee of SierraWest, BC, or any of their respective Subsidiaries, shall be construed as a third party beneficiary under this Agreement, and no provision in this Agreement shall create any right in any such employee (or his or her beneficiary or dependent) for any reason, including, without limitation, in respect of employment, continued employment, or resumed employment with the Surviving Corporation, SierraWest or BC (or any of their respective Affiliates) or in respect of any benefits that may be provided, directly or indirectly, under any Benefit Plan maintained by the Surviving Corporation, SierraWest or BC (or any of their respective Affiliates).

     8.6 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to the principles of conflicts of law. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the non-exclusive jurisdiction of the courts of the State of California and of the United States of America, in each case located in the City and County of San Francisco, for any Litigation in any court or before any governmental authority arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Litigation, any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 8.6, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the Litigation in any such court is brought in an inconvenient forum, that the venue of such Litigation is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

     8.7 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     8.9 Publicity. BC and SierraWest shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement as may upon the advice of outside counsel be required by law or the rules and regulations of the NYSE (in the case of BC) or the National Association of Securities Dealers (in the case of SierraWest). Without limiting the reach of the preceding sentence, BC and SierraWest shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party. In addition, SierraWest and its Subsidiaries shall (a) consult with BC regarding communications with customers, shareholders, prospective investors and employees related to the transactions contemplated hereby, (b) provide BC with shareholders lists of SierraWest and
(c) allow and facilitate BC contact with shareholders of SierraWest and other prospective investors.

     IN WITNESS WHEREOF, BC, BW and SierraWest have caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of date first above written.

                                          BANCWEST CORPORATION

                                          By:   /s/ WALTER A. DODS, JR.
                                          --------------------------------------
                                          Name: Walter A. Dods, Jr.
                                          Title: Chairman and Chief Executive
                                          Officer

                                          BANK OF THE WEST

                                          By:     /s/ DON J. MCGRATH
                                          --------------------------------------
                                          Name: Don J. McGrath
                                          Title: President and Chief Executive
                                          Officer

                                          SIERRAWEST BANCORP

                                          By:     /s/ WILLIAM T. FIKE
                                          --------------------------------------
                                          Name: William T. Fike
                                          Title: President and Chief Executive
                                          Officer

                                                                      APPENDIX B

                             STOCK OPTION AGREEMENT

     STOCK OPTION AGREEMENT, dated as of February 25, 1999 (the "Agreement"), by and between SIERRAWEST BANCORP, a California corporation ("Issuer"), and BANCWEST CORPORATION, a Delaware corporation ("Grantee").

                                    RECITALS

     A. The Plan. Grantee, Issuer and Issuer's wholly-owned subsidiary, Bank of the West, a California state-chartered bank ("BW"), are concurrently herewith entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Plan"), providing for, among other things, the merger of Issuer with and into BW with BW being the surviving corporation.

     B. Condition to Plan. As a condition and inducement to Grantee's execution of the Plan, Grantee has required that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as hereinafter defined).

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Plan, and intending to be legally bound hereby, Issuer and Grantee agree as follows:

          1. Defined Terms. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Plan.

          2. Grant of Option. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase up to 1,059,490 shares of common stock, no par value ("Issuer Common Stock"), of Issuer (as adjusted as set forth herein, the "Option Shares," which shall include the Option Shares before and after any transfer of such Option Shares, but in no event shall the number of Option Shares for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of Issuer Common Stock) at a purchase price per Option Share (as adjusted as set forth herein, the "Purchase Price") equal to $28.875. Each Option Share issued upon exercise of the Option shall be accompanied by Rights (the "SierraWest Rights") as provided in the SierraWest Rights Agreement.

          3.  Exercise of Option.

          (a) The Holder (as hereinafter defined) may exercise the Option, in whole or in part, at any time and from time to time following the occurrence of a Purchase Event (as hereinafter defined); provided that the option shall terminate and be of no further force or effect upon the earliest to occur of (A) the Effective Time, (B) termination of the Plan in accordance with the terms thereof prior to the occurrence of a Purchase Event or a Preliminary Purchase Event (as hereinafter defined) or (C) 12 months after termination of the Plan following the occurrence of a Purchase Event or a Preliminary Purchase Event; provided, however, that any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law. Notwithstanding the termination of the Option, Grantee or Holder as the case may be, shall be entitled to purchase those Option Shares with respect to which it has exercised the Option in accordance herewith prior to the termination of the Option.

     The term "Holder" shall mean the holder or holders of the Option from time to time, and which initially is Grantee. The termination of the Option shall not affect any rights hereunder which by their terms extend beyond the date of such termination.

          (b) As used herein, a "Purchase Event" means any of the following events:

             (i) Without Grantee's prior written consent, Issuer or any of its Significant Subsidiaries shall have recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose, or entered into an agreement with any person (other than Grantee or any Subsidiary of Grantee) to effect (A) a merger, consolidation or similar transaction involving Issuer or any of its Significant Subsidiaries (other than transactions solely between Issuer's subsidiaries that are not violative of the Plan), (B) the disposition, by sale, lease, exchange or otherwise, of assets or deposits of Issuer or any of its Significant Subsidiaries representing in either case 15% or more of the consolidated assets or deposits of Issuer and its subsidiaries or (C) the issuance, sale or other disposition by Issuer (including by way of merger, consolidation, share exchange or any similar transaction) of securities representing 15% or more of the voting power of Issuer or any of its Significant Subsidiaries, other than, in each case of (A), (B), or (C), any merger, consolidation, share exchange or similar transaction involving Issuer or any of its Significant Subsidiaries in which the voting securities of Issuer outstanding immediately prior thereto continue to represent (by either remaining outstanding or being converted into the voting securities of the surviving entity of any such transaction) at least 80% of the combined voting power of the voting securities of the Issuer or the surviving entity outstanding immediately after the completion of such merger, consolidation, or similar transaction (provided any such transaction is not violative of the Plan) (each of (A), (B), or (C), an "Acquisition Transaction"); or

             (ii) any person (other than Grantee or any Subsidiary of Grantee) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of or the right to acquire beneficial ownership of, or any "group" (as such term is defined in Section 13(d)(3) of the Exchange Act), other than a group of which Grantee or any Subsidiary of Grantee is a member, shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 15% or more of the voting power of Issuer or any of its Significant Subsidiaries; or

             (iii) any person (other than Grantee or any Subsidiary of Grantee) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act) or shall have filed a registration statement under the Securities Act with respect to, a tender offer or exchange offer to purchase any shares of Issuer Common Stock such that, upon consummation of such offer, such person would own or control 15% or more of the then outstanding shares of Issuer Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer," respectively); or

             (iv) the shareholders shall not have approved the Plan by the requisite vote at the SierraWest Shareholders Meeting, the SierraWest Shareholders Meeting shall not have been held or shall have been canceled prior to termination of the Plan, or Issuer's Board of Directors shall have failed to make, withdrawn or modified in a manner adverse to Grantee the recommendation of Issuer's Board of Directors with respect to the Plan, in each case after it shall have been publicly announced or disclosed that any person (other than Grantee or any Subsidiary of Grantee) shall have (A) made, or disclosed an intention to make, a bona fide proposal to engage in an Acquisition Transaction, (B) commenced a Tender Offer or filed a registration statement under the Securities Act with respect to an Exchange Offer or
        (C) filed an application (or given a notice), whether in draft or final form, under the BHC Act, the Bank Merger Act, as amended (the "BMA") or the Change in Bank Control Act of 1978, as amended (the "CBCA"), for approval to engage in an Acquisition Transaction.

          (c) As used herein, a "Preliminary Purchase Event" means any of the following events:

             (i) any person (other than Grantee or any Subsidiary of Grantee) shall have made a bona fide proposal to Issuer or its shareholders by public announcement, or written communication that is or becomes the subject of public disclosure, to engage in an Acquisition Transaction; or

             (ii) after a proposal is made by a third party to Issuer or its shareholders to engage in an Acquisition Transaction, or such third party states its intention to the Issuer to make such a proposal if the Plan terminates, Issuer shall have breached any representation, warranty, covenant or agreement contained in the Plan, which breach would entitle Issuer to terminate the Plan pursuant to Section 7.1(d) thereof; or

             (iii) any person (other than Grantee or any Subsidiary of Grantee) other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with any Governmental Entity for approval to engage in an Acquisition Transaction; or

             (iv) any event entitling Grantee to terminate the Plan pursuant to
        Section 7.1(f) of the Plan.

     As used in this Agreement, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

          (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Preliminary Purchase Event or Purchase Event, it being understood that the giving of such notice by Issuer shall not be a condition to the right of Holder to exercise the Option.

          (e) In the event Holder wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 20 business days from the Notice Date for the closing (the "Closing") of such purchase (the "Closing Date"); provided that if the Closing cannot be consummated by reason of any applicable judgment, decree, order, law or regulation, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction on consummation has expired or been terminated; and provided, further, without limiting the foregoing, that if prior notification to or approval of any Governmental Entity is required in connection with such purchase, Issuer shall cooperate with the Holder in the filing of the required notice of application for approval and the obtaining of such approval and the Closing shall occur immediately following such regulatory approvals (and any mandatory waiting periods). Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

          (f) Notwithstanding Section 3(e), in no event shall any Closing Date be more than 18 months after the related Notice Date, and if the Closing Date shall not have occurred within 18 months after the related Notice Date due to the failure to obtain any such required approval, the exercise of the Option effected on the Notice Date shall be deemed to have expired. In the event (i) Holder receives official notice that an approval of any other Governmental Entity required for the purchase of Option Shares will not be issued or granted or (ii) a Closing Date shall not have occurred within 18 months after the related Notice Date due to the failure to obtain any such required approval, Grantee shall be entitled to exercise its right as set forth in Section 8 to exercise the option in connection with the resale of Issuer Common Stock or other securities pursuant to a registration statement as provided in Section 9. The provisions of this Section 3 and
     Section 4 shall apply with appropriate adjustments to any such exercise.

     4.  Payment and Delivery of Certificates.

     (a) On each Closing Date, Holder shall (i) pay to Issuer, in immediately available funds by wire transfer to a bank account designated by Issuer, an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased on such Closing Date, and (ii) present and surrender this Agreement to the Issuer at the address of the Issuer specified in Section 12(f).

     (b) At each Closing, simultaneously with the delivery of immediately available funds and surrender of this Agreement as provided in Section 4(a), (i) Issuer shall deliver to Holder (A) a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear of any liens, claims or encumbrances and subject to no preemptive rights, and (B) if the Option is exercised in part only, an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the shares of Issuer Common Stock purchasable hereunder, and (ii) Holder shall deliver to Issuer a letter agreeing that Holder shall not offer to sell or otherwise dispose of such Option Shares in violation of applicable federal and state law or of the provisions of this Agreement.

     (c) In addition to any other legend that is required by applicable law, certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

          THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF FEBRUARY 25, 1999. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE ISSUER OF A WRITTEN REQUEST THEREFOR.

     It is understood and agreed that (i) the portion of the above legend relating to the Securities Act shall be removed by delivery of substitute certificates without such legend if Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act and (ii) the reference to restrictions pursuant to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Option Shares evidenced by certificate(s) containing such reference have been sold or transferred in compliance with the provisions of this Agreement under circumstances that do not require the retention of such reference.

     (d) Upon the giving by Holder to Issuer of the written notice of exercise of the Option provided for under Section 3(e), the tender of the applicable Purchase Price in immediately available funds and the tender of this Agreement to Issuer, Holder shall be deemed to be the holder of record of the shares of Issuer Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Issuer Common Stock shall not then be actually delivered to Holder. Issuer shall pay all expenses, and any and all United States federal, state, and local taxes and other charges that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 4(d) in the name of Holder or its assignee, transferee, or designee.

     (e) Issuer agrees (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Issuer Common Stock so that the Option may be exercised without additional authorization of Issuer Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Issuer Common Stock, (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer, (iii) promptly to take all action as may from time to time be required (including (A) complying with all premerger notification, reporting and waiting period requirements and (B) in the event prior approval of or notice to any Governmental Entity is necessary before the Option may be exercised (the "Governmental Approvals"), cooperating fully with Holder in preparing such applications or notices and providing such information to such Governmental Entity as it may require) in order to permit Holder to exercise the Option and Issuer duly and effectively to issue shares of the Issuer Common Stock pursuant hereto, and (iv) promptly to take all action provided herein to protect the rights of Holder against dilution.

     5. Representations and Warranties of Issuer. Issuer hereby represents and warrants to Grantee (and Holder, if different than Grantee) as follows:

          (a) Corporate Authority. Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and, subject to receiving any necessary Governmental Approvals, the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer, and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated; this Agreement has been duly and validly executed and delivered by Issuer.

          (b) Beneficial Ownership. To the best knowledge of Issuer, as of the date of this Agreement, no person or group has beneficial ownership of more than 10% of the issued and outstanding shares of Issuer Common Stock.

          (c) Shares Reserved for Issuance; Capital Stock. Issuer has taken all necessary corporate action to authorize and reserve and permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms, will have reserved for issuance upon the exercise of the Option, that number of shares of Issuer Common Stock equal to the maximum number of shares of Issuer Common Stock at any time and from time to time purchasable upon exercise of the Option, and all such shares, upon issuance pursuant to the Option, will be duly authorized, validly issued, fully paid and nonassessable, and will be delivered free and clear of any liens, claims or encumbrances (other than those created by this Agreement), and not subject to any preemptive rights.

          (d) No Violations. The execution, delivery and performance of this Agreement does not and will not, and the consummation by Issuer of any of the transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, its articles of incorporation or by-laws, or the comparable governing instruments of any of its subsidiaries, or (B) a breach or violation of, or a default under, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation of it or any of its subsidiaries (with or without the giving of notice, the lapse of time or both) or under any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or nongovernmental permit or license to which it or any of its subsidiaries is subject, that would, in any case give any other person the ability to prevent or enjoin Issuer's performance under this Agreement in any material respect.

          (e) SierraWest Rights Agreement Amendment. The SierraWest Rights Agreement has been amended to provide that Grantee will not become an "Acquiring Person" and that no "Triggering Event," "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the SierraWest Rights Agreement) will occur as a result of the approval, execution or delivery of this Agreement or the Plan or the consummation of the transactions contemplated hereby and thereby, including the acquisition of shares of Issuer Common Stock by Grantee or Holder pursuant to this Agreement.

     6. Representations and Warranties of Grantee. Grantee hereby represents and warrants to Issuer as follows:

          (a) Corporate Authority. Grantee has full corporate power and authority to enter into this Agreement and, subject to obtaining the approvals referred to in this Agreement, to consummate the transactions contemplated by this Agreement; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee; and this Agreement has been duly executed and delivered by Grantee.

          (b) Purchase Not for Distribution. Any Option Shares or other securities acquired by Grantee or Holder upon exercise of the Option will not be taken with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

     7.  Adjustment upon Changes in Issuer Capitalization, Etc.

     (a) In the event of any change in Issuer Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares, exercise of the SierraWest Rights or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that

Holder shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Holder would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of Issuer Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 7(a)), upon exercise of any option to purchase Issuer Common Stock outstanding on the date hereof, the number of shares of Issuer Common Stock subject to the Option shall be adjusted so that, after such issuance, it,
together with any           shares of Issuer Common Stock previously issued
pursuant hereto, equals 19.9% of the number of shares of Issuer Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option. No provision of this Section 7 shall be deemed to affect or change, or constitute authorization for any violation of, any of the covenants or representations in the Plan.

     (b) In the event that Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Issuer Common Stock shall be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property or the outstanding shares of Issuer Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets or deposits to any person, other than Grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Holder, of either (x) the Acquiring Corporation (as hereinafter defined), (y) any person that controls the Acquiring Corporation, or (z) in the case of a merger described in clause (ii), Issuer (such person being referred to as "Substitute Option Issuer").

     (c) The Substitute Option shall have the same terms as the Option, provided, that, if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Holder. Substitute Option Issuer shall also enter into an agreement with Holder in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

     (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock (as hereinafter defined) as is equal to the Assigned Value (as hereinafter defined) multiplied by the number of shares of Issuer Common Stock for which the Option was theretofore exercisable, divided by the Average Price (as hereinafter defined). The exercise price of the Substitute Option per share of Substitute Common Stock (the "Substitute Option Price") shall be equal to the Purchase Price multiplied by a fraction in which the numerator is the number of shares of Issuer Common Stock for which the option was theretofore exercisable and the denominator is the number of shares of the Substitute Common Stock for which the Substitute Option is exercisable.

     (e) The following terms have the meanings indicated:

          (i) "Acquiring Corporation" shall mean (x) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (y) Issuer in a merger in which Issuer is the continuing or surviving person, or (z) the transferee of all or substantially all of Issuer's assets (or a substantial part of the assets of its subsidiaries taken as a whole).

          (ii) "Substitute Common Stock" shall mean the shares of capital stock (or similar equity interest) with the greatest voting power in respect of the election of directors (or persons similarly responsible for the direction of the business and affairs) of the Substitute Option Issuer.

          (iii) "Assigned Value" shall mean the highest of (w) the price per share of Issuer Common Stock at which a Tender Offer or an Exchange Offer therefor has been made, (x) the price per share of Issuer Common Stock to be paid by any third party pursuant to an agreement with Issuer, (y) the highest closing price for shares of Issuer Common Stock within the six-month period immediately preceding the consolidation, merger, or sale in question and (z) in the event of a sale of all or substantially all of Issuer's assets or deposits an amount equal to (I) the sum of the price paid in such sale for such assets (and/or deposits) and the current market value of the remaining assets of Issuer, as determined by a nationally recognized investment banking firm selected by Holder divided by (II) the number of shares of Issuer Common Stock outstanding at such time. In the event that a Tender Offer or an Exchange Offer is made for Issuer Common Stock or an agreement is entered into for a merger or consolidation involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for Issuer Common Stock shall be determined by a nationally recognized investment banking firm selected by Holder.

          (iv) "Average Price" shall mean the average closing price of a share of Substitute Common Stock for the one year immediately preceding the consolidation, merger, or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by Issuer, the person merging into Issuer or by any company which controls such person, as Holder may elect.

     (f) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the aggregate of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the aggregate of the shares of Substitute Common Stock but for the limitation in the first sentence of this Section 7(f), Substitute Option Issuer shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in the first sentence of this Section 7(f) over (ii) the value of the Substitute Option after giving effect to the limitation in the first sentence of this Section 7(f). This difference in value shall be determined by a nationally-recognized investment banking firm selected by Holder.

     (g) Issuer shall not enter into any transaction described in Section 7(b) unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder and take all other actions that may be necessary so that the provisions of this Section 7 are given full force and effect (including, without limitation, any action that may be necessary so that the holders of the other shares of common stock issued by Substitute Option Issuer are not entitled to exercise any rights by reason of the issuance or exercise of the Substitute Option and the shares of Substitute Common Stock are otherwise in no way distinguishable from or have lesser economic value (other than any diminution in value resulting from the fact that the Substitute Common Stock are restricted securities, as defined in Rule 144 under the Securities Act or any successor provision) than other shares of common stock issued by Substitute Option Issuer).

     8.  Repurchase at the Option of Holder.

     (a) At the request of Holder at any time (i) commencing upon the first occurrence of a Repurchase Event (as defined in Section 8(d)) and ending 18 months immediately thereafter and (ii) for 30 business days following the occurrence of either of the events set forth in clauses (i) and (ii) of Section 3(f) (but solely as to the shares of Issuer Common Stock with respect to which the required approval was not received, Issuer (or any successor) shall repurchase from Holder (x) the Option and (y) all shares of Issuer Common Stock purchased by Holder pursuant hereto with respect to which Holder then has beneficial ownership. The date on which Holder exercises its rights under this
Section 8 is referred to as the "Request Date". Such repurchase shall be at an aggregate price (the "Section 8 Repurchase Consideration") equal to the sum of:

          (i) the aggregate Purchase Price paid by Holder for any shares of Issuer Common Stock acquired pursuant to the Option with respect to which Holder then has beneficial ownership;

          (ii) the excess, if any, of (x) the Applicable Price (as defined below) for each share of Issuer Common Stock over (y) the Purchase Price (subject to adjustment pursuant to Section 7), multiplied by the number of shares of Issuer Common Stock with respect to which the Option has not been exercised; and

          (iii) the excess, if any, of the Applicable Price over the Purchase Price (subject to adjustment pursuant to Section 7) paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, payable) by Holder for each share of Issuer Common Stock with respect to which the Option has been exercised and with respect to which Holder then has beneficial ownership, multiplied by the number of such shares.

     (b) If Holder exercises its rights under this Section 8, Issuer shall, within 10 business days after the Request Date, pay the Section 8 Repurchase Consideration to Holder in immediately available funds, and contemporaneously with such payment, Holder shall surrender to Issuer the Option and the certificates evidencing the shares of Issuer Common Stock purchased thereunder with respect to which Holder then has beneficial ownership, and Holder shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all Liens. Notwithstanding the foregoing, to the extent that prior notification to or approval of any Governmental Entity is required in connection with the payment of all or any portion of the Section 8 Repurchase Consideration, Holder shall have the ongoing option to revoke its request for repurchase pursuant to Section 8, in whole or in part, or to require that Issuer deliver from time to time that portion of the Section 8 Repurchase Consideration that it is not then so prohibited from paying and promptly file the required notice or application for approval and expeditiously process the same (and each party shall cooperate with the other in the filing of any such notice or application and the obtaining of any such approval) and the period of time that would otherwise run pursuant to the preceding sentence for the payment of the portion of the Section 8 Repurchase Consideration shall run instead from the date on which, as the case may be, (i) any required notification period has expired or been terminated or (ii) such approval has been obtained and, in either event, any requisite waiting period shall have passed. If any Governmental Entity disapproves of any part of Issuer's proposed repurchase pursuant to this Section 8, Issuer shall promptly give notice of such fact to Holder. If any Governmental Entity prohibits the repurchase in part but not in whole, then Holder shall have the right (i) to revoke the repurchase request or
(ii) to the extent permitted by such Governmental Entity, determine whether the repurchase should apply to the Option and/or Option Shares and to what extent to each, and Holder shall thereupon have the right to exercise the Option as to the number of Option Shares for which the Option was exercisable at the Request Date less the sum of the number of shares covered by the Option in respect of which payment has been made pursuant to Section 8(a)(ii) and the number of shares covered by the portion of the Option (if any) that has been repurchased; provided that if the Option shall have terminated prior to the date of such notice or shall be scheduled to terminate at any time before the expiration of a period ending on the thirtieth business day after such date, Grantee shall nonetheless have the right so to exercise the Option or exercise its rights under Section 9 until the expiration of such period of 30 business days. Holder shall notify Issuer of its determination under the preceding sentence within five (5) business days of receipt of notice of disapproval of the repurchase.

     (c) For purposes of this Agreement, the "Applicable Price" means the highest of (i) the highest price per share of Issuer Common Stock paid for any such share by the person or groups described in Section 8(d)(i), (ii) the price per share of Issuer Common Stock received by holders of Issuer Common Stock in connection with any merger or other business combination transaction described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii), or (iii) the highest closing sales price per share of Issuer Common Stock quoted on the Nasdaq National Market System during the 40 business days preceding the Request Date; provided, however, that in the event of a sale of less than all of Issuer's assets, the Applicable Price shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by Holder, divided by the number of shares of the Issuer Common Stock outstanding at the time of such sale. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by Holder and reasonably acceptable to Issuer, which determination shall be conclusive for all purposes of this Agreement.

     (d) As used herein, "Repurchase Event" shall occur if (i) any person (other than Grantee or any Subsidiary of Grantee) shall have acquired beneficial ownership of (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 25% or more of the then outstanding shares of Issuer Common stock, or (ii) Issuer has entered into an agreement pursuant to which any of the transactions described in
Section 7(b)(i), 7(b)(ii) or 7(b)(iii) could or will be consummated.

     9.  Registration Rights.

     (a) Demand Registration Rights.  Issuer shall, subject to the conditions of
Section 9(c) below, if requested by any Holder, including Grantee and any permitted transferee ("Selling Shareholder"), as expeditiously as possible prepare and file a registration statement under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares of Issuer Common Stock or other securities that have been acquired by or are issuable to the Selling Shareholder upon exercise of the Option in accordance with the intended method of sale or other disposition stated by the Selling Shareholder in such request, including without limitation a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer shall use its best efforts to qualify such shares or other securities for sale under any applicable state securities laws.

     (b) Additional Registration Rights. If Issuer at any time after the exercise of the Option proposes to register any shares of Issuer Common Stock under the Securities Act in connection with an underwritten public offering of such Issuer Common Stock, Issuer will promptly give written notice to the Selling Shareholders of its intention to do so and, upon the written request of any Selling Shareholder given within 30 days after receipt of any such notice (which request shall specify the number of shares of Issuer Common Stock intended to be included in such underwritten public offering by the Selling Shareholder), Issuer will cause all such shares for which a Selling Shareholder requests participation in such registration, to be so registered and included in such underwritten public offering; provided, however, that Issuer may elect to not cause any such shares to be so registered (i) if the underwriters in good faith object for valid business reasons, or (ii) in the case of a registration solely to implement an employee benefit plan or a registration filed on Form S-4 of the Securities Act or any successor Form; provided, further, however, that such election pursuant to (i) may only be made two times. If some but not all the shares of Issuer Common Stock with respect to which Issuer shall have received requests for registration pursuant to this Section 9(b) shall be excluded from such registration, Issuer shall make appropriate allocation of shares to be registered among the Selling Shareholders desiring to register their shares pro rata in the proportion that the number of shares requested to be registered by each such Selling Shareholder bears to the total number of shares requested to be registered by all such Selling Shareholders then desiring to have Issuer Common Stock registered for sale.

     (c) Conditions to Required Registration. Issuer shall use all reasonable efforts to cause each registration statement referred to in Section 9(a) above to become effective and to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective; provided, however, that Issuer may delay any registration of Option Shares required pursuant to Section 9(a) above for a period not exceeding 90 days provided Issuer shall in good faith determine that any such registration would adversely affect an offering or contemplated offering of other securities by Issuer, and Issuer shall not be required to register Option Shares under the Securities Act pursuant to Section 9(a) above:

          (i) prior to the earliest of (a) termination of the Plan pursuant to
     Article VII thereof, (b) failure to obtain the requisite shareholder approval pursuant to Section 6.1(a) of the Plan, and (c) a Purchase Event or a Preliminary Purchase Event;

          (ii) on more than one occasion during any calendar year;

          (iii) within 90 days after the effective date of a registration referred to in Section 9(b) above pursuant to which the Selling Shareholder or Selling Shareholders concerned were afforded the opportunity to register such shares under the Securities Act and such shares were registered as requested; and

          (iv) unless a request therefor is made to Issuer by Selling Shareholders that hold at least 25% or more of the aggregate number of Option Shares (including shares of Issuer Common Stock issuable upon exercise of the Option) then outstanding.

In addition to the foregoing, Issuer shall not be required to maintain the effectiveness of any registration statement after the expiration of nine months from the effective date of such registration statement. Issuer shall use all reasonable efforts to make any filings, and take all steps, under all applicable state securities laws to the extent necessary to permit the sale or other disposition of the Option Shares so registered in accordance with the intended method of distribution for such shares; provided, however, that Issuer shall not be required to consent to general jurisdiction or qualify to do business in any state where it is not otherwise required to so consent to such jurisdiction or to so qualify to do business.

     (d) Expenses. Except where applicable state law prohibits such payments, Issuer will pay all expenses (including without limitation registration fees, qualification fees, blue sky fees and expenses (including the fees and expenses of counsel), legal expenses, including the reasonable fees and expenses of one counsel to the holders whose Option Shares are being registered, printing expenses and the costs of special audits or "cold comfort" letters, expenses of underwriters, excluding discounts and commissions but including liability insurance if Issuer so desires or the underwriters so require, and the reasonable fees and expenses of any necessary special experts) in connection with each registration pursuant to Section 9(a) or 9(b) above (including the related offerings and sales by holders of Option Shares) and all other qualifications, notifications or exemptions pursuant to Section 9(a) or 9(b) above.

     (e) Indemnification. In connection with any registration under Section 9(a) or 9(b) above Issuer hereby indemnifies the Selling Shareholders, and each underwriter thereof, including each person, if any, who controls such holder or underwriter within the meaning of Section 15 of the Securities Act, against all expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement of a material fact contained in any registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such expenses, losses, claims, damages or liabilities of such indemnified party are caused by any untrue statement or alleged untrue statement that was included by Issuer in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon and in conformity with, information furnished in writing to Issuer by such indemnified party expressly for use therein, and Issuer and each officer, director and controlling person of Issuer shall be indemnified by such Selling Shareholders, or by such underwriter, as the case may be, for all such expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement, that was included by Issuer in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon, and in conformity with, information furnished in writing to Issuer by such holder or such underwriter, as the case may be, expressly for such use.

     Promptly upon receipt by a party indemnified under this Section 9(e) of notice of the commencement of any action against such indemnified party in respect of which indemnity or reimbursement may be sought against any indemnifying party under this Section 9(e), such indemnified party shall notify the indemnifying party in writing of the commencement of such action, but the failure so to notify the indemnifying party shall not relieve it of any liability which it may otherwise have to any indemnified party under this
Section 9(e) unless the failure so to notify the indemnified party results in substantial prejudice thereto. In case notice of commencement of any such action shall be given to the indemnifying party as above provided, the indemnifying party shall be entitled to participate in and, to the extent it may wish, jointly with any other indemnifying party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and satisfactory to such indemnified party. The indemnified party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel (other than reasonable costs of investigation) shall be paid by the indemnified party unless
(i) the indemnifying party either agrees to pay the same, (ii) the indemnifying party fails to assume the defense of such action with counsel satisfactory to the indemnified party, or (iii) the indemnified party has been advised by counsel that one or more legal defenses may be available to the indemnifying party that may be contrary to the interest of the indemnified party, in which case the indemnifying party shall be entitled to assume the defense of such action notwithstanding its obligation to bear fees and expenses of such counsel. No indemnifying party shall be liable for any settlement entered into without its consent, which consent may not be unreasonably withheld.

     If the indemnification provided for in this Section 9(e) is unavailable to a party otherwise entitled to be indemnified in respect of any expenses, losses, claims, damages or liabilities referred to herein, then the indemnifying party, in lieu of indemnifying such party otherwise entitled to be indemnified, shall contribute to the amount paid or payable by such party to be indemnified as a result of such expenses, losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative benefits received by Issuer, the Selling Shareholders and the underwriters from the offering of the securities and also the relative fault of Issuer, the Selling Shareholders and the underwriters in connection with the statements or omissions which resulted in such expenses, losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The amount paid or payable by a party as a result of the expenses, losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim; provided, however, that in no case shall any Selling Shareholder be responsible, in the aggregate, for any amount in excess of the net offering proceeds attributable to its Option Shares included in the offering. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Any obligation by any holder to indemnify shall be several and not joint with other holders.

     In connection with any registration pursuant to Section 9(a) or 9(b) above, Issuer and each Selling Shareholder (other than Grantee) shall enter into an agreement containing the indemnification provisions of this Section 9(e).

     (f) Miscellaneous Reporting. Issuer shall comply with all reporting requirements and will do all such other things as may be necessary to permit the expeditious sale at any time of any Option Shares by the Selling Shareholders thereof in accordance with and to the extent permitted by any rule or regulation promulgated by the SEC from time to time, including, without limitation, Rule
144. Issuer shall at its expense provide the Selling Shareholders with any information necessary in connection with the completion and filing of any reports or forms required to be filed by them under the Securities Act or the Exchange Act, or required pursuant to any state securities laws or the rules of any stock exchange.

     10. Quotation; Listing. If Issuer Common Stock or any other securities to be acquired in connection with the exercise of the Option are then authorized for quotation or trading or listing on the NYSE, the Nasdaq National Market System or any securities exchange, Issuer, upon the request of Holder, will promptly file an application, if required, to authorize for quotation or trading or listing the shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on the NYSE, the Nasdaq National Market System or such other securities exchange and will use its best efforts to obtain approval, if required, of such quotation or listing as soon as practicable.

     11. Division of Option. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Holder, upon presentation and surrender of this Agreement at the principal office of Issuer for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Issuer Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any other Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

     12.  Miscellaneous.

     (a) Expenses. Each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel; provided, however, that Issuer will pay all stamp taxes in connection with the issuance and the sale of the Option Shares and in connection with the exercise of the Option, and will save the Selling Shareholders harmless, without limitation as to time, against any and all liabilities, with respect to all such taxes.

     (b) Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

     (c) Entire Agreement; No Third-Party Beneficiaries; Severability. This Agreement, together with the Plan and the other documents and instruments referred to herein and therein, between Grantee and Issuer (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto (other than the indemnified parties under Section 9(e) and any transferees of the Option Shares or any permitted transferee of this Agreement pursuant to
Section 12(h)) any rights or remedies hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or Governmental Entity determines that the Option does not permit Holder to acquire, or does not require Issuer to repurchase, the full number of shares of Issuer Common Stock as provided in Section 2 (as may be adjusted herein), it is the express intention of Issuer to allow Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible without any amendment or modification hereof.

     (d) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of California without regard to any applicable conflicts of law rules.

     (e) Descriptive Headings. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     (f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the addresses set forth in the Plan (or at such other address for a party as shall be specified by like notice).

     (g) Counterparts. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed, it being understood that both parties need not sign the same counterpart.

     (h) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that Holder may assign this Agreement to a wholly-owned subsidiary of Holder and Holder may assign its rights hereunder in whole or in part after the occurrence of a Purchase Event. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     (i) Further Assurances. In the event of any exercise of the Option by the Holder, Issuer and the Holder shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

     (j) Specific Performance. The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

     IN WITNESS WHEREOF, Issuer and Grantee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.

                                          SIERRAWEST BANCORP

                                          By       /s/ WILLIAM T. FIKE
                                            ------------------------------------
                                          Name: William T. Fike
                                          Title: President and Chief Executive
                                                 Officer

                                          BANCWEST CORPORATION

                                          By     /s/ WALTER A. DODS, JR.
                                            ------------------------------------
                                          Name: Walter A. Dods, Jr.
                                          Title: Chairman and Chief Executive
                                                 Officer

                                                                      APPENDIX C
                    [NationsBanc Montgomery Securities Logo]

February 25, 1999

Board of Directors
SierraWest Bancorp
10181 Truckee Tahoe Airport Road
Truckee, CA 96160-9010

Gentlemen:

     We understand that SierraWest Bancorp, a California corporation ("SierraWest"), and BancWest Corporation, a Delaware corporation ("BWE"), propose to enter into an Agreement and Plan of Merger to be dated on or about February 25, 1999 (the "Merger Agreement"), pursuant to which SierraWest will be merged with and into a wholly-owned subsidiary of BWE, which will be the surviving entity (the "Merger"). Pursuant to the Merger, as more fully described in the February 21, 1999 draft of the Merger Agreement provided to us and as further described to us by management of SierraWest, we understand that each outstanding share of the common stock, no par value per share ("SierraWest Common Stock"), of SierraWest will be converted into 0.82 of a fully paid and non-assessable share of the common stock, $1.00 par value per share ("BWE Common Stock"), of BWE, subject to certain adjustments (the "Consideration"). The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

     You have asked for our opinion as investment bankers as to whether the Consideration to be received by the shareholders of SierraWest pursuant to the Merger is fair to such shareholders from a financial point of view, as of the date hereof.

     In connection with our opinion, we have, among other things: (i) reviewed certain publicly available financial and other data with respect to SierraWest and BWE, including the consolidated financial statements for recent years and interim periods to December 31, 1998, and certain other relevant financial and operating data relating to SierraWest and BWE made available to us from published sources and from the internal records of SierraWest and BWE; (ii) reviewed the February 21, 1999 draft of the Merger Agreement; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, SierraWest Common Stock and BWE Common Stock; (iv) compared certain financial data of SierraWest and BWE with those of certain other companies in the banking industry which we deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the banking industry which we deemed to be comparable, in whole or in part, to the Merger; (vi) conducted discussions with representatives of the senior management of SierraWest and BWE concerning their respective businesses and prospects; (vii) reviewed certain information, including financial forecasts and related assumptions, furnished to us by SierraWest and BWE, respectively; and (viii) performed such other analyses and examinations as we have deemed appropriate.

     In connection with our review, we have not assumed any obligation independently to verify the foregoing information and have relied on its being accurate and complete in all

                     NationsBanc Montgomery Securities LLC
   600 Montgomery Street    San Francisco, California 94111    (415) 627-2000
--------------------------------------------------------------------------------

                            [NATIONSBANC LOGO SMALL]
material respects. With respect to the financial forecasts for SierraWest and BWE provided to us by their respective management, upon their advice and with your consent we have assumed for purposes of our opinion that the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgements of their respective management at the time of preparation as to the future financial performance of SierraWest and BWE and that they provide a reasonable basis upon which we can form our opinion. We have relied upon assurances of the management of SierraWest and BWE, respectively, that there have been no material changes in SierraWest's or BWE's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to us. We have also relied on advice of counsel to SierraWest as to all legal matters with respect to SierraWest, the Merger and the Merger Agreement. We have assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933 (the "Securities Act"), the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations. In addition, we have not assumed responsibility for reviewing any individual credit files, or making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of SierraWest or BWE, nor have we been furnished with any such appraisals. We are not experts in the evaluation of loan portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed, with your consent, that such allowances for each of SierraWest and BWE are in the aggregate adequate to cover such losses. You have informed us, and we have assumed, that the Merger will be recorded as a pooling of interests under generally accepted accounting principles. Our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligation to update, revise or reaffirm this opinion.

     We have further assumed with your consent that the Merger will be consummated in accordance with the terms described in the February 21, 1999 draft of the Merger Agreement, without any further material revisions thereto, and without waiver by SierraWest of any of the conditions to its obligations thereunder.

     We have acted as the financial advisor to SierraWest in connection with the Merger and will receive a fee for our services, including rendering this opinion, a significant portion of which is contingent upon the consummation of the Merger.

     Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the Consideration to be received by the shareholders of SierraWest pursuant to the Merger is fair to such shareholders from a financial point of view, as of the date hereof.

     This opinion is directed to the Board of Directors of SierraWest in its consideration of the Merger and is not a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger. Further, this opinion addresses only the financial fairness of the Consideration to the shareholders and does not address the relative merits of the Merger and any alternatives to the Merger, SierraWest's underlying decision to proceed with or effect the Merger, or any other aspect of the Merger. This opinion may not be used or referred to by SierraWest, or quoted or disclosed to any person in any manner, without our prior written consent, which consent is hereby given to the inclusion of this opinion in any proxy statement, prospectus or registration statement filed with the Securities and Exchange Commission in connection with the Merger. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

                                Very truly yours,
                                [NationsBanc Montgomery Securities LLC
                                Signature]
                                NATIONSBANC MONTGOMERY
                                  SECURITIES LLC

                                                                      APPENDIX D

                        CHAPTER 13.   DISSENTERS' RIGHTS

     1300 [SHORT FORM MERGER; PURCHASE OF SHARES AT FAIR MARKET VALUE; "DISSENTING SHARES" AND DISSENTING SHAREHOLDER]. -- (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of
Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation on consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

     (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

          (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of
     Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

          (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
     (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
     (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

          (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

          (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

     (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

     1301 [DISSENTER'S RIGHTS; DEMAND ON CORPORATION FOR PURCHASE OF SHARES]. -- (a) If, in the case of reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs

(3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section
152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

     (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to shareholder.

     (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or shortform merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

     1302 [DISSENTING SHARES, STAMPING OR ENDORSING]. -- Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

     1303 [DISSENTING SHAREHOLDER ENTITLED TO AGREED PRICE WITH INTEREST; TIME OF PAYMENT]. -- (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

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

     (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

     1304 [DISSENTERS ACTIONS; JOINDER; CONSOLIDATION; APPOINTMENT OF APPRAISERS]. -- (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market values of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

     (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

     (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

     1305 [APPRAISERS DUTY AND REPORT; COURT JUDGEMENT; PAYMENT; APPEAL; COSTS OF ACTION]. -- (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

     (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

     (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

     (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

     (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300,

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1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

     1306 [DISSENTING SHAREHOLDERS: EFFECT OF PREVENTION OF PAYMENT OF FAIR MARKET VALUE]. -- To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

     1307 [DISSENTING SHARES, DISPOSITION OF DIVIDENDS]. -- Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

     1308 [DISSENTING SHARES, RIGHTS AND PRIVILEGES]. -- Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their share is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

     1309 [DISSENTING SHARES, LOSS OF STATUS]. -- Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

     (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

     (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

     (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.

     (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

     1310 [SUSPENSION OF CERTAIN PROCEEDINGS WHILE LITIGATION IS PENDING]. -- If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

     1311 [CHAPTER INAPPLICABLE TO CERTAIN CLASSES OF SHARES]. -- This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

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

     1312 [VALIDITY OF REORGANIZATION OR SHORT FORM MERGER, ATTACK ON; SHAREHOLDERS' RIGHTS; BURDEN OF PROOF]. -- (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

     (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment for cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization of short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days, prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

     (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

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